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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MID-STATE BANCSHARES

California (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code)	77-0442667 (I.R.S. Employer Identification No.)
1026 Grand Avenue Arroyo Grande, California 93420 (805) 473-7700 (Address, including zip code and telephone number, including area code, of registrant's principal office)

JAMES W. LOKEY
Chief Executive Officer
1026 Grand Avenue
Arroyo Grande, California 93420
(805) 473-7700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

copies to:

Barnet Reitner, Esq. Reitner & Stuart 1319 Marsh Street San Luis Obispo, CA 93401 (805) 545-8590	Richard Greenberg, Esq. Greenberg, Fields & Whitcomb 21515 Hawthorne Blvd. #450 Torrance, CA 90503 (310) 540-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee

Common Stock, no par value	535,024 shares	$18.92	$10,122,654	$819

*
Estimated solely for the purposes of calculating the registration fee and calculated pursuant to Rule 457(f)(1).

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

MID-STATE BANCSHARES PROSPECTUS
Cross-reference sheet pursuant to item 501(b) of Regulation S-K

Form S-4 Item		Caption or Location in Prospectus
1.	Forepart of Registration Statement and Outside Front Cover page of Prospectus	OUTSIDE FRONT COVER PAGE; FACING PAGE
2.	Inside Front and Outside Back Cover Pages of Prospectus	WHERE YOU CAN FIND MORE INFORMATION; TABLE OF CONTENTS
3.	Risk Factors, Ratio of Earnings to Fixed Charges and Other Information	RISK FACTORS
4.	Terms of the Transactions	SUMMARY; THE MERGER; COMPARISON OF MID-STATE COMMON STOCK AND OJAI COMMON STOCK
5.	Pro Forma Financial Information	UNAUDITED PRO-FORMA COMBINED FINANCIAL STATEMENTS
6.	Material Contracts with the Company Being Acquired	THE MERGER
7.	Additional Information Required for Reoffering by Persons and Parties Deemed to be Underwriters	*
8.	Interests of Named Experts and Counsel	LEGAL MATTERS; EXPERTS
9.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	*
10.	Information with Respect to S-3 Registrants	INFORMATION ABOUT MID-STATE
11.	Incorporation of Certain Information by Reference	WHERE YOU CAN GET MORE INFORMATION
12.	Information with Respect to S-2 or S-3 Registrants	*
13.	Incorporation of Certain Information by Reference	*
14.	Information with Respect to Registrants Other Than S-3 or S-2 Registrants	*
15.	Information with Respect to S-3 Companies	*
16.	Information with Respect to S-2 or S-3 Companies	SUMMARY; THE MEETING; INFORMATION ABOUT OJAI
17.	Information with Respect to Companies Other Than S-2 or S-3 Companies	*
18.	Information if Proxies, Consents or Authorizations are to be Solicited	THE MEETING
19.	Information if Proxies, Consents or Authorizations are not to be Solicited, or in an Exchange Offer	*

*
Not applicable

NAME AND LOGO
OJAI VALLEY BANK

To the Shareholders of Ojai Valley Bank
A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        The board of directors of Ojai Valley Bank ("Ojai") has approved an agreement pursuant to which Ojai will merge with and into Mid-State Bank & Trust, which will continue as the wholly-owned subsidiary of Mid-State Bancshares.

        In the transaction, shareholders of Ojai will have the election to receive shares of common stock of Mid-State Bancshares, cash or a combination in exchange for their shares of Ojai stock. Shareholders of Ojai who elect to receive stock will receive shares of Mid-State Bancshares' common stock in accordance with the exchange ratio set forth in the merger agreement for each share of Ojai common stock that they own. The amount of cash and/or Mid-State Bancshares common stock received depends upon the performance of Mid-State Bancshares common stock shortly before the closing of the merger. Based on Mid-State's Bancshares' closing bid price on                        , 2003 of $            per share, the exchange ratio represented $            in value for each share of Ojai stock. Shareholders of Ojai electing cash will receive the same amount in cash. Our agreement provides that 50% of the total consideration paid in the transaction must be in Mid-State common stock and 50% in cash.

        We expect the transaction to be tax-free to Ojai's shareholders who elect to and receive Mid-State common stock. Cash paid in lieu of fractional shares and cash paid pursuant to those shareholders electing cash will be taxable. Upon completion of the merger, we expect that the shareholders of Ojai will own approximately 2.2% of the outstanding common stock of Mid-State Bancshares.

        We will hold a special meeting at which we will ask our shareholders to approve the agreement and the proposed merger. Information about this meeting and the merger is contained in this proxy statement/prospectus. In particular, see "Risk Factors" beginning on page 14. We urge you to read this document carefully and in its entirety.

        Whether or not you plan to attend the meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger.

        Our board of directors unanimously recommends that our shareholders vote FOR the merger.

Alan Rains	Shari Skinner
Chairman of the Board	President and Chief Executive Officer
Ojai Valley Bank	Ojai Valley Bank

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This proxy statement/prospectus is dated            , 2003 and is first being mailed to shareholders on or about                        , 2003.

[logo of Ojai]

Notice of Special Meeting of Ojai Valley Bank

•	Date:
•	Time:
•	Place:

To Ojai Valley Bank Shareholders:

        We are pleased to notify you of, and invite you to, a special meeting of shareholders. At the meeting you will be asked to vote on the following matter:

    •
    Proposal to approve the principal terms of the merger and the merger agreement pursuant to which Ojai Valley Bank will merge with and into Mid-State Bank & Trust, which will continue to be the wholly-owned subsidiary of Mid-State Bancshares as described in the attached proxy statement/prospectus.

        Shareholders of record at the close of business on            , 2003 may vote at the meeting.

        Under California law, holders of Ojai stock who dissent from the merger and comply with certain provisions will be entitled to receive a cash payment for their shares. A summary of the applicable requirements of California law is contained in the attached proxy statement/prospectus under the caption "The Merger—Dissenters' Rights." In addition, the text of the applicable provisions of California law is attached as Appendix C to the attached proxy statement/prospectus.

        Your vote is important. Please complete, sign, date and return your proxy card in the enclosed envelope.

By order of the Board of Directors

Secretary

, 2003

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	4
SELECTED HISTORICAL AND PRO-FORMA FINANCIAL DATA	10
Mid-State Historical Selected Financial Data	10
Ojai Valley Bank Selected Financial Data	12
Selected Unaudited Pro-Forma Combined Financial Information	13
RISK FACTORS	14
THE SPECIAL MEETING	17
Proxy Statement/Prospectus	17
Date, Time and Place of the Special Meeting	17
Record Date; Solicitation of Proxies	17
Revocability of Proxies	17
Matters to be Considered at the Meeting	17
PROPOSAL 1: THE MERGER	18
General	18
Background and Reason for the Merger	18
Opinion of Ojai's Financial Advisor	21
Recommendation of the Board of Directors	26
Exchange Ratio	26
Illustrations	27
Cash Election	27
Election Procedure	27
Surrender of Ojai Stock Certificates	28
Regulatory Approvals Required	29
Management and Operations of Mid-State after the Merger	29
Nasdaq Listing	30
Resales of Mid-State Common Stock	30
Federal Income Tax Consequences	30
Accounting Treatment	33
Dissenters' Rights	33
Interests of Certain Persons in the Merger	34
The Merger Agreement	35
Structure of the Merger	35
Effective Time	35
Additional Agreements	35
Conditions to the Merger	36
Nonsolicitation	37
Expenses	38
Termination	38
Representation and Warranties	38
Covenants; Conduct of Business Prior to Effective Time	39
Amendment and Waiver	41
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	42
MID-STATE STOCK	47
COMPARISON OF MID-STATE COMMON STOCK AND OJAI COMMON STOCK	47
Classification of Board of Directors and Filing Vacancies	47
Voting Rights	48
Vote on Business Combinations	48
Number of Directors	49
Dividend Restrictions	49
Amendments to Articles of Incorporation and Bylaws	49
Dissenters' Rights	50
Anti-Takeover Provisions	50
Board of Directors	50
Cumulative Voting	51
Authorized Shares	51
Shareholder Vote	51
Amendment of Articles of Incorporation and Bylaws	51
Shareholder Nominations	51
Purpose and Takeover Defensive Effects	52
INFORMATION ABOUT MID-STATE	52
General	52
Mid-State Bank & Trust	53
Additional Information Concerning Mid-State	53
INFORMATION ABOUT OJAI	53
General	53
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION	56
OPERATING RESULTS AND ACCOMPLISHMENTS	56
ANALYSIS OF STATEMENT OF FINANCIAL POSITION	57
INCOME STATEMENT ANALYSIS	66
MARKET PRICE AND DIVIDEND INFORMATION	73
FORWARD LOOKING STATEMENTS	74
WHERE YOU CAN FIND MORE INFORMATION	75
LEGAL MATTERS	76
EXPERTS	76
OTHER BUSINESS	77
FINANCIAL STATEMENTS OF OJAI VALLEY BANK	F-2
APPENDICES
Agreement to Merge and Plan of Reorganization	Appendix A
Fairness Opinion of Carpenter & Company	Appendix B
Chapter 13 of California General Corporations Law	Appendix C

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is happening in this transaction?

A: Ojai Valley Bank ("Ojai") is merging with and into Mid-State Bank & Trust. The merger is governed by the Agreement to Merge and Plan of Reorganization dated June 30, 2003, as amended (the "merger agreement"). The combined enterprise will consist of one holding company Mid-State Bancshares ("Mid-State") and one bank, Mid-State Bank & Trust. For convenience, we refer to the entire transaction in this proxy statement/prospectus as simply "the merger."

Q: Why is the merger proposed?

A: Ojai is proposing the merger because its board of directors has concluded that the merger is in the best interest of Ojai and its shareholders. It affords greater value and liquidity in the stock, and the combined companies can offer Ojai's customers a broader array of services and products than Ojai could offer on its own.

Q: Why have you sent me this document?

A: We are delivering this document to you because it is serving as both a proxy statement for Ojai and a prospectus of Mid-State. It is a proxy statement because it is being used by our board of directors to solicit the proxies of our shareholders. It is a prospectus because Mid-State is offering shares of its common stock in exchange for shares of Ojai in the merger described below.

This proxy statement/prospectus contains important information regarding the proposed merger, as well as information about Mid-State and Ojai. It also contains important information about what the Ojai board of directors and management considered when evaluating this proposed merger. We urge you to read this proxy statement/prospectus carefully, including its appendices.

Q: What will happen to my shares of stock in Ojai?

A: When the merger closes, you will receive Mid-State shares, cash, or a combination in exchange for your shares of Ojai.

Q: What will I receive for my shares of stock of Ojai?

A: The valuations for the Mid-State stock and cash will depend on the average closing price of Mid-State stock shortly before the closing of the merger. On            , 2003, Mid-State common stock closed at $            . If that were the average closing price of Mid-State stock, you would receive either $            in cash or            shares of Mid-State for an Ojai share.

You will have a choice to receive cash instead of Mid-State shares in exchange for any or all of your Ojai stock. Shareholder elections will be subject to the requirement that 50% of the total consideration paid in the merger shall be in Mid-State shares and 50% of the total consideration paid in the merger shall be in cash.

The merger agreement provides the right to modify your election in order to satisfy the 50% stock and 50% cash requirements. Therefore, depending on elections made by other shareholders, you may be required to receive on a pro rata basis more or fewer shares of Mid-State or more or less cash than you otherwise elected to receive.

If you fail to make a timely election, you will be allocated cash and/or shares as needed to satisfy the overall 50% stock and 50% cash requirements discussed above. For more detail on the election, please see "THE MERGER-Election and Proration."

Q: When do I make the election?

A: We will send you separate written instructions for exchanging your stock certificates and making the stock/cash election. We expect to send you written instructions for making the stock/cash election approximately 35 days before the expected closing date of the merger, and all elections must be returned by a date approximately 5 days before the expected closing date.

Q: Will the shares I receive be listed on any stock exchange?

A: Mid-State common stock, including the shares to be issued to you on the completion of the merger, is listed on the Nasdaq National Stock Market under the symbol "MDST."

Q: What percentage of the combined companies will be held by former Ojai stockholders?

A: The former Ojai stockholders would own approximately 2.2% of the stock in the combined company, not counting shares of Mid-State they owned before the merger or purchased on the market afterwards.

Q: What are the federal tax consequences of the merger to me?

A: That depends on whether you choose to receive cash or Mid-State shares in exchange for your Ojai shares. Mid-State has obtained the opinion of PricewaterhouseCoopers, LLP, its accountants, that the exchange of your Ojai shares for Mid-State shares on the close of the merger will not be a taxable event for you for federal income tax purposes. Your tax basis in the Mid-State shares you receive will be the same as your basis in the Ojai shares you held immediately before the merger's effective date provided that you do not receive any cash for your Ojai shares.

If you choose to receive payment in cash for any of your Ojai shares or if you receive cash for fractional shares, the cash received will either be characterized as a dividend (to the extent of Ojai's earnings and profits) for U.S. federal income tax purposes or it will be characterized as a payment in exchange for stock. Because the determination of each shareholder's tax treatment is highly dependent upon that shareholder's specific facts and relationships with other shareholders, it is not possible to reach any general conclusions with respect to this issue. You should consult your tax advisor for a full understanding of the consequences of the merger to you.

Q: What if I object to the merger?

A: You are not required to participate in the merger, even if it is approved by the other shareholders. If you vote against the merger, and follow the other steps required by law to perfect your dissenter's rights, you will be entitled to receive cash for your Ojai shares, at $46.00 per share, the price at which they were valued in the market the day before the merger agreement was announced. If you would like to know more about dissenter's rights, please see "THE MERGER—Dissenters' Rights," along with Appendix C.

Q: What should I do now?

A: Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope in time to be represented at the Ojai special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares for you only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger.

Q: What happens if I don't vote?

A: If you don't vote, your shares will not be counted to help establish a quorum at the stockholders' meeting. Not voting also has the same effect as voting against the merger.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name you may do this in one of three ways:

  •
  Send Ojai a written notice stating that you are revoking your proxy.

  •
  Complete and submit a new proxy card. Ojai will follow the instructions on the latest card it receives from you before the meeting.

  •
  Attend the meeting and vote in person (but only if you tell the Secretary before the voting begins that you want to cancel your proxy and vote in person). Simply attending the special meeting, however, will not revoke your proxy.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to Ojai at the address at the top of Ojai's notice of special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the Ojai special meeting.

Q: Should Ojai shareholders send in their certificates now?

A: No. We will send you written instructions for exchanging your stock certificates and making the stock/cash election. We expect to send you written instructions for making the stock/cash election approximately 35 days before the expected closing date of the merger, and all elections must be sent to us by a date approximately 5 days before the expected closing date.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. We currently expect to complete the merger in the fourth quarter of 2003.

Q: What risks should I consider?

A: You should review "RISK FACTORS." You should also review the factors considered by Ojai's board of directors. See "THE MERGER—Background and Reasons for the Merger."

Q: Who can help answer my questions?

A: If you have more questions about the merger or the special meeting, you should contact:

For Mid-State:
Mr. James G. Stathos
Executive Vice President &
Chief Financial Officer
Mid-State Bancshares
1026 Grand Avenue
Arroyo Grande, California 93420
(805) 473-7700

For Ojai:
Mr. Alan Rains
Chairman of the Board
Ojai Valley Bank
1207 Maricopa Highway
Ojai, California 93023
(805) 646-3971

You may also want to review the documents listed under "WHERE YOU CAN FIND MORE INFORMATION."

SUMMARY

        This brief summary, together with the "Questions and Answers" on the preceding pages, highlight selected information from the proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. Each item in this summary refers to the page where that subject is discussed in more detail.

INFORMATION REGARDING THE PARTIES TO THE MERGER (PAGES     AND    )

  Mid-State Bancshares
  1026 Grand Avenue
  Arroyo Grande, California 93420
  (805) 473-7700
  http://www.midstatebank.com

        Mid-State Bancshares ("Mid-State") is a California corporation incorporated November 12, 1996, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Mid-State owns Mid-State Bank & Trust, its wholly-owned subsidiary. At June 30, 2003, Mid-State had total consolidated assets of $2.02 billion, consolidated deposits of $1.74 billion, and consolidated shareholders' equity of $262.3 million.

        Mid-State Bank & Trust is a California state-chartered bank headquartered in Arroyo Grande, California, which commenced operations on June 12, 1961. Mid-State Bank & Trust currently operates 39 banking offices in the central coast region of California.

        Additional information about Mid-State, including financial statements and management's discussion and analysis thereof, are included in its Form 10-K for the year ended December 31, 2002 and in its Form 10-Q for the quarter ended June 30, 2003. These reports are incorporated by reference into this proxy statement/prospectus. If you want to obtain copies of these documents or other information concerning Mid-State, please see "WHERE YOU CAN FIND MORE INFORMATION" at page     .

  Ojai Valley Bank
  1207 Maricopa Highway
  Ojai, California 93023
  (805) 646-7903
  http://www.ojaibank.com

        Ojai is a state-chartered bank headquartered in Ojai, California, which commenced operation in 1973. At June 30, 2003, Ojai had total assets of $88.4 million, deposits of $80.3 million and shareholders' equity of $7.8 million. Its deposits are insured up to the maximum legal limits by the FDIC. As with many state-chartered banks of its size in California, it is not a member of the Federal Reserve System. Ojai Bank is also subject to certain other federal laws and regulations.

        Additional information about Ojai, including financial statements and management's discussion and analysis thereof, are included elsewhere in this proxy statement/prospectus. See "INFORMATION ABOUT OJAI VALLEY BANK" at pages     to    , "Ojai Historical Selected Financial Data" at page    and "FINANCIAL STATEMENTS OF OJAI VALLEY BANK" starting at page F-1.

THE MERGER (PAGE     AND APPENDIX A)

        The transaction constitutes the merger of Ojai with and into Mid-State Bank & Trust, Mid-State's banking subsidiary. In the merger, Mid-State Bank & Trust will be the surviving bank and Mid-State will be the bank holding company for Mid-State Bank & Trust. The separate existence of Ojai will end with the merger. For convenience, we refer to the transaction in this proxy statement/prospectus as simply "the merger."

        The merger is governed by the Agreement to Merge and Plan of Reorganization dated June 30, 2003, as amended (the "merger agreement"). We have attached a copy of the merger agreement, as Appendix A at the back of this proxy statement/prospectus. We encourage you to read this agreement, as it is the legal document that governs the merger.

THE MEETING; RECORD DATE (PAGES     )

        Ojai's special meeting of shareholders will be held at             p.m. on October     , 2003, at                                                 , California 93023. At the meeting, you will be asked to approve the merger.

        You are entitled to vote at the meeting if you owned Ojai common stock as of the record date,            , 2003. As of that date, there were 295,552 shares of Ojai outstanding, held by                        shareholders of record. Each holder of Ojai common stock is entitled to one vote per share on all matters that may properly come before the meeting.

MAJORITY VOTE OF OUTSTANDING SHARES REQUIRED FOR APPROVAL (PAGE     )

        Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Ojai common stock.

CERTAIN SHAREHOLDERS HAVE AGREED TO VOTE IN FAVOR OF THE MERGER (PAGE    )

        As of the record date for the special meeting, the directors and executive officers of Ojai and their respective affiliates as well as certain principal shareholders held voting power with respect to 58.5% of the outstanding shares of Ojai common stock. The directors and executive officers as well as certain principal shareholders of Ojai have signed contracts agreeing to vote their shares in favor of the merger agreement and the merger.

        These persons entered into these agreements in order to induce Mid-State to enter into the merger agreement. These agreements could discourage other companies from trying to acquire Ojai.

        California Law requires that at least a majority of the outstanding shares of Ojai's common stock vote in favor of the merger. By virtue of these voting agreements the favorable vote for the merger has been assured. Both Ojai and Mid-State would like to have the merger approved by the largest possible vote of the shareholders and, therefore, urge you to vote. Further, in order for shareholders to maximize their chances of receiving shares or cash as they desire, it is very important that they fully complete and timely return the election forms and letters of transmittal being mailed to the shareholder.

OJAI'S FINANCIAL ADVISOR GIVES OPINION THAT MERGER IS FAIR TO YOU (PAGE    AND APPENDIX B)

        In deciding to approve the merger agreement and the merger, Ojai's board of directors considered the opinion of its financial advisor, Carpenter & Company, dated as of June 30, 2003 and confirmed on            , 2003, as to the fairness of the merger consideration to Ojai's shareholders from a financial point of view. This opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read this opinion carefully. Carpenter & Company was paid a total of $200,000 for its advisory services and for providing its opinion, analysis and opinion update.

OUR BOARD RECOMMENDS THAT YOU APPROVE THE MERGER (PAGE     )

        Ojai's board of directors believes that the merger is in your best interest and that of Ojai. Ojai believes that it must grow in order to compete with larger, more efficient financial institutions within its marketplace. The need has become more acute with recent consolidations in the banking industry. New regulatory requirements and competition from larger banks will make the future more difficult for relatively small banks like Ojai. At this time, the board of directors believes the merger represents a better opportunity for Ojai's shareholders than pursuing a strategy of increasing the business on its own. The board of directors has unanimously approved the merger agreement and recommends that you vote:

  •
  FOR the principal terms of the merger and the merger agreement.

You should also refer to the reasons that the board considered in reaching its decision to approve the merger, as explained on page     .

YOU WILL RECEIVE (i) CASH, (ii) SHARES OF MID-STATE OR (iii) A COMBINATION OF CASH AND SHARES OF MID-STATE FOR YOUR SHARES OF OJAI COMMON STOCK (PAGE     AND    )

        The value of Mid-State shares and/or cash you will receive in exchange for your Ojai stock is dependent on the exchange ratio. The exchange ratio will depend on the average closing price of Mid-State common stock shortly before the closing date. "Average closing price" means the average daily closing price of Mid-State common stock during the 20 trading days that Mid-State's stock trades ending on the fifth trading day immediately before the effective day of the merger.

        You may elect to receive cash or Mid-State shares in exchange for some or all the Ojai shares you own as of a record date approximately 35 days before the closing date. The record date for those entitled to make this election is different from the September     , 2003 record date for determining the Ojai shareholders that are entitled to vote at the Ojai 2003 special meeting of shareholders.

        Your election to receive Mid-State shares, cash or a combination is subject to the following:

  •
  50% of the total consideration paid in the merger shall be in Mid-State shares and the remaining 50% of the total consideration shall be in cash. If elections to receive Mid-State shares are made with respect to less than 50% of the total consideration paid in the merger, the number of Ojai shares for which Mid-State shares will be exchanged will be increased including a number of Undesignated Shares (those shares for which a valid election has not been made) chosen by lot by the Exchange Agent until that level has been achieved. The increased number of Ojai shares for which Mid-State shares will be exchanged will be pro rated amongst all Ojai shareholders electing to receive cash. This procedure will result in your receiving less cash and more Mid-State shares on the closing of the merger.

  If elections to receive cash are made with respect to less than 50% of the total consideration paid in the merger, the number of Ojai shares for which cash will be paid will be increased including a number of Undesignated Shares (those shares for which a valid election has not been made) chosen by lot by the Exchange Agent until that level has been achieved. The increased number of Ojai shares for which cash will be paid will be pro rated among all Ojai shareholders electing to receive cash. This procedure will result in your receiving less cash and more Mid-State shares on the closing of the merger.

  If you do not make a timely election and other shareholders have elected to receive less than 50% of the total consideration paid in the merger in Mid-State shares, you will, subject to the proration provisions of the merger agreement, likely receive Mid-State shares for your Ojai shares.

  If you do not make a timely election and other shareholders have elected to receive more than 50% of the total consideration paid in the merger in Mid-State shares, you will, subject to the proration provisions of the merger agreement, likely receive cash for your Ojai shares.

        Because the price of Mid-State common stock fluctuates, you will not know when you vote either the amount of cash or the value of the shares of Mid-State common stock which you will receive in the merger. The market value of Mid-State shares at the time of the merger could be higher or lower than the current market value. For illustrations, please see discussion on pages    and    of this proxy statement/prospectus.

COMPARATIVE MARKET PRICE DATA

        Mid-State common stock is listed and traded on the Nasdaq National Market under the symbol "MDST." Ojai common stock is traded infrequently and is not listed on any exchange or market. The following table sets forth historical per share market value for Mid-State common stock and Ojai common stock based on the last sales prices for Mid-State common stock and the equivalent market values for Ojai common stock as determined by Ojai's Board of Directors and its investment advisor, on:

  •
  June 27, 2003, the last trading day before public announcement of the merger, and

  •
  September     , 2003, the most recent date before the mailing of this proxy statement/prospectus.

	Historical Market Price
					Ojai Equivalent Pro Forma Market Value
	Mid-State		Ojai
June 27, 2003		$18.92		$46.00	$68.50	(1)
September , 2003	$		$			$(2)

(1)
Assuming an exchange ratio of 3.6205shares of Mid-State common stock for each share of Ojai common stock.

        Mid-State cannot assure you that actual stock prices for its common stock will be equal to or greater than the prices shown in the table at the time of the merger or at any time after the completion of the merger. In the merger, Ojai will be merged into Mid-State and there will be no further public market for Ojai common stock after the merger.

LISTING OF YOUR STOCK (PAGE     )

        The Mid-State shares you receive in the merger will be listed on the Nasdaq National Market.

COMPARISON OF YOUR RIGHTS AS A SHAREHOLDER (PAGE     )

        There are differences between your rights as a shareholder of Ojai and the rights you will have as a shareholder of Mid-State. Among them are differences in:

  •
  the term of office of directors (Mid-State elects one-third of its directors each year, and they serve for three-year terms);

  •
  voting for directors and the right to remove directors (Mid-State does not have cumulative voting);

  •
  the right and power to amend charter provisions (Mid-State requires a two-thirds vote of the shareholders for certain kinds of changes); and

  •
  certain anti-takeover charter provisions.

TAX EFFECTS OF THE TRANSACTION (PAGE     )

        The merger will be tax-free for federal income tax purposes to Ojai shareholders who receive solely Mid-State shares in the merger. For Ojai shareholders who choose to receive cash in exchange for any of your Ojai shares or for those shareholders who receive cash for fractional shares, the cash received will either be characterized as a dividend (to the extent of Ojai's earnings and profits) for U.S. federal income tax purposes or it will be characterized as a payment in exchange for stock. Because the determination of each shareholder's tax treatment is highly dependent upon that shareholder's specific facts and relationships with other shareholders, it is not possible to reach any general conclusions with respect to this issue.

DIVIDENDS AFTER THE MERGER

        Ojai generally has followed a policy of paying semi-annual cash dividends that totaled $2.00, $1.85, and $1.70 per share of common stock in 2002, 2001 and 2000, respectively. Of course, this will cease at the conclusion of the merger since the separate existence of Ojai will end.

        Mid-State follows a policy of paying quarterly cash dividends with record dates approximating the last day of the calendar quarter. The payable date for the dividend generally occurs in the month following. In January, April, and July 2003, Mid-State paid $0.15 per share cash dividends. Mid-State anticipates declaring a quarterly cash dividend with an approximate September 30, 2003 record date with the dividend payable in October. Because the merger will likely not be effective by the anticipated record date in September, it is anticipated the dividend will not be paid on shares of Mid-State common stock issued in the merger to Ojai shareholders.

        Mid-State expects to pay cash dividends at the same general level but may change that policy based on business conditions, its financial condition and earnings or other factors.

DISSENTERS' RIGHTS (PAGE     AND APPENDIX C)

        If you do not vote for the merger, and you follow certain procedures, you may choose to receive the fair market value of your Ojai shares in cash when the merger is completed. For this purpose, Ojai's board of directors has determined that "fair market value" is $46.00 per share, which was the closing price for Ojai common stock on June 27, 2003, the last trading day before the announcement of the merger. You may have the right to challenge that determination. The procedures which you must follow to exercise your dissenters' rights are in Chapter 13 of the California General Corporation Law. We have attached Chapter 13 as Appendix C.

ACCOUNTING TREATMENT (PAGE     )

        Mid-State will account for the merger as a "purchase" for financial reporting purposes.

BENEFITS TO CERTAIN OFFICERS AND DIRECTORS IN THE MERGER (PAGE     )

        When considering the recommendation of the Ojai board of directors, you should be aware that some Ojai directors and officers have interests in the merger that differ from the interests of other Ojai shareholders. These interests include directors and officers who have continuing insurance protection under the existing directors' and officers' liability insurance and certain indemnification rights.

        The Ojai board of directors was aware of these interests and considered them before approving the merger agreement.

THINGS WE MUST DO FOR THE MERGER TO OCCUR (PAGE     )

        Completion of the merger is subject to various conditions, including:

  •
  approval of the merger agreement and the merger by the Ojai shareholders;

  •
  receipt of all governmental and other consents and approvals that are necessary to permit completion of the merger; and

  •
  other usual conditions.

        Certain of these customary conditions to the merger may be waived by Mid-State or Ojai, as applicable.

REGULATORY APPROVALS NEEDED (PAGE     )

        We cannot complete the merger unless it is approved by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation. Mid-State Bank & Trust has filed applications with these regulators seeking approval. Mid-State has also filed a notification with the Federal Reserve Bank of San Francisco.

        Although we do not know of any reason why we cannot obtain approval form the FDIC California Department of Financial Institutions in a timely manner, we cannot be certain when or if we will obtain such approval.

WHEN THE MERGER WILL OCCUR (PAGE     )

        The merger will occur shortly after all of the conditions to its completion have been satisfied. We currently anticipate that it will close in the fourth quarter of 2003.

TERMINATION OF THE MERGER AGREEMENT (PAGE     )

        The merger agreement may be terminated prior to the effective time of the merger for a variety of reasons, including the fact that either party may terminate the agreement if all significant conditions are not met by December 31, 2003 or if the other party breaches the agreement.

TERMINATION FEES BETWEEN OJAI AND MID-STATE

        Certain cash payments may be made under the merger agreement in the event a party terminates the merger agreement in certain situations.

SELECTED HISTORICAL AND PRO-FORMA FINANCIAL DATA

        We are providing the following information to aid you in your analysis of the financial effects of the merger. The historical selected financial data in the following tables shows financial results actually achieved by Mid-State and by Ojai for the periods presented. These are historical figures. The following financial data should be read in conjunction with the complete financial statements of the two companies, attached to or incorporated by reference in this proxy statement/prospectus.

Mid-State Historical Selected Financial Data

        The following selected consolidated financial data with respect to Mid-State Bancshares' consolidated statement of financial position as of December 31, 2002 and 2001 and its consolidated statements of income for the years ended December 31, 2002, 2001 and 2000 have been derived from the audited consolidated financial statements of Mid-State Bancshares which are incorporated by reference into this proxy statement/prospectus. The selected consolidated financial data with respect to Mid-State Bancshares' consolidated statements of financial position as of June 30, 2003 and 2002 and its consolidated statements of income for the six months ended June 30, 2003 comes from the unaudited financial statements of Mid-State. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly Mid-State's financial information for the interim periods presented. The selected consolidated financial data with respect to Mid-State Bancshares' consolidated statements of financial positions of December 31, 2000, 1999 and 1998 and its consolidated statements of income for the years ended December 31, 1999 and 1998 have been derived from the audited financial statements of Mid-State Bancshares, which are not incorporated by reference herein.

Selected Consolidated Financial Data-Mid-State Bancshares

	At and for the six months ended June 30,		At and for the years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share amounts)
Period Ended:
Interest Income (not taxable equivalent)	$52,072	$55,061	$109,332	$114,002	$109,967	$99,627	$98,882
Interest Expense	5,402	8,957	16,381	26,480	27,599	26,071	29,441

Net Interest Income	46,670	46,104	92,951	87,522	82,368	73,556	69,441
Provision for Loan Losses	260	600	600	4,100	700	50	300

Net Interest Income after provision for loan losses	46,410	45,504	92,351	83,422	81,668	73,506	69,141
Non-interest income	14,399	11,727	24,321	23,254	17,805	17,465	24,736
Non-interest expense—operating	36,402	35,217	70,925	64,444	57,982	54,558	54,866
Non-interest expense—non recurring merger related	—	—	—	300	—	2,930	7,440

Income before income taxes	24,407	22,014	45,747	41,932	41,491	33,483	31,571
Provision for income taxes	8,604	7,960	15,892	14,530	14,142	11,430	10,576

Net Income	$15,803	$14,054	$29,855	$27,402	$27,349	$22,053	$20,995

Per share:
Net Income—basic	$0.67	$0.58	$1.25	$1.22	$1.23	$0.98	$0.94
Net Income—diluted	$0.64	$0.56	$1.20	$1.18	$1.20	$0.97	$0.93
Weighted average shares for Basic E.P.S. calculation	23,520	24,078	23,962	22,452	22,257	22,461	22,351
Weighted average shares for Diluted E.P.S. calculation	24,557	24,883	24,837	23,252	22,722	22,729	22,547
Cash dividends	$0.24	$0.20	$0.41	$0.37	$0.34	$0.25	$0.14
Book value at period-end	$11.22	$10.20	$10.72	$9.74	$8.05	$7.10	$6.74
Tangible book value at period-end	$9.41	$8.44	$8.94	$7.96	$7.96	$7.02	$6.65
Ending Shares	23,384	24,050	23,697	24,089	22,019	22,574	22,411
Period Averages:
Total Assets	$1,969,121	$1,858,611	$1,892,137	$1,570,098	$1,389,625	$1,391,279	$1,331,954
Total Tangible Assets	1,926,984	1,816,068	1,849,767	1,557,995	1,387,759	1,389,287	1,329,971
Total Loans & Leases	1,124,190	1,128,360	1,109,245	999,501	847,797	685,566	633,324
Total Earning Assets	1,782,984	1,688,469	1,718,280	1,444,631	1,279,119	1,269,656	1,194,352
Total Deposits	1,691,883	1,596,422	1,623,510	1,351,256	1,205,826	1,220,340	1,184,293
Common Equity	258,248	238,226	244,295	195,955	166,402	155,419	140,989
Common Tangible Equity	216,111	195,683	201,925	183,852	164,536	153,427	139,006
At Period-End
Cash and cash equivalents	$124,176	$115,891	$128,036	$102,970	$88,988	$56,080	$84,557
Investments and Fed Funds Sold	680,320	585,313	625,483	524,345	407,462	482,781	578,034
Loans held for sale	49,875	4,801	22,560	13,604	—	—	1,566
Loans, net of deferred fees, before allowance	1,102,210	1,101,695	1,087,551	1,136,099	919,967	768,814	673,915
Allowance for Loan & Lease Losses	(17,963)	(19,160)	(17,370)	(19,073)	(10,920)	(10,905)	(14,122)
Goodwill and Other Intangibles	42,292	42,441	42,264	42,742	1,771	1,943	2,044
Other assets	43,344	47,610	46,216	52,977	50,970	58,705	63,650

Total Assets	$2,024,254	$1,878,591	$1,934,740	$1,853,664	$1,458,238	$1,357,418	$1,389,644

Non-interest bearing deposits	$422,732	$374,744	$390,212	$367,370	$275,624	$230,271	$258,629
Interest bearing deposits	1,317,402	1,224,270	1,262,735	1,216,796	955,538	938,183	965,850
Other borrowings	6,354	12,696	10,973	17,714	30,240	15,357	3,049
Allowance for losses—unfunded commitments	1,812	1,687	1,771	1,586	2,360	2,200	319
Other liabilities	13,594	19,888	14,914	15,647	17,334	11,076	10,706
Shareholders' equity	262,360	245,306	254,135	234,551	177,142	160,331	151,091

Total Liabilities and Shareholders' equity	$2,024,254	$1,878,591	$1,934,740	$1,853,664	$1,458,238	$1,357,418	$1,389,644

Asset Quality & Capital-At Period-End
Non-accrual loans	$16,436	$12,449	$16,748	$2,986	$4,510	$1,520	$2,019
Loans past due 90 days or more	1	68	4	690	222	4,199	4,408
Other real estate owned	—	—	—	—	—	—	259

Total non performing assets	$16,437	$12,517	$16,752	$3,676	$4,732	$5,719	$6,686

Financial Ratios
Year to date:
Return on assets	1.62%	1.52%	1.58%	1.75%	1.97%	1.59%	1.58%
Return on tangible assets	1.65%	1.56%	1.61%	1.76%	1.97%	1.59%	1.58%
Return on equity	12.34%	11.90%	12.22%	13.98%	16.44%	14.19%	14.89%
Return on tangible equity	14.75%	14.48%	14.79%	14.90%	16.62%	14.37%	15.10%
Net interest margin (not taxable equivalent)	5.28%	5.51%	5.41%	6.06%	6.44%	5.79%	5.81%
Net interest margin (taxable equivalent)	5.68%	5.81%	5.74%	6.36%	6.75%	6.02%	5.91%
Net loan losses (recoveries) to avg. loans	(0.06%)	0.07%	0.19%	0.22%	0.06%	0.20%	0.15%
Efficiency ratio	59.6%	60.9%	60.5%	58.4%	57.9%	63.2%	66.2%
At period-end:
Equity to average assets (leverage ratio)	10.5%	10.7%	10.6%	10.2%	12.3%	11.6%	10.7%
Tier One capital to risk-adjusted assets	14.6%	14.7%	14.7%	13.8%	15.5%	16.0%	16.1%
Total capital to risk-adjusted assets	15.8%	16.0%	16.0%	15.0%	16.7%	17.2%	17.4%
Loan loss allowance to loans, gross (1)	1.8%	1.9%	1.8%	1.8%	1.4%	1.7%	2.1%
Non-accrual loans to total loans, gross	1.5%	1.1%	1.5%	0.3%	0.5%	0.2%	0.3%
Non performing assets to total assets	0.8%	0.7%	0.9%	0.2%	0.3%	0.4%	0.5%
Allowance for loan losses to non performing loans (1)	120.3%	166.5%	114%	562.0%	280.6%	229.1%	224.7%

(1)
Includes allowance for loan losses and allowance for losses—unfunded commitments

Ojai Valley Bank Selected Financial Data

        The following selected consolidated financial data with respect to Ojai for the years ended December 31, 2002, 2001, 2000, 1999, and 1998 have been derived from the audited financial statements. The selected consolidated financial data for the six months ended June 30, 2003 and 2002 comes from the unaudited financial statements of Ojai. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly Ojai's financial information for the interim periods presented.

	At and for the six months ended June 30,		At and for the years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share amounts)
For the period ended:
Interest income	$2,282	$2,440	$4,893	$5,246	$5,105	$4,708	$4,709
Interest expense	311	412	774	1,369	1,326	1,154	1,326
Provision for loan losses	—	—	—	—	70	125	265
Non-interest income	261	245	497	509	508	486	523
Non-interest expense	1,478	1,373	2,891	2,677	2,786	2,569	2,430
Provision for income taxes	264	325	628	629	522	515	442

Net income	$490	$575	$1,097	$1,080	$909	$831	$769

Per share information:
Net income	$1.66	$1.95	$3.71	$3.65	$3.08	$2.81	$2.60
Cash dividends	$0.90	$0.85	$2.00	$1.85	$1.70	$1.65	$1.55
Book value at period-end	$26.44	$24.97	$25.65	$23.97	$22.10	$20.62	$19.65
Ending number of shares	295,552	295,552	295,552	295,552	295,552	295,552	295,552
Period averages:
Total assets	$85,351	$81,102	$81,805	$76,732	$68,575	$65,643	$62,836
Total loans	34,662	32,768	33,904	31,606	31,057	29,265	28,528
Total earning assets	79,619	75,120	76,003	71,154	63,605	60,635	57,989
Total deposits	77,300	63,199	74,060	69,136	61,855	59,207	56,753
Total shareholders' equity	7,741	7,624	7,416	6,988	6,403	6,074	5,753
At period end:
Loans, net of deferred fees, before allowance	33,770	35,313	34,582	32,099	30,944	31,035	28,343
Allowance for loan losses	(675)	(646)	(656)	(639)	(708)	(667)	(568)
Total Assets	88,397	80,984	82,868	79,723	74,719	67,832	64,567
Non-interest bearing deposits	23,212	20,072	19,665	18,309	18,437	16,031	15,019
Interest bearing deposits	57,125	53,292	55,357	54,064	49,479	45,383	43,476
Total shareholders' equity	7,815	7,381	7,580	7,086	6,531	6,095	5,807
Non-performing assets:
Non-accrual loans	$24	$5	$1	$1	$610	$644	$50
Loans past due 90 days or more	60	8	1	5	1	393
Other real estate owned	378	378	378	378	—	—	676

Total non-performing assets	$462	$391	$380	$384	$611	$644	$1,119

Financial Ratios:
For the year:
Return on assets	1.11%	1.42%	1.32%	1.35%	1.22%	1.23%	1.19%
Return on equity	12.54%	15.58%	14.47%	15.24%	13.92%	13.63%	13.24%
Net interest margin	4.75%	5.19%	5.39%	5.16%	5.88%	5.82%	5.78%
Net loan losses (recoveries) to average loans	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.54%
Efficiency ratio	66.22%	60.40%	62.63%	61.04%	64.99%	63.59%	62.21%
At period-end:
Equity to average assets (leverage ratio)	9.16%	9.10%	9.27%	9.23%	9.52%	9.29%	9.24%
Tier one capital to risk-adjusted assets	15.85%	15.92%	15.96%	16.60%	17.69%	17.76%	17.48%
Total capital to risk-adjusted assets	17.11%	17.17%	17.21%	17.85%	18.95%	19.01%	18.84%
Loss loss allowance to loans, gross	1.99%	1.82%	1.89%	1.99%	2.28%	2.14%	2.00%
Non-accrual loans to total loans, gross	0.07%	0.01%	0.00%	0.00%	1.96%	2.07%	0.18%
Non-performing assets to total assets	0.25%	0.04%	0.01%	0.02%	1.97%	2.07%	1.56%
Allowance for loan losses to non-performing loans	806.57%	4969.23%	32800.00%	10666.67%	115.58%	103.57%	128.22%

Selected Unaudited Pro-Forma Combined Financial Information of Mid-State and Ojai Valley Bank

        The accompanying unaudited pro forma consolidated balance sheet data assumes the merger took place as of June 30, 2003. The unaudited pro forma consolidated balance sheet data combines the unaudited consolidated balance sheet data of Mid-State as of June 30, 2003 and the unaudited consolidated balance sheet data. of Ojai Valley Bank as of June 30, 2003.

        The accompanying unaudited pro forma consolidated statements of income data present the consolidated statement of income data of Mid-State for the six months ended June 30, 2003 and the audited consolidated statement of income data for the year ended December 31, 2002 combined with Ojai's unaudited consolidated statement of income data for the six months ended June 30, 2003 and audited consolidated statement of "income data for the year ended December 31, 2002. The unaudited pro forma consolidated statement of income data gives effect to the merger as if it had occurred as of January 1, 2002.

        You should not assume that the combined company would have achieved the proforma combined results if they had actually been combined during the periods presented. For purposes of illustration, the pro-forma combined figures have been calculated assuming that the average closing price of Mid-State Stock is $18.92 resulting in value to Ojai Valley Bank's shareholders of $68.50 per share. As of June 30, 2003, there were 295,552 Ojai Valley Bank shares outstanding. The actual exchange ratio will be determined by the average closing price of Mid-State stock, as explained under the "THE MERGER Exchange Ratio," on page     .

	At or for Six Months Ended June 30, 2003	At or for Year Ended December 31, 2002
	(in thousands, except per share data)
Statement of Income Data:
Net Interest Income	$48,578	$96,902
Net Income	$16,199	$30,737
Weighted Average Common Shares Outstanding:
Basic	$24,055	$24,497
Diluted	$25,092	$25,372
Net Income per Common Share:
Basic	$0.67	$1.25
Diluted	$0.65	$1.21
Pro Forma Equivalent:
Basic	$2.43	$4.53
Diluted	$2.35	$4.38
Book Value	$41.24
Balance Sheet Data:
Total Assets	$2,114,959
Total Deposits	$1,820,471
Shareholders' Equity	$272,483

RISK FACTORS

        In deciding how to vote your shares at the meeting, you should carefully consider the following factors, in addition to the information and other matters set forth in this proxy statement/prospectus.

        Mid-State May Be Unable to Integrate Operations Successfully or to Achieve Expected Cost Savings.    The earnings, financial condition and prospects of Mid-State after the merger will depend in part on Mid-State's ability to integrate the operations and management of Ojai and to continue to implement its own business plan. We cannot assure you that Mid-State will be able to do so. Among the issues that Mid-State could face are:

  •
  unexpected problems with operations, personnel, technology or credit;

  •
  loss of customers and employees of Ojai;

  •
  difficulty in working with Ojai's employees and customers;

  •
  the assimilation of new operations, sites and personnel, which could divert resources from regular banking operations;

  •
  new branches acquired in the merger may not generate enough revenue to offset acquisition costs; and

  •
  instituting and maintaining uniform standards, controls, procedures and policies.

        Further, although the boards of directors of all the parties anticipate cost savings as a result of the merger, Mid-State may not be fully able to realize those savings. Finally, any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

        The Combined Loan Portfolios May Not Perform as Expected.    Mid-State's performance and prospects after the merger will be dependent to a significant extent upon the performance of the combined loan portfolios of Ojai and Mid-State Bank & Trust, and ultimately on the financial condition of their respective borrowers and other customers. The existing loan portfolios of the two banks differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, Mid-State's overall loan portfolio after the merger will have a different risk profile than the loan portfolio of either Ojai or Mid-State Bank & Trust before the merger. The performance of the combined loan portfolio will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers are not retained by the surviving bank or additional expenses are incurred in retaining them, there could be adverse effects on future results of operations of Mid-State following the merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of Mid-State are maintained and enhanced.

        A Downturn in the Real Estate Market Could Negatively Impact Mid-State's Business.    As of June 30, 2003, approximately    % of the value of Mid-State Bank & Trust's loan portfolio and 76% of the value of Ojai's loan portfolio consisted of loans secured by various types of real estate. If real estate values decline significantly in the areas served by Mid-State and its banking subsidiary, higher default rates and reduced selling prices on foreclosed property held for resale would reduce the net income of the combined companies.

        The Market Price of Mid-State Common Stock After the Merger Is Uncertain.    The shares of Mid-State common stock which will be issued to Ojai shareholders in the merger will be valued at the "average closing price" (as defined in the merger agreement) of Mid-State common stock shortly before the effective date of the merger. The market price of Mid-State common stock on or after consummation of the merger may not approximate the average closing price of Mid-State prior to the merger.

        Shares Available for Future Sale May Dilute Value and Have Possible Anti-Takeover Effect.     Shares of Mid-State common stock eligible for future sale, including issuance in future acquisitions, could dilute the market value of Mid-State common stock. The articles of incorporation of Mid-State authorize 100,000,000 shares of common stock, of which                         shares were outstanding. Mid-State's articles of incorporation also authorize the issuance of 25,000,000 shares of preferred stock of which none are currently outstanding. Any new series of preferred stock could have rights, preferences and privileges senior to those of Mid-State common stock.

        Mid-State plans to continue to take advantage of the consolidation of the financial services industry, and further develop its franchise, through the acquisition of financial institutions and related businesses. Such acquisitions may entail the payment by Mid-State of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of Mid-State stock and/or the incurring of indebtedness by Mid-State, and may dilute the per share earnings or book value of Mid-State common stock. Future acquisitions may also result in significant front-end charges against earnings.

        The shares of Mid-State common and preferred stocks were authorized in these amounts to provide Mid-State's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Mid-State.

        Changing Interest Rates May Reduce Net Interest Income.    Banking companies' earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets, primarily loans and investments. This relationship, known as the interest rate margin, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates affect the demand of customers for the products and services of both banks involved in the merger. Mid-State Bank & Trust and Ojai are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given the banks' current volume and mix of interest-bearing liabilities and interest-earning assets, their interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse effect on Mid-State's results of operations.

        Geographic Concentration in One Market May Unfavorably Impact Mid-State.    The operations of Mid-State and Ojai are located in the central coast region of California and concentrated in San Luis Obispo, Santa Barbara and Ventura Counties. This geographic concentration makes the combined companies depend largely upon economic conditions in these areas. A deterioration in economic conditions in these market areas could:

  •
  increase loan delinquencies,

  •
  increase problem assets and foreclosures,

  •
  increase claims and lawsuits,

  •
  decrease the demand for the bank's products and services, and

  •
  decrease the value of collateral for loans, especially real estate, in turn reducing customers' borrowing power, the value of assets associated with problem loans and collateral coverage.

        Changes in Government Regulation and Monetary Policy May Unfavorably Impact Mid-State.     The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which Mid-State and Ojai conduct their respective businesses, undertake new investments and activities and obtain financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of Mid-State's or Ojai's common stocks. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is under the control of Mid-State or Ojai. Significant new laws or changes in, or repeal of, existing laws may cause Mid-State's results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements. Any material change in these conditions would be likely to have a material impact on Mid-State's and Ojai's respective results of operations.

        Intense Competition Exists for Loans and Deposits.    The banking and financial services business in California generally, and specifically in the market areas that will be served by the combined businesses, is highly competitive. Competitive pressure is increasing as a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. Mid-State, through its banking subsidiary, and Ojai compete for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other non-bank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than Ojai or Mid-State. There can be no assurance that Mid-State will be able to compete effectively in its markets, and the results of operations of Mid-State could be adversely affected if circumstances affecting the nature or level of competition change.

        Lending Risk May Lead to Losses and Impaired Credit Quality.    A significant source of risk for financial institutions such as Ojai and Mid-State arises from the possibility that more than the expected number of borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. Mid-State Bank & Trust and Ojai have both adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that each company's respective management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the respective credit portfolios. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the results of operations after the merger.

THE SPECIAL MEETING

Proxy Statement/Prospectus

        This proxy statement/prospectus is being furnished to you in connection with the solicitations of proxies by our board of directors in connection with our special meeting of shareholders.

        This proxy statement/prospectus is first being furnished to our shareholders on or about                        , 2003.

Date, Time and Place of the Special Meeting

        The special meeting is scheduled to be held as follows:

Record Date; Solicitation of Proxies

        We have selected the close of business on            , 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. At that date, there were 295,552 outstanding shares of Ojai common stock entitled to vote at that special meeting.

        In addition to soliciting proxies by mail, officers, directors and employees of Ojai, without receiving any additional compensation, may solicit proxies by telephone or fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Ojai common stock held of record by such persons, and Ojai will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of pocket expenses incurred by them in connection therewith. Mid-State will pay all expenses related to printing and filing this proxy statement/prospectus, including all filing fees of the Securities and Exchange Commission.

        The required quorum for the transaction of business at the special meeting is a majority of the shares of Ojai common stock entitled to vote at the special meeting. Shares voted on a matter are treated as being present for purposes of establishing a quorum. Abstentions and broker nonvotes will be counted for determining a quorum, but will not be counted for purposes of determining the number of votes cast "FOR" or "AGAINST" any matter.

Revocability of Proxies

        Any holder of Ojai common stock may revoke a proxy at any time before it is voted by filing with the secretary of Ojai an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the special meeting and voting in person, provided the shareholder notifies the Secretary before voting begins that the shareholder is revoking his or her proxy and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. Any written notice of revocation or new proxy should be made to the attention of the Secretary, Ojai Valley Bank, 1207 Maricopa Highway, Ojai, California 93203.

Matters to be Considered at the Meeting

        At the special meeting, you will be asked to approve the principal terms of the merger and the merger agreement. A vote of a majority of the outstanding shares of Ojai common stock entitled to be cast at the special meeting is required to approve the merger.

PROPOSAL 1: THE MERGER

General

        As used in this section, the term "the merger" means the merger of Ojai with and into Mid-State Bank & Trust. The merger is governed by the Agreement to Merge and Plan of Reorganization dated June 30, 2003, as amended (the "merger agreement"). Shareholders of Ojai will have the election to receive shares of common stock of Mid-State Bancshares, cash or a combination in exchange for their shares of Ojai. After the merger, there will be a combined enterprise consisting of one bank, Mid-State Bank & Trust and one holding company, Mid-State Bancshares ("Mid-State").

        The boards of directors of Mid-State and of Ojai have approved the merger and the merger agreement.

        This section of the proxy statement/prospectus describes certain aspects of the merger, including the background of the merger and Ojai's reasons for the merger.

Background and Reasons for the Merger

        In the third quarter of 2002, the board of directors addressed the need for liquidity in the shares of Ojai by certain significant shareholders of Ojai. In September of 2002, the board of directors directed the Chairman to make select inquiries of potential buyers of Ojai as to their interest in acquiring Ojai and to gauge the price levels that these buyers might be willing to pay for Ojai. The Chairman made these inquiries to four financial institutions and received indications of interest from three institutions. Additionally, the board of directors directed the Chairman to explore other alternatives by which the shareholders could enjoy increased liquidity in their holdings.

        On November 1, 2002 Ojai entered into an agreement with Carpenter & Company to provide financial advisory services to (i) advise with respect to Ojai's interest in developing and analyzing strategies designed to create liquidity for the shareholders of Ojai, and (ii) should Ojai elect to proceed with one or more of these strategies, to assist in the implementation and execution of the strategy. Carpenter & Company developed and analyzed various strategies including, but may not be limited to, a combination of Ojai and another financial institution, a tender offer from a third party for all or a portion of the outstanding shares of Ojai, or a borrowing, trust preferred or otherwise, by Ojai in coincident with a tender offer from Ojai to repurchase a portion of the outstanding shares.

        In February 2003, Ojai completed its analyses of its alternatives and confirmed its engagement with Carpenter & Company to proceed with the implementation of a strategy to provide liquidity to Ojai's shareholders. On April 1, 2003, Carpenter & Company made a presentation to the board of directors evaluating the various alternatives available that might afford the liquidity sought by Ojai's shareholders. This analysis evaluated each alternative with respect to value, execution and completion risk, and associated advantages and disadvantages of each alternative.

        After consideration of Carpenter & Company's April presentation, the board of directors instructed Carpenter & Company to contact the financial institutions that had earlier expressed an interest in acquiring Ojai and request submission of a written proposal to Ojai. On April 24, 2003, Carpenter & Company had received these written proposals and provided them to Ojai with a summary of the elements of each proposal. On April 30, 2003, Carpenter & Company made a presentation to the board of directors that analyzed the offers received and the merits of each proposal. As a result of its review of these competing proposals, the board of directors made the decision to invite Mid-State to conduct its due diligence of Ojai.

        Due diligence efforts were satisfactorily completed during May whereby Ojai and Mid-State commenced the negotiation of a merger agreement. At several meetings in May and June of 2003, of Ojai's board of directors, management described the results of due diligence and operations of Mid-State. The members of the board of directors and advisers to Ojai discussed in detail the proposed merger terms and plans for Ojai's officers and staff following the proposed merger. On June 30, 2003, the Ojai board deliberated at length concerning the merger agreement and related documents, its strategic alternatives, the competitive banking environment in California, and the prospects for Ojai if it remained independent. At the June 30, 2003 meeting, Carpenter & Company presented its analysis of the merger and delivered to the Ojai board its opinion that the consideration to be received in the merger was fair to the Ojai shareholders from a financial point of view. Thereafter, the Ojai board unanimously approved, and authorized the execution of, the merger agreement.

        The Ojai board believes that the terms of the merger are fair, and are in the best interests of Ojai and its shareholders and recommends that the shareholders of Ojai vote FOR approval of the merger. In reaching its conclusion, the Ojai board considered information provided at meetings of its board of directors in April, May, and June 2003, including, among other things:

  •
  information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, due diligence review of the loan portfolio, material contracts, contingent liabilities, management, and prospects of Mid-State;

  •
  the structure of the transaction, including the fact that the Ojai shareholders would receive approximately 2.3% of the common stock of Mid-State, depending upon the average closing price of Mid-State common stock and other requirements of the merger agreement;

  •
  the terms of the merger agreement and other documents to be executed in connection with the merger, including the substantial premium over book value and the substantial multiple over earnings of Ojai;

  •
  the presentation of Carpenter & Company and the opinion of Carpenter & Company that the merger is fair to the shareholders of Ojai from a financial point of view;

  •
  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

  •
  the Ojai board's review with its legal and financial advisors of alternatives to the merger, the range of possible values to Ojai shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

  •
  the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

  •
  the pro forma financial statements of the combined companies and the capitalization of the combined companies;

  •
  the compatibility of Ojai with Mid-State and the complementary lines of business;

  •
  the geographic distribution of Mid-State Bank offices vis-à-vis Ojai's banking offices and strategic plan;

  •
  the advantages of being part of a larger entity, including the potential for operating efficiencies, and the generally higher trading multiples of larger financial institutions;

  •
  the business strategies, the strength and depth of management of the combined entity;

  •
  the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

  •
  the anticipated positive effect of the merger on existing shareholders, employees, officers and customers of Ojai;

  •
  information concerning the ability of Ojai and Mid-State to achieve operating efficiencies;

  •
  the anticipated positive impact on the communities served by Ojai and Mid-State in the merger, and the increased ability to serve the communities through the larger branch network;

  •
  the unprecedented consolidation currently underway in the banking industry and increased competition from larger independent banks in California;

  •
  the value of the consideration offered by Mid-State compared to the value of the consideration offered in other acquisitions of financial institutions in California in 2001 and 2002 and the first two quarters of 2003, and the prospects for enhanced value of the combined entity in the future;

  •
  the tax-free nature of the Mid-State offer for any Mid-State stock received in exchange for Ojai common stock; the ability of a Ojai shareholder to select all or a portion of the merger consideration in cash in exchange for Ojai common stock;

  •
  the future liquidity of the Mid-State common stock; and

  •
  the prospect for Ojai on a stand alone basis, such as dividends, share repurchases, restructurings and growth through acquisitions.

        In addition to the advantages, discussed in the previous paragraph, of an acquisition with a larger financial institution, the board of directors and management of Ojai also discussed the various risks of combining with Mid-State, including

  •
  the disadvantages of being part of a larger entity, including no voting power for a representative of Ojai shareholders on the board of directors of Mid-State and the potential for decreased customer service;

  •
  the acquisition of Ojai will divert the combined entities' management from other activities;

  •
  since Ojai's market area is located generally in Ojai and the surrounding area, with generally little geographic overlap in the market areas of Ojai and Mid-State, the merger will generally introduce Mid-State to new markets, and no assurance can be given that the combined entities' policies, procedures and products will prove successful in the combined market areas and in a combined commercial and consumer culture; and

  •
  any cash received in exchange for Ojai common stock will be taxable to an Ojai shareholder.

        However, after weighing the advantages and disadvantages of an acquisition by Mid-State, the Ojai board of directors determined that the advantages clearly outweighed the disadvantages. For example,

  •
  the prospects of the combined entity are substantially greater than the prospects of Ojai on a stand alone basis;

  •
  the liquidity of the Mid-State stock to be received by the Ojai shareholders would be substantially greater than the current liquidity of Ojai stock; and the substantial premium over book and the substantial multiple over earnings being paid by Mid-State in the merger; and

  •
  the possible selection of cash by an Ojai shareholder may outweigh any negative impact of paying income taxes on such cash.

        The managements of Ojai and Mid-State also saw opportunities for increased operating efficiencies. In particular, the managements believe that cost savings can be achieved as a result of economies of scale, the consolidation of executive management and elimination of certain redundant staff, the consolidation of data processing and operations activities and the elimination of duplicative administrative functions. There can be no assurance that Mid-State will be able to realize fully the increased operating efficiencies or that such operating efficiencies will be realized in a timely manner.

        The managements of Ojai and Mid-State also believe that each complements each other both in their community-based approach to banking and in terms of geographic service areas. Consequently, Ojai and Mid-State believe that by combining forces, Ojai and Mid-State will be able to more effectively compete successfully and take advantage of banking opportunities in the California central coast market.

        The foregoing discussion of the information and factors considered by the Ojai board of directors is not intended to be exhaustive, but constitutes the material factors considered by the Ojai board of directors. In reaching its determination to approve and recommend the principal terms of the merger, the Ojai board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

        For the reasons set forth above, the Ojai board of directors has unanimously approved the merger agreement as in the best interest of Ojai and its shareholders and unanimously recommends that the Ojai shareholders approve the principal terms of the merger.

Opinion of Ojai's Financial Advisor

        General.    Pursuant to an engagement letter dated November 1, 2002, Ojai engaged Seapower Carpenter Capital, Inc., dba Carpenter & Company to provide certain financial advisory services, including possible business combinations involving Ojai and other companies. The services included the provision of a fairness opinion in connection with any proposed merger transaction. Carpenter & Company is an investment banking firm specializing in California financial institutions, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, private placements and valuations for corporate and other purposes. Ojai selected Carpenter & Company to render the opinion on the basis of its experience and expertise in transactions similar to the merger and its reputation in the banking and investment communities. No limitations were imposed by Ojai on Carpenter & Company with respect to the investigations made or procedures followed in rendering its opinion.

        At a meeting of the Ojai board of directors on June 30, 2003, Carpenter & Company delivered its written opinion that, as of the date of the opinion and subject to the limitations and assumptions set forth in the opinion, the merger consideration pursuant to the merger agreement between Ojai and Mid-State was fair to Ojai shareholders from a financial point of view.

        The full text of Carpenter & Company's written opinion to the Ojai board of directors, which sets forth the assumptions made, matters considered, and limitations of the review, by Carpenter & Company, is attached hereto and is incorporated herein by reference. The following summary of Carpenter & Company's opinion is qualified in its entirety by reference to the full text of the opinion, which should be read carefully and in its entirety. In furnishing such opinion, Carpenter & Company does not admit that it is an expert with respect to the registration statement of which this proxy statement/prospectus is part within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Carpenter & Company does not admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Carpenter & Company's opinion is directed to the Ojai board of directors, covers only the fairness of the merger consideration to be received by holders of Ojai common stock from a financial point of view as of the date of the opinion, and does not constitute a recommendation to any holder of Ojai common stock as to how such shareholder should vote.

        In connection with its opinion, Carpenter & Company, among other things: (i) reviewed certain publicly available financial and other data with respect to Ojai and Mid-State, including the consolidated financial statements for recent years through December 31, 2002 and March 31, 2003, and certain other relevant financial and operating data relating to these companies made available to Carpenter & Company from published sources and from the internal records of Ojai; (ii) reviewed the merger agreement; (iii) reviewed certain information concerning the trading of, and the trading market for Mid-State common stock; (iv) compared Ojai and Mid-State from a financial point of view with certain other companies in the banking industry, which Carpenter & Company deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry, which Carpenter & Company deemed to be comparable, in whole or in part, to the merger; (vi) reviewed and discussed with representatives of the management of Ojai certain information of a business and financial nature regarding Ojai and Mid-State, furnished to Carpenter & Company by them; (vii) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Ojai's counsel; and (vii) performed such other analyses and examinations as Carpenter & Company deemed appropriate.

        In connection with its review, Carpenter & Company did not assume any obligation to independently verify the foregoing information and relied on such information being accurate and complete in all material respects. Carpenter & Company also assumed that there has not been any material changes in the assets, financial condition, results of operations, business or prospects of all companies involved in the merger since the respective dates of their last financial statements made available to it. Carpenter & Company relied on advice of counsel to Ojai as to all legal matters with respect to Ojai, the merger and the merger agreement. Ojai acknowledged that Carpenter & Company did not discuss with Ojai's independent accountants any financial reporting matters with respect to Ojai, the merger or the merger agreement. Ojai informed Carpenter & Company, and Carpenter & Company assumed that the merger would be accounted for as a purchase under generally accepted accounting principles. Carpenter & Company assumed that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Carpenter & Company assumed that the allowance for loan losses for each of Ojai and Mid-State are in the aggregate adequate to cover such losses. In addition, Carpenter & Company did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the companies involved in the merger, nor was Carpenter & Company furnished with any such appraisals. Finally, Carpenter & Company's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Carpenter & Company as of, the date of the opinion. Accordingly, although subsequent developments may affect Carpenter & Company's opinion, it has not assumed any obligation to update, revise or reaffirm such opinion.

        Set forth below is a summary of Carpenter & Company's analysis in connection with its opinion that is complete in all material respects.

        Review of Mid-State and Ojai.    Carpenter & Company analyzed Ojai and Mid-State as reported by the companies in their respective financial reports and regulatory filings, and on a combined basis. Specifically, Carpenter & Company reviewed total loans, total assets, total deposits, total shareholders' equity, and net income. The following table summarizes these values for each company at or for the twelve month period ending March 31, 2003, and on a combined basis, excluding any purchase accounting adjustments, estimated cost savings, or potential revenue enhancements.

	At or for the Twelve Months Ended March 31, 2003
	Mid-State	Ojai	Combined
	(In millions)
Total tangible assets	$1,928.8	$84.3	$2,013.1
Total loans	1,116.4	34.8	1,151.2
Total deposits	1,677.9	76.2	1,754.1
Tangible shareholders' equity	218.8	7.8	226.7
Net income	30.2	1.0	31.2

        Trading Activity.    The common stock of Mid-State is quoted and traded on the NASDAQ National Market exchange under the ticker symbol MDST, while the stock of Ojai is not listed or traded on any exchange. The trading volume for Mid-State common stock was significantly higher than that of Ojai.

According to publicly available share volume, the average daily trading volume for Mid-State's common stock during the most recent quarter was approximately 24,000 shares, equivalent to annual trading of over 25% of the total number of shares outstanding. Ojai on the other hand has not reported a recent trade in its shares. Based upon this analysis, Carpenter & Company concluded that shareholders of Ojai would benefit from the increased liquidity available by holding shares of Mid-State in comparison to that of Ojai.

        Analysis of Selected Merger Transactions.    Carpenter & Company compared the consideration payable in the merger to that paid in two distinct groups of comparable transactions. First, using publicly available information, Carpenter & Company reviewed the consideration paid in 27 transactions (Group 1) representing all the acquisitions of banks with total assets under $150 million, headquartered in California, and announced in 1996 through April 30, 2003. Secondly, because Ojai earnings have consistently exceeded a return on average assets of 1.0% Carpenter & Company deemed it appropriate to examine a subset of Group 1, including only those transactions announced where the seller had a return on average assets greater than 1.0% (Group 2). The chart below provides a list of the transactions used in this analysis, including the buyer and seller, seller return on average assets, and the announcement date.

Buyer/ Target	ROAA	Date Announced	Group 1	Group 2
Nara Bancorp Inc./Asiana Bk	(1.81)	04/25/2003	X
Vineyard National Bancorp/Southland Business Bank	(1.28)	04/09/2003	X
Western Sierra Bancorp/Central Sierra Bank	0.67	03/13/2003	X
TriCo Bancshares/North State National Bank	1.48	10/07/2002	X	X
First Community Bancorp/Bank of Coronado	0.36	09/20/2002	X
Community Bankshares, Inc./Tracy Federal Bank, FSB	1.14	08/30/2002	X	X
First Community Bancorp/Marathon Bancorp	1.50	05/14/2002	X	X
First Community Bancorp/Upland Bank	1.31	04/18/2002	X	X
Westamerica Bancorp./Kerman State Bank	0.76	02/25/2002	X
CVB Financial Corp./Western Security Bank, NA	(1.78)	01/17/2002	X
Western Sierra Bancorp/Central California Bank	0.89	11/15/2001	X
First Community Bancorp/W.H.E.C. Inc.	1.12	11/13/2001	X	X
First Banks Inc./Charter Pacific Bank	0.03	05/23/2001	X
First Community Bancorp/First Charter Bank NA	(2.04)	05/22/2001	X
Montecito Bancorp/Valley Oaks National Bank	1.28	05/18/2001	X	X
Bank of East Asia, Ltd./Grand National Bank	1.26	05/05/2001	X	X
East West Bancorp Inc./Prime Bank	0.56	11/02/2000	X
Boston Bank of Commerce/Founders National Bank	0.29	10/24/2000	X
PremierWest Bancorp/Timberline Bancshares Inc.	0.90	10/17/2000	X
Centennial First Financial/Palomar Community Bank	0.43	09/20/2000	X
First Banks Inc./Millennium Bank	1.37	08/24/2000	X	X
Innovative Bancorp/Bank of Oakland	1.06	07/19/2000	X	X
Business Bancorp/Valley Merchants Bank, NA	1.50	04/05/2000	X	X
Pacific Capital Bancorp/Los Robles Bancorp	1.31	03/23/2000	X	X
First Banks Inc./Bank of Ventura	1.14	03/21/2000	X	X
Westamerica Bancorp./First Counties Bank	0.93	03/15/2000	X
American River Holdings/North Coast Bank NA	0.43	03/02/2000	X

        No other company or transaction used as a comparison in these analyses is identical to Ojai or the Ojai/Mid-State merger. Accordingly, an analysis of the results of the foregoing is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value and the announced acquisition prices of the companies to which Ojai and the merger are being compared.

        For each bank acquired or to be acquired in such transactions, Carpenter & Company analyzed data illustrating, among other things, purchase price to tangible book value, purchase price to last 12 months' earnings, purchase price as a percentage of total assets, and as a percentage of core deposits. For the purpose of calculating the price ratios in the merger, Carpenter & Company used the reported financial condition and earnings of Ojai at and for the twelve month period ending March 31, 2003. Based upon this level of consideration, the following table compares the relative valuation ratios for California bank acquisitions to the valuation ratios for Ojai in the Ojai/Mid-State merger:

			Announced Price to
	ROAA (%)	ROAE (%)	Earnings (X)	Book (X)	Assets (%)	Deposits (%)
Group 1 (27)	0.55	6.30	20.87	1.84	16.26	18.30
Group 2 (12)	1.29	14.29	15.74	2.08	18.87	21.16
Offer considered	1.22	13.38	19.64	2.67	23.47	25.93

        A review of the comparable earning multiples indicates that the multiples paid in the Ojai/Mid-State merger are higher than the average multiples paid for Group 2 and just below those for Group 1. Because the return on average assets for Ojai is more than two times that of Group 1, the more comparable earnings multiple is that for Group 2 that had a return on average assets almost identical to that of Ojai. In reviewing all other price ratios, Carpenter & Company found that all of the Ojai ratios exceeded those for both groups. After this review of the comparable merger price ratios, Carpenter & Company concluded that the comparisons support the conclusion that the merger consideration is fair.

        Earnings Accretion Analysis.    Carpenter & Company analyzed the projected earnings of stand alone Ojai, and pro forma Mid-State. Carpenter & Company compared the projected earnings per share for stand-alone Ojai shareholders and for the pro forma Mid-State over the next three years. In the combined projections, Carpenter & Company assumed future cost savings equal to approximately 25% of Ojai's non-interest expenses. Carpenter & Company made a comparison of earnings per share for the twelve months ended March 31, 2003, assuming all cost savings were realized at the beginning of the period. Based upon these projections, the earnings per share for pro forma Mid-State was approximately 30% higher than that projected for the stand alone Ojai. This analysis suggests that there are substantially higher potential earnings per share, and therefore higher potential value per share for Ojai shareholders if the merger is completed.

        Future Trading and Merger Value Analysis.    Carpenter & Company also estimated the future price at which Ojai stand alone and the combined companies might trade in the open market. Carpenter & Company utilized the projected financial condition and earnings at and for the twelve month period ending December 31, 2005. In estimating trading values, Carpenter & Company first arrived at an estimated market value of equity for stand alone Ojai and pro forma Mid-State by multiplying their respective trailing earnings by a market multiple; Carpenter & Company utilized a market multiple of 15 for stand alone Ojai, and 15 for pro forma Mid-State, which reflects the then current average trading earnings multiple for Mid-State. Carpenter & Company computed the estimated trading value per share by dividing the estimated market value of equity by the fully diluted shares outstanding. As a result of these computations, Carpenter & Company arrived at an estimated trading value per share for stand alone Ojai, and for pro forma Mid-State; the estimated pro forma Mid-state value was approximately 60% higher than the stand alone Ojai scenario.

        Similarly, Carpenter & Company estimated the future merger value of stand alone Ojai and pro forma Mid-State as of December 31, 2005. Carpenter & Company utilized the projected financial condition and earnings at and for the twelve month period ending December 31, 2005. In estimating merger values, Carpenter & Company first arrived at an estimated market value of equity for stand alone Ojai and pro forma Mid-State by multiplying comparable merger transaction multiples to their respective trailing earnings, tangible book value, total assets and total core deposits. Carpenter & Company utilized the merger multiples of Group 2 above for stand alone Ojai; for pro forma Mid-State Carpenter & Company assumed a 35% control premium over the estimated trading value. Carpenter & Company computed the estimated merger value per share by dividing the estimated market value of equity by the fully diluted shares outstanding. As a result of these computations, Carpenter & Company arrived at an estimated merger value per share for the stand alone Ojai, and the pro forma Mid-State; the estimated pro forma Mid-State value was approximately 50% higher than the stand alone Ojai scenario.

        Carpenter & Company also performed an analysis on the future value of the total consideration being offered since the consideration being offered is a combination of cash and stock. For this analysis, Carpenter & Company assumed that each shareholder received half of their consideration in stock and half in cash. In estimating the future value of cash, Carpenter & Company assumed interest earned at an average annual interest rate of 5% over the holding period. In this analysis, Carpenter & Company computed the estimated value of one share of Ojai in the future on both a trading and merger basis, for the stand alone and merger scenarios. Based upon this analysis, the projected trading value was approximately 50% higher in the merger scenario over the stand alone scenario. Likewise, the projected value on a future sale was approximately 25% higher in the merger scenario over the stand alone scenario.

        Because the value range for the combined companies is higher than the range for Ojai on a stand-alone basis, the future trading and merger value analysis suggests that there is greater potential value for Ojai shareholders in completing the merger.

        The summary set forth above does not purport to be a complete description of the presentation by Carpenter & Company to the Ojai board of directors or of the analyses performed by Carpenter & Company. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Carpenter & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Ojai board of directors. The ranges of valuations resulting from any particular analysis described above should not be taken to be Carpenter & Company's view of the actual value of Ojai or the combined companies.

        In performing its analyses, Carpenter & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ojai or Mid-State. Material among those assumptions were that of a reasonably stable economic and interest rate environment and no significant changes in the regulatory and statutory regime governing the businesses of both Mid-State and Ojai sufficient to materially impact their results. The analyses performed by Carpenter & Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Carpenter & Company's analysis of the fairness of the consideration to be received by the holders of Ojai common stock in the merger and were provided to the Ojai board of directors in connection with the delivery of Carpenter & Company's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by Carpenter & Company in certain of its analyses are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

        In the ordinary course of Carpenter & Company's business, it represents acquirers and sellers of financial institutions, and has performed other services for Ojai in the past. Under the terms of the engagement letter, Ojai will pay Carpenter & Company a transaction fee of approximately $200,000, which will vary slightly depending upon the average trading price of Mid-State as defined in the merger agreement. Ojai has also agreed to reimburse Carpenter & Company for its reasonable out-of-pocket expenses. Ojai has agreed to indemnify Carpenter & Company, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities including liabilities under federal securities laws.

        The full text of Carpenter & Company's updated written opinion, dated                        , 2003, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated here by this reference.

        Ojai shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Carpenter & Company.

Recommendation of the Board of Directors

        After careful consideration, Ojai's board of directors, by unanimous vote of the directors, has determined that the merger is fair to and in the best interests of the shareholders of Ojai. Accordingly, the Ojai board has unanimously approved the merger. Your board of directors recommends a vote "FOR" this proposal.

Exchange Ratio

        When the merger is completed, unless you have elected to receive cash for some or all your Ojai shares, you will receive shares of Mid-State stock in exchange for your shares of Ojai stock. The exchange ratio will depend on the "average closing price" of Mid-State stock for the last twenty trading days it actually trades before the cutoff date for the calculation. That cutoff is five trading days before the effective date of the merger. Based on the share prices and number of shares of Ojai common stock outstanding on                         , 2003, and assuming that 50% of the Ojai shares are converted to cash, Mid-State would issue approximately                        shares to former Ojai stockholders in the merger, representing approximately            % of the total number of Mid-State common shares that will be outstanding after the merger. The number of shares actually issued will vary depending on the average closing price for Mid-State stock during the 20 trading days while it is being determined, as well as on the number of Ojai shares whose holders exercise dissenters' rights or elect to receive cash instead of Mid-State shares, subject to the issuance of a minimum amount of Mid-State stock equal to 50% of the total consideration of the merger.

        If the average closing price of Mid-State shares is between $16.62 and $20.32, the exchange ratio will be $68.50 divided by the average closing price. For example, if the average closing price is $20.04, the exchange ratio will be $68.50/20.04, or 3.4182 Mid-State shares for each Ojai share. If you owned 100 shares of Ojai and did not elect cash, you would receive 341 Mid-State shares, plus a check for $56.17, the value of the .82 fractional share (fractional shares will be paid in cash).

        Share prices cannot be predicted, of course. If the average closing price of Mid-State stock moves outside the range described above, the exchange ratio will change. If the average closing price is more than $20.32, the exchange ratio will be 3.371. If the average closing price is less than $16.62, the exchange ration shall be 4.121.

Illustrations

        As described above, the exchange ratio and the resulting value of the Mid-State common stock to be received in the merger depends on the average closing price of Mid-State stock. The following table illustrates the effective exchange ratio and resulting value of the Mid-State stock to be received as a function of several possible average closing prices, assuming no cash is selected:

Price of Mid-State stock	Number of Mid-State Shares to be Received for Each Ojai Share	Market Value of Mid-State Shares to be Received
$12	4.121	$49.45
13	4.121	$53.57
14	4.121	$57.69
15	4.121	$61.82
16	4.121	$65.94
17	4.0294	$68.50
18	3.8056	$68.50
19	3.6053	$68.50
20	3.425	$68.50
21	3.371	$70.79
22	3.371	$74.16

Cash Election

        You may elect to receive cash instead of any or all of Mid-State shares for the Ojai shares you own as of a record date approximately 35 days before the closing date of the merger. If you do elect to receive cash, the amount you receive per share will be the average closing price of Mid-State shares multiplied by the exchange ratio. For example, if the average closing price were $20.00 and the exchange ratio were 3.425, you would receive $68.50 per share for your Ojai shares upon the closing of the merger. As of the date of this proxy statement/prospectus, the market value of Mid-State shares was $                        .

Election Procedure

        In order to make a valid election, you must complete a form transmittal letter that will be mailed at least 35 days prior to the anticipated closing date of the merger to each holder of record of Ojai common stock as of 5 business days prior to the mailing date. Such transmittal letter will allow holders of Ojai stock to select either shares of Mid-State common stock, cash or a combination of the foregoing. You will receive cash upon the closing of the merger in exchange for any Ojai shares not covered by a valid and timely share election, subject to the proration provisions discussed below.

        A valid election will be properly made and effective only if the exchange agent actually receives a properly completed letter of transmittal by 5:00 p.m. on or before the 30th day after the letter of transmittal is first mailed. A letter of transmittal will be deemed properly completed only if an election is indicated for each share of Ojai common stock and accompanied by one or more certificates, or customary affidavits and indemnity for lost certificates, representing all shares of Ojai common stock covered by such letter of transmittal. An election may be revoked or changed at any time prior to the election deadline.

        The number of Ojai shares with respect to which a stock or cash or combination election is effective may be reduced under certain circumstances. By the terms of the merger agreement, 50% of the total consideration in the merger must be Mid-State shares and 50% of the total consideration in the merger must be in cash.

        If, after taking account of all valid stock elections, less than 50% of the total consideration would be in Mid-State shares, the exchange agent will deliver Mid-State stock instead of cash first to shareholders who failed to make a valid election and then, if necessary, to Ojai shareholders even though they made a valid cash election. As a result, the Ojai shareholders that made a valid cash election could be subject to an additional pro ration process which will result in the holder receiving a different pro ration than originally requested, which will result in a final prorated amount of cash and a prorated number of shares of Mid-State common stock with a value equal to at least 50% of the total consideration.

        On the other hand, if after taking into account all valid stock elections, more than 50% of the total consideration would be in Mid-State shares, the exchange agent will deliver cash instead of Mid-State shares first to shareholders who failed to make a valid election and then, if necessary, to Ojai shareholders even though they made a valid stock election. As a result, the Ojai shareholders that made a valid stock election could be subject to an additional proration process which will result in the holder receiving a different pro ration than originally requested, which will result in a final prorated amount of cash and a prorated number of shares of Mid-State common stock with a value equal to 50% of the total consideration.

        For details on the proration provisions, please refer to the merger agreement, attached as Appendix A to this joint proxy statement/prospectus.

        Because the price of Mid-State common stock fluctuates, you will not know, when you vote or make your election, either the number or the exact value of the shares of Mid-State common stock, or the amount of cash, which you will receive in the merger. The market value of Mid-State shares at the time of the merger and afterwards could be substantially higher or lower than the current market value. You are urged to obtain current market quotations for both Mid-State and Ojai stock, and to consult with your financial advisors before you vote. In addition, please review the "Risk Factors" section of this prospectus before deciding how to vote or whether to make a cash election.

Surrender of Ojai Stock Certificates

        As soon as practicable following the closing date of the merger, and after the proration procedures described above are completed, each holder of Ojai common stock who submitted a properly completed letter of transmittal will be issued a certificate representing the number of shares of Mid-State common stock to which such holder is entitled, if any (and, if applicable, a check for the amount to be paid in lieu of fractional shares of Mid-State common stock), and/or an amount of cash to which such holder is entitled, if any. Holders of Ojai common stock who did not submit a letter of transmittal prior to the election deadline must nevertheless submit a properly completed letter of transmittal (other than the section pertaining to the election) and the certificate representing Ojai common stock to the exchange agent in order to receive shares of Mid-State common stock. If your shares are held by your broker in a "street name" account, this will be done for you automatically. If you own the shares in your own name, as a shareholder of record, ChaseMellon Shareholder Services (our exchange agent) will mail you a letter instructing you how to accomplish this task. Please follow these instructions carefully to avoid delay in receipt of your new stock certificate, cash or a combination of the foregoing. You will need to endorse all certificates representing Ojai shares, sign the authorization form sent by the exchange agent, and return these items to the exchange agent at the address included in the instructions.

        No dividends or other distributions that are declared on Mid-State common stock will be paid to persons otherwise entitled to receive the same until the Ojai certificates for their shares have been surrendered in exchange for the Mid-State certificates, but upon such surrender, such dividends or other distributions, from and after the effective time of the merger, will be paid to such persons in accordance with the terms of Mid-State common stock. No interest will be paid to the Ojai shareholders on the cash or the Mid-State common stock into which their shares of Ojai common stock will be exchanged.

        YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE FORMS AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

Regulatory Approvals Required

        Bank holding companies, such as Mid-State, and banks, such as Ojai and Mid-State Bank & Trust, are heavily regulated institutions with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussion of such ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Form 10-K of Mid-State for the year ended December 31, 2002, which is incorporated by reference into this proxy statement/prospectus. (See "WHERE YOU CAN FIND MORE INFORMATION" on page     )

        Consummation of the merger is subject to various conditions, including, among others, receipt of the prior approvals of the California Department of Financial Institutions and the Federal Deposit Insurance Corporation, as well as the filing of a notification with the Board of Governors of the Federal Reserve System.

        The merger agreement provides that the obligations of the parties to consummate the merger are conditioned upon all regulatory approvals having been granted by December 31, 2003 without the imposition of conditions which, in the opinion of Mid-State, would materially adversely effect the financial condition or operations of any party or otherwise be burdensome.

        Applications for regulatory review and approval of the merger and the related transactions have been filed, as well as the notice to the Federal Reserve. There can be no assurance that the California Department of Financial Institutions and the Federal Deposit Insurance Corporation will approve or take other required action with respect to the merger and the related transactions or as to the date of such approvals or action.

Management and Operations of Mid-State after the Merger

  Management.

        The directors and the principal executive officers of Mid-State and Mid-State Bank & Trust immediately prior to the effective time of the merger will continue as the directors and the principal executive officers following the merger.

  Operations.

        Although we cannot assure you that any specific level of cost savings will be achieved, Mid-State currently expects cost reductions attributable to the merger to approximate $0.1 million for the remainder of 2003 and $0.5 million for the calendar year 2004. Savings in salaries and benefits will provide approximately $50 thousand of this total for 2003 and $0.2 million of the total for 2004. The remaining cost savings identified by management reflect expected reductions in operating expenses in the areas of marketing, data processing and directors' fees.

        It is also estimated that one-time, merger-related restructuring charges will total approximately $2.6 million before taxes, or $1.5 million after taxes. These charges will be recognized as incurred. It is expected that substantially all of such charges will be recognized in the forth quarter of 2003. Approximately $1.0 million of the total pre-tax charges will relate to severance and benefits of displaced employees, and another $0.7 million to investment banking fees, attorneys' fees, accountants' charges and filing fees. The remaining cost will relate to write-offs of contracts and marketing and advertising expenses.

        This information should be read in conjunction with the historical consolidated financial statements of Ojai and Mid-State, including the respective notes thereto, attached to this proxy statement/prospectus or incorporated herein, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information appearing elsewhere in this proxy statement/prospectus.

        The statements contained in this section constitute "forward looking statements." Actual results, which are dependent on a number of factors, many of which are beyond the control of Mid-State and Ojai, may differ materially. See "FORWARD LOOKING STATEMENTS." The cost savings and restructuring charges reflected above and in this proxy statement/prospectus may not be indicative of the results that may be achieved in the future. Assuming consummation of the merger, the actual cost savings and restructuring charges that may be realized in the merger may differ, perhaps significantly, from the amounts described above and elsewhere in this proxy statement/prospectus.

Nasdaq Listing

        The shares of Mid-State common stock to be issued in the merger will be listed on the Nasdaq National Market.

Resales of Mid-State Common Stock

        The shares of Mid-State common stock to be issued to shareholders of Ojai in the merger have been registered under the Securities Act of 1933. Such shares will be freely transferable under such Act, except for shares issued to any person who may be deemed to be an "affiliate" of Ojai within the meaning of Rule 145 under the Securities Act of 1933.

Federal Income Tax Consequences

        In the opinion of PricewaterhouseCoopers, LLP, the following are the material federal income tax considerations of the merger generally applicable to Ojai shareholders. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code, existing interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  •
  shareholders who are not United States persons;

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  financial institutions;

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  tax exempt organizations;

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  insurance companies;

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  dealers in securities;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

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  shareholders who acquired their shares of Ojai common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation; and

  •
  shareholders who hold their shares of Ojai common stock as part of a hedge, straddle, or other risk reduction, constructive sale, or conversion transaction.

        This discussion assumes you hold your shares of Ojai common stock as capital assets within the meaning of Section 1221 of the Code.

        It is intended that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Mid-State's and Ojai's obligations to complete the merger are conditioned on, among other things, Mid-State's receipt of an opinion from PricewaterhouseCoopers, LLP dated the effective date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, the merger constitutes a reorganization under Section 368(a) of the Code. The opinion of PricewaterhouseCoopers, LLP will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on customary assumptions, and may rely on representations contained in certificates executed by officers of Mid-State and Ojai. The opinion neither binds the Internal Revenue Service, nor precludes them from adopting a contrary position, and it is possible that they may successfully assert a contrary position in litigation or other proceedings. Neither Mid-State nor Ojai intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

        In the opinion of PricewaterhouseCoopers, LLP, assuming that the merger is consummated in accordance with the terms of the merger agreement and as described in this joint proxy statement/ prospectus and that the assumptions and representations described in the proceeding paragraph are true and complete as of the effective date, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. The following discussion assumes that the merger will be treated accordingly.

  Ojai Shareholders Who Receive Only Mid-State Common Stock.

        If you are a holder of Ojai common stock, except as discussed below with respect to cash received in lieu of fractional shares, you will not recognize gain or loss for federal income tax purposes if you exchange your Ojai common stock solely for Mid-State common stock pursuant to the merger.

  Ojai Shareholders Who Receive Both Mid-State Common Stock and Cash.

        If you are a holder of Ojai common stock and you receive both Mid-State common stock and cash (other than cash received in lieu of fractional shares) in exchange for your Ojai common stock, you will recognize any gain, but not loss, in an amount equal to the lesser of:

        (i)    the excess, if any, of:

          (1)   the sum of the fair market value at the effective time of the merger of the Mid-State common stock and cash received; over

          (2)   your tax basis in the shares of Ojai common stock exchanged in the merger; and

        (ii)   the amount of cash that you receive in exchange for your Ojai common stock.

        Any gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of your ratable share of Ojai's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, your holding period in your Ojai common stock is greater than one year. The following is a brief discussion of the tax treatment described above; however, you should consult your own tax advisor about the possibility that all or a portion of any cash received in exchange for Ojai common stock will be treated as a dividend.

        The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by you in exchange for your Ojai common stock has the effect of a distribution of a dividend under Section 356(a)(2) of the Code, which we refer to as a hypothetical redemption analysis. Under the hypothetical redemption analysis, you will be treated as if the portion of Ojai common stock that you exchange for cash in the merger will instead be exchanged for Mid-State common stock, which we call the hypothetical shares, followed immediately by a redemption of the hypothetical shares by Mid-State for cash. Under the principles of Section 302 of the Code, you will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to you. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing your ownership interest in Mid-State both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

        If you are a holder of Ojai common stock, whether the hypothetical redemption by Mid-State of the hypothetical shares for cash is "not essentially equivalent to a dividend" will depend on your particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in your percentage ownership of Mid-State common stock. In determining whether the hypothetical redemption by Mid-State results in a meaningful reduction in your percentage ownership of Mid-State common stock, and, therefore, does not have the effect of a distribution of a dividend, you should compare your interest in Mid-State (including interests owned actually, hypothetically, and constructively) immediately after the merger (but before the hypothetical redemption) to your interest after the hypothetical redemption. The Internal Revenue Service has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption.

        If you are a holder of Ojai common stock, the hypothetical redemption transaction would be "substantially disproportionate," and, therefore, would not have the effect of a distribution of a dividend if you own less than 50 percent of the voting power of the outstanding Mid-State common stock and the percentage of Mid-State common stock actually and constructively owned by you immediately after the hypothetical redemption is less than 80 percent of the percentage of Mid-State common stock actually, hypothetically, and constructively owned by you immediately before the hypothetical redemption.

  Ojai Shareholders Who Receive Only Cash.

        If you are a holder of Ojai common stock who exchanges all of your shares of common stock for cash or who exercises appraisal rights in connection with the merger, you will generally recognize capital gain to the extent the amount of cash received in the merger exceeds your tax basis in the Ojai common stock, or loss to the extent your tax basis in Ojai common stock exceeds the amount of cash received in the exchange. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Ojai common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 15 percent.

  Tax Basis and Holding Period.

        The aggregate tax basis of the Mid-State common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Ojai common stock you surrender in exchange for the Mid-State common stock, decreased by the amount of cash received in the merger, and increased by the amount of dividend or gain recognized in the merger. The holding period of the Mid-State common stock you receive as a result of the exchange will include the holding period of the Ojai common stock you exchange in the merger.

  Cash Received in Lieu of Fractional Shares.

        If you receive cash in the merger instead of a fractional share interest in Mid-State common stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in Mid-State, you exercise no control over Mid-State and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in Mid-State, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Ojai common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 15 percent.

        The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the merger.

        The exchange of Ojai common stock for cash pursuant to the exercise of dissenters' rights will be a taxable transaction. If you are considering the exercise of dissenters' rights, you should consult your own tax advisers about the tax treatment of your receipt of such cash. See "Dissenting Shareholders' Rights."

Accounting Treatment

        It is anticipated that the merger will be accounted for as a purchase transaction under generally accepted accounting principles. The unaudited pro-forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method of accounting.

Dissenters' Rights

        If you do not vote your Ojai shares in favor of the proposal to approve the merger and you remain a holder of Ojai common stock at the effective time of the merger, you will, by complying with the procedures set forth in Chapter 13 of the California General Corporation Law, be entitled to receive an amount equal to the fair market value of your shares as of June 27, 2003 the last trading day before the public announcement of the merger. The final closing price for Ojai common stock on that day was $46.00 per share. Both Carpenter & Company as well as Ojai's board of directors have determined $46.00 was the fair value on June 27, 2003.

        A copy of Chapter 13 of the California General Corporation Law is attached hereto as Appendix C. You should read it for more complete information concerning dissenters' rights. The discussion in this section is qualified in its entirety by reference to Appendix C. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST.

        In order to be entitled to exercise dissenters' rights, you must not vote for the merger. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be either voted "AGAINST" or "ABSTAIN" on Proposal 1. If you return a proxy without voting instructions or with instructions to vote "FOR" the Proposal 1, your shares will automatically be voted in favor of the merger and you will lose your dissenters' rights.

        If the merger is approved by the shareholders, Ojai will have 10 days after the approval to send to those shareholders who did not vote in favor of the merger a written notice of such approval accompanied by:

  •
  a copy of Chapter 13 of the California General Corporation Law,

  •
  a statement of the price determined to represent the fair market value of the dissenting shares as of June 27, 2003 and

  •
  a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights.

        Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder who plans to exercise dissenters' rights must make written demand upon Ojai for the purchase of dissenting shares and payment to such shareholder of their fair market value. The written demand must specify the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of June 27, 2003. At the same time, the shareholder must surrender, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Ojai common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

        If Ojai and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest from the date of such agreement. The applicable interest rate will be the rate then set by law for the accrual of interest on judgments for money. That rate is currently 10% per annum simple interest (not compounded). Subject to the restrictions imposed under California law on the ability of a California corporation to repurchase its own shares, Mid-State must pay the fair value of the dissenting shares within 30 days after the amount thereof has been agreed upon, or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. The obligation to pay for the dissenting shares is subject to receipt of the certificates representing them.

        If Ojai denies that the shares surrendered are dissenting shares, or if Ojai and the dissenting shareholder fail to agree upon a fair market value of such shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determination(s) or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Ojai consents to such withdrawal.

Interests of Certain Persons in the Merger

        As a condition of the merger, each of the non-officer directors of Ojai has entered into an agreement whereby each has agreed to (i) vote his or her shares of Ojai stock that he or she owns or controls in favor of approving the principal terms of the merger and any other matter contemplated by the merger agreement; (ii) subject to their fiduciary obligations, recommend to Ojai's shareholders to vote in favor of the merger agreement; (iii) cooperate fully with Mid-State in connection with the merger; (iv) for a period of two years from the effective date of the merger, he or she shall not directly or indirectly enter into or in any manner take part in any business, profession or other endeavor which shall be competitive with the business of Mid-State or Mid-State Bank & Trust in Ventura County as an

employee, agent, independent contractor, 1% or more owner of an entity, director or other business representatives; and (v) that for same two-year period, (A) the director shall not solicit or market financial services to any customer who Ojai, Mid-State or Mid-State Bank & Trust has done business during the five year period preceding the date of the agreement, nor (B) solicit or offer employment to any person employed by Ojai on the date of the agreement.

        As a condition of the merger, Shari Skinner and Thomas Farmer have entered into agreements whereby each has agreed to: (i) vote his or her shares of Ojai stock that he or she owns or controls in favor of approving the principal terms of the merger and any other matter contemplated by the merger agreement; (ii) subject to their fiduciary obligations, recommend to Ojai's shareholders to vote in favor of the merger agreement; and (iii) cooperate fully with Mid-State in connection with the merger.

        Many of the officers and employees of Ojai at the effective time will remain officers and employees of Mid-State Bank & Trust, respectively, and as such will be entitled to participate in all employee benefits and benefit programs of Mid-State and Mid-State Bank & Trust on the same basis as similarly situated employees of Mid-State Bank & Trust. Mid-State has adopted a severance policy by which all employees of Ojai who were not offered employment following the effective time of the merger, will receive certain severance benefits.

        The discovery period for Ojai's policy of directors and officers liability insurance will be extended for up to 48 months with respect to all matters arising from facts or events which occurred before the effective time of the merger for which Ojai would have an obligation to indemnify its directors and officers. The cost of this extension shall not exceed $50,000 under the terms of the merger agreement.

        For a period of four years following the effective time of the merger, Mid-State has agreed to maintain and preserve the rights to indemnification of the officers and directors provided for in the charter documents of Ojai as in effect on the date of the merger agreement to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or regulatory authorities.

The Merger Agreement

  Structure of the Merger.

        Ojai is merging with and into Mid-State's banking subsidiary, Mid-State Bank & Trust. Mid-State Bank & Trust will be the surviving bank in the merger and Mid-State will be the surviving holding company. Ojai will become part of Mid-State Bank & Trust and its existence as a separate company will end. For convenience, we refer to the transaction in this proxy statement/prospectus as simply "the merger."

  Effective Time.

        The merger will become effective upon the last to occur of the following events: (1) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods; (2) satisfaction of the other conditions precedent set forth in the merger agreement; and (3) filing by the California Department of Financial Institutions of the merger agreement for the bank merger. We currently anticipate that the merger will occur in the fourth quarter of 2003.

  Additional Agreements.

        As a condition to the merger, each of the directors and executive officers of Ojai has entered into an agreement with Mid-State whereby each has agreed:

  •
  to vote his or her shares of Ojai stock in favor of the merger and all transactions contemplated thereby;

  •
  to recommend, subject to his or her fiduciary duty, that Ojai shareholders vote in favor of the merger;

  •
  subject to certain exceptions, to keep his or her shares of Ojai stock;

  •
  except for Ms. Skinner and Mr. Farmer, for a two-year period not to compete with Mid-State or solicit anyone who was a customer of Mid-State or Mid-State Bank & Trust or Ojai during the last five years and for the same two years period not to solicit anyone for employment who is employed by Ojai; and

  •
  to cooperate fully with Mid-State in connection with the merger.

        Several of the Principal Shareholders of Ojai (shareholders of Ojai who are neither executive officers or directors of Ojai but who beneficially own 5% or more of Ojai's common stock) have also agreed:

  •
  to vote his or her shares of Ojai stock in favor of the merger and all transactions contemplated thereby;

  •
  to recommend that Ojai shareholders vote in favor of the merger;

  •
  subject to certain exceptions, to keep his or her shares of Ojai stock;

  •
  to cooperate fully with Mid-State in connection with the merger.

        Under these agreements the respective directors, executive officers and principal shareholders of Ojai have agreed to vote their shares (approximately 58.5% of the outstanding shares in the case of Ojai common stock) to approve the merger. By virtue of these voting agreements the favorable vote for the merger has been assured.

        The directors and executive officers of Ojai have also entered into other agreements restricting their ability to sell shares of Mid-State common stock which they acquire in connection with the merger.

  Conditions to the Merger.

        The obligations of Mid-State and Ojai to consummate the merger are subject to the satisfaction or waiver on or before the effective time of the merger of, among other things, the following conditions:

  •
  the merger agreement and the transactions contemplated thereby will have received all requisite approvals of the boards of directors of Mid-State, Mid-State Bank & Trust, Ojai, and of the shareholders of Ojai;

  •
  no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside the merger substantially in the form contemplated by the merger agreement, unless a favorable opinion is given by legal counsel that such judgment, decree, injunction, order or proceeding is without merit;

  •
  by December 31, 2003, all approvals or consents of all applicable governmental agencies will have been obtained or granted for the merger and all the transactions contemplated by the merger agreement, and the applicable waiting period under all laws will have expired;

  •
  no rule will have been adopted or proposed by any government agency which would prohibit or substantially restrict the merger or the business carried on by the parties to the merger;

  •
  Mid-State's registration statement shall have been declared effective by the Securities and Exchange Commission and shall not be the subject of any stop order or proceedings seeking or threatening a stop order;

  •
  Mid-State shall have received all state securities permits and other authorizations necessary to issue the Mid-State common stock to consummate the merger;

  •
  Mid-State and Ojai will have received a favorable opinion from PricewaterhouseCoopers, LLP as to federal tax effects of the merger (see "—Federal Income Tax Consequences"); and

  •
  all third party consents necessary to permit the parties to consummate the merger will have been obtained except under certain specified circumstances.

        The obligations of Ojai to consummate the merger are also subject to fulfillment of certain other conditions, including the following:

  •
  there will not have occurred, between June 30, 2003 and the effective time of the merger, any materially adverse change in the business, financial condition, results of operations or properties of Mid-State or Mid-State Bank & Trust;

  •
  Ojai will have received a fairness opinion from Carpenter & Company to the effect that the merger and the transactions it contemplates are fair to the shareholders of Ojai from a financial point of view; and

        The obligations of Mid-State and Mid-State Bank & Trust to consummate the merger are also subject to the fulfillment of certain other conditions, including the following:

  •
  there will not have occurred, between June 30, 2003 and the effective time of the merger, any material adverse change in the business, financial condition, results of operations, prospects, capitalization or properties of Ojai; and

  •
  Mid-State will have received a letter from Dain, Rauscher, Wessles to the effect that the merger and the transactions it contemplates are fair to the shareholders of Mid-State from a financial point of view.

        Additionally, the consummation of the merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties and the receipt of various legal opinions, third-party consents, officers' certificates and other documents.

        If these and other conditions are not satisfied or waived, the merger agreement may be terminated. The merger agreement may also be terminated upon the occurrence of certain other events. See "The Merger Agreement—Termination."

  Nonsolicitation.

        Under the terms of the merger agreement, Ojai has agreed not to solicit, initiate or encourage any "Competing Transaction." In addition, it has agreed (unless it determines, with advice of counsel, that its fiduciary duty requires otherwise) not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempt to effect any Competing Transaction with or involving any person other than with Mid-State, unless Ojai receives a bona fide offer from a person other than the parties to the merger agreement and subject to the fiduciary obligations of the Ojai board of directors. Ojai has agreed to promptly notify Mid-State of the terms of any proposal which it may receive in respect of any Competing Transaction. The term "Competing Transaction" means any of the following involving Ojai:

  •
  a merger, consolidation, share exchange or other business combination;

  •
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 25% or more of Ojai's assets;

  •
  a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 25% or more of the voting power of Ojai;

  •
  a tender offer or exchange offer for at least 25% of the outstanding shares of Ojai;

  •
  a solicitation of proxies in opposition to approval of the merger by Ojai's shareholders; or

  •
  a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

        Any violation of these agreements by Ojai will result in Mid-State having the right to terminate the merger agreement.

  Expenses.

        If the merger agreement is terminated by Ojai because Mid-State fails to satisfy certain of its obligations under the merger agreement, because certain conditions have not been fulfilled or because of a material adverse change at Mid-State, Mid-State will be obligated to pay all of Ojai's expenses incurred in connection with the merger transaction, not to exceed $400,000.

        If the merger agreement is terminated by Mid-State because certain conditions have not been fulfilled, because Ojai fails to satisfy certain of its obligations under the merger agreement, or because of a material adverse change at Ojai, Ojai will be obligated to pay all of Mid-State's expenses incurred in connection with the merger transaction, not to exceed $400,000.

  Termination.

        The merger agreement may be terminated prior to the effective time of the merger:

  •
  by mutual consent of Mid-State and Ojai;

  •
  by Mid-State or Ojai if any material breach or default by the other party is not cured within 20 business days after notice thereof;

  •
  by Mid-State or Ojai if any governmental or regulatory consent is not obtained by December 31, 2003 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested;

  •
  by Ojai if any of the conditions to its performance of the merger agreement shall not have been met, or by Mid-State if any of the conditions to its performance of the merger agreement shall not have been met, by December 31, 2003, or such earlier time as it becomes apparent that such conditions shall not be met;

  •
  by Mid-State if Ojai shall have violated its agreements concerning a "competing transaction" or taken certain steps in connection with a "competing transaction" (if Ojai were to terminate the merger agreement pursuant to this provision and Ojai were to enter into a "competing transaction within one year, Ojai would be obligated to pay $1,000,000 in liquidated damages inclusive of Mid-State's expenses);

  Representations and Warranties.

        The merger agreement contains customary mutual representations and warranties by each party relating to, among other things: (1) incorporation, standing and power; (2) capitalization;

(3) subsidiaries; (4) financial statements; (5) corporate authority; (6) litigation; (7) compliance with laws and regulations; (8) brokers and finders; (9) absence of material changes; (10) environmental matters; (11) Community Reinvestment Act; (12) government reports; (13) regulatory approvals; (14) performance of obligations; (15) licenses and permits; (16) undisclosed liabilities; and (17) accounting records and (18) Bank Secrecy Act.

        In the merger agreement, Ojai makes additional representations and warranties relating to: (1) insurance; (2) title to assets; (3) real estate; (4) taxes; (5) employees; (6) employee benefit plans; (7) corporate records; (8) offices and ATMs; (9) loan portfolio; (10) power of attorney; (11) operating losses; (12) derivatives; and (13) material contracts.

        The representations and warranties of the parties terminate as of the effective time of the merger.

  Covenants; Conduct of Business Prior to Effective Time.

        The merger agreement provides that, during the period from June 30, 2003 to the effective time of the merger, Ojai will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Mid-State, which will not be unreasonably withheld, take any of the following actions, among others:

  •
  issue any security except pursuant to the exercise of options outstanding as of the date of the merger agreement;

  •
  declare, set aside or pay any dividend or make any other distribution upon, or purchase or redeem any shares of its stock;

  •
  amend its articles of incorporation or its bylaws;

  •
  grant any general or uniform increase in the rate of pay of employees or employee benefits except in the ordinary course of business and consistent with past practice;

  •
  grant any promotions or increases on the pay rate of any employee, incentive compensation or employee benefits or pay any bonus, severance or similar payment to any person;

  •
  make any capital expenditure in excess of $10,000, except for ordinary repairs, renewals and replacements;

  •
  compromise, settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

  •
  grant, renew or commit to grant or renew any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or principal shareholder, or to any corporation, partnership, trust or other entity controlled by any such person, except under certain circumstances and in amounts not exceeding $50,000 per person; with the aggregate of all loan, extensions of credit or commitments not exceeding $100,000;

  •
  make their credit underwriting policies, standards or practices less stringent than those in effect on June 30, 2003;

  •
  enter into or consent to any new employment agreement or other benefit arrangement, or amend or modify any employment agreement or other benefit arrangement in effect on the date of the merger agreement;

  •
  grant any person a power of attorney or similar authority;

  •
  make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other company, except for investments made in the ordinary course of business consistent with past practice;

  •
  amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract;

  •
  sell, encumber or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice;

  •
  take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code;

  •
  sell any investment security prior to maturity, except in the ordinary course of business;

  •
  change any of its basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, tax planning, personnel practices or other material aspects of its business, or allow its subsidiary to do so;

  •
  settle any litigation or claim involving any material liability for damages, or take any action with respect to any material pending litigation disclosed as such under the merger agreement, without the advice and consent of Mid-State;

  •
  incur any new indebtedness or give any guaranties or endorsements except short-term borrowings and routine banking transactions in the ordinary course of business; or

  •
  grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same person and all affiliated persons, would exceed $250,000 on an unsecured basis and $500,000 on a secured basis subject to certain exceptions.

        The merger agreement further provides that, during the period from June 30, 2003 to the effective time of the merger, Mid-State will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Ojai, which will not be unreasonably withheld, take any of the following actions, among others:

  •
  issue any security except pursuant to the exercise of options outstanding as of the date of the merger agreement;

  •
  declare, set aside or pay any dividend (other than up to $0.15 per share cash dividends per quarter) or make any other distribution upon, or purchase or redeem any shares of its stock;

  •
  amend its articles of incorporation or bylaws; or

  •
  take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code.

        The merger agreement also provides that each party will (1) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practical; and (2) obtain the consent of the other party before it issues any press release or makes any public statement with respect to the merger agreement or the transactions contemplated hereby.

        The merger agreement also provides that each party will:

  •
  duly and timely file all required governmental reports;

  •
  periodically furnish to the other party certain information, loan reports and updates of information previously provided;

  •
  promptly notify the other party of certain communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or properties;

  •
  provide access to the other party of certain information; and

  •
  use its reasonable efforts between the date of the merger agreement and the effective time of the merger to take all actions necessary or desirable, including the filing of any regulatory applications.

  Amendment and Waiver.

        Subject to applicable law: (1) the merger agreement may be amended at any time by the action of the boards of directors of Mid-State, Mid-State Bank & Trust and Ojai without action by their shareholders pursuant to a writing signed by all parties to the merger agreement; and (2) the parties, by action of their respective boards of directors, may, at any time prior to the effective time, extend the performance of any obligation or action required by the merger agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the merger agreement.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        These pro-forma combined figures are arithmetical combinations of Mid-State's and Ojai Valley Bank's separate financial results modified to reflect certain merger related adjustments. These presentations include a Pro-Forma Statement of Condition as of June 30, 2003 prepared under the assumption that the transaction is completed using an average closing price of Mid-State common stock of $18.92. As of June 30, 2003, there were 295,552 shares of Ojai Valley common stock outstanding. Pro Forma Statements of Income are also presented for the six months ended June 30, 2003 and 2002, and the twelve month period ended December 31, 2002. The Unaudited Pro Forma Statement of Condition assumes the merger took place on June 30, 2003. The Unaudited Pro Forma Statements of Income give effect to the merger as if it had occurred as of January 1 of each of the respective periods. Certain assumptions associated with these statements are shown as footnotes to the statements.

        You should not assume that the combined company would have achieved the pro-forma combined results if they had actually been combined during the periods presented. No merger related synergies or savings were built into these pro forma statements. Management believes that, based on the assumptions presented below, cost savings in excess of $160 thousand are necessary to make the transaction accretive to Mid-State shareholders in 2004. For purposes of illustration, the pro-forma combined figures have been calculated using an exchange ratio which results in value to Ojai Valley Bank shareholders of $68.50 per share for the proposed merger and an average closing price of Mid-State Stock of $18.92. The actual exchange ratio will be determined by the average closing price of Mid-State stock, as explained under the "THE MERGER—Exchange Ratio," on page 26.

Unaudited Pro Forma Combined Financial Statements

As of June 30, 2003

(In thousands, except per share amounts)

50% Stock/50% Cash Transaction	Mid-State Bancshares	Ojai Valley Bk		Pro Forma Adjustments		Combined
Cash and Due From Banks	$124,176	$4,379				$128,555
Fed Funds Sold	79,200	14,830		(10,123	)(1)	83,907
Investment Securities—Available for Sale	601,120	2,144		—		603,264
Investment Securities—Held to Maturity	—	31,834		1,003	(2)	32,837

Total Investment Securities	601,120	33,978		1,003		636,101
Loans Available for Sale	49,875	—				49,875
Total Loans	1,102,210	33,770				1,135,980
Loan Loss Allowance	(17,963)	(675)				(18,638)

Net Loans	1,134,122	33,095		—		1,167,217
Premises and Equipment	25,570	346				25,916
Accrued Interest Receivable	10,764	622				11,386
Other Real Estate Owned	—	378				378
Investments in Real Estate	91	—				91
Goodwill, Intangibles	42,292	—		11,408	(2)	53,700
Other	6,919	769		20	(2)	7,708

TOTAL ASSETS	$2,024,254	$88,397		2,308		$2,114,959

Non Interest Bearing Demand	$422,732	$23,212				$445,944
NOW, Savings and Money Market	919,768	34,137				953,905
Time Deposits—$100,000 or more	156,632	5,940				162,572
Time Deposits—Under $100,000	241,002	17,048				258,050

Total Deposits	1,740,134	80,337		—		1,820,471
Other Liabilities	21,760	245				24,619
Capital:
Common Stock and Surplus	71,566	1,597		8,526		81,689
Undivided Profits	173,489	6,189		(6,189)		173,489
Unrealized Gain on AFS Securities	17,305	29		(29)		17,305

Total Equity Capital	262,360	7,815	(2)	2,308		272,483

TOTAL LIABILITIES & EQUITY	$2,024,254	$88,397		$2,308		$2,114,959

(1)
It is assumed that cash portion of transaction is $10.1 million (50% of total consideration) which is paid out of fed funds sold.

(2)
Allocation of purchase price is estimated as follows:

Goodwill	$9,408
Core Deposit Intangible	2,000
Adjustments to fair value of securities	1,003
Reversal of deferred tax liability on AFS securities	20
Net Assets Acquired	7,815

Total Purchase Price	$20,246

Unaudited Pro Forma Combined Statement of Income

For the Six Months Ended June 30, 2003

(In thousands, except per share amounts)

Assumes 50%/50% Stock/Cash Transaction	Mid-State Bancshares	Ojai Valley Bank	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Interest and Fees on Loans and Leases	$39,887	$1,531			$41,418
Interest on Securities, Fed Funds Sold—Taxable	6,876	607	(63	)(1)	7,420
Interest on Securities—Tax-exempt	5,309	144			5,453

TOTAL INTEREST INCOME	52,072	2,282	(63)		54,291

Interest Expense:
Interest on NOW, Money Market and Savings Deposits	1,500	68			1,568
Interest on Time Deposits—$100,000 and over	1,323	66			1,389
Interest on Time Deposits—Under $100,000	2,506	177			2,683
Interest on Mortgages Payable, Other	73	—			73

TOTAL INTEREST EXPENSE	5,402	311	—		5,713

Net Interest Income:
Before Provision for Loan Losses	46,670	1,971	(63)		48,578
Provision for Loan Losses	260	—	—		260

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	46,410	1,971	(63)		48,318

Other Income:
Service Charges on Deposit Accounts	4,564	205			4,769
Commissions, Fees and Other	9,834	56			9,890

TOTAL OTHER INCOME	14,398	261	—		14,659

Other Expense:
Salaries and Employee Benefits	18,859	762			19,621
Occupancy and Equipment Expenses	5,632	180			5,812
Other Operating Expenses	11,910	536	100	(2)	12,546

TOTAL OTHER EXPENSES	36,401	1,478	100	(3)	37,979

Income (Loss) Before Taxes	24,407	754	(163)		24,998
Tax Expense	8,604	264	(69)		8,799

NET INCOME (LOSS)	$15,803	$490	$(94)		$16,199

Earnings Per Share
—Basic	$0.67	$1.66			$0.67
—Diluted	$0.64	$1.66			$0.65
Return on Assets	1.61%	1.15%			1.58%
Return on Equity	12.34%	12.84%			12.28%
Average Assets	$1,979,497	$85,633			$2,065,130
Average Equity	$258,248	$7,698			$265,946
Average Shares—Basic	23,520	296	239	(4)	$24,055
Average Shares—Diluted	24,557	296	239	(4)	$25,092

(1)
Assumes cash portion of transaction = $10.1 million (50% of total consideration) which is paid out of Fed Funds Sold. Average rate during first 6 months of 2003 = 1.25%.

(2)
Amortization of $2.0 million of core deposit intangibles created and amortized over 10 years.

(3)
Assumes no merger related synergies or savings.

(4)
Additional shares issued based on MDST average stock price of $18.92. Total new MDST shares issued equals 535 thousand shares.

Unaudited Pro Forma Combined Statement of Income

For the Six Months Ended June 30, 2002

(In thousands, except per share amounts)

Assumes 50%/50% Stock/Cash Transaction	Mid-State Bancshares	Ojai Valley Bank	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Interest and Fees on Loans and Leases	$43,536	$1,531			$45,067
Interest on Securities, Fed Funds Sold—Taxable	7,724	795	(87	)(1)	8,432
Interest on Securities—Tax-exempt	3,801	114			3,915

TOTAL INTEREST INCOME	55,061	2,440	(87)		57,414

Interest Expense:
Interest on NOW, Money Market and Savings Deposits	2,503	80			2,583
Interest on Time Deposits—$100,000 and over	2,230	106			2,336
Interest on Time Deposits—Under $100,000	4,117	226			4,343
Interest on Mortgages Payable, Other	107	—			107

TOTAL INTEREST EXPENSE	8,957	412	—		9,369

Net Interest Income:
Before Provision for Loan Losses	46,104	2,028	(87)		48,045
Provision for Loan Losses	600	—	—		600

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	45,504	2,028	(87)		47,445

Other Income:
Service Charges on Deposit Accounts	4,429	211			4,640
Commissions, Fees and Other	7,298	34			7,332

TOTAL OTHER INCOME	11,727	245	—		11,972

Other Expense:
Salaries and Employee Benefits	18,512	737			19,249
Occupancy and Equipment Expenses	5,404	180			5,584
Other Operating Expenses	11,301	456	100	(2)	11,857

TOTAL OTHER EXPENSES	35,217	1,373	100	(3)	36,690

Income (Loss) Before Taxes	22,014	900	(187)		22,727
Tax Expense	7,960	325	(79)		8,206

NET INCOME (LOSS)	$14,054	$575	$(108)		$14,521

Earnings Per Share
—Basic	$0.58	$1.95			$0.59
—Diluted	$0.56	$1.95			$0.57
Return on Assets	1.52%	1.44%			1.50%
Return on Equity	11.81%	16.03%			11.85%
Average Assets	$1,866,128	$80,356			$1,946,484
Average Equity	$239,929	$7,234			$247,163
Average Shares—Basic	24,078	296	239	(4)	$24,613
Average Shares—Diluted	24,883	296	239	(4)	$25,418

(1)
Assumes cash portion of transaction = $10.1 million (50% of total consideration) which is paid out of Fed Funds Sold. Average rate during first 6 months of 2002 = 1.74%.

(2)
Amortization of $2.0 million of core deposit intangibles created and amortized over 10 years.

(3)
Assumes no merger related synergies or savings.

(4)
Additional shares issued based on MDST average stock price of $18.92. Total new MDST shares issued equals 535 thousand shares.

Unaudited Pro Forma Combined Statement of Income

For the Year Ended December 31, 2002

(In thousands, except per share amounts)

Assumes 50%/50% Stock/Cash Transaction	Mid-State Bancshares	Ojai Valley Bank	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Interest and Fees on Loans and Leases	$84,962	$3,166			$88,128
Interest on Securities, Fed Funds Sold—Taxable	15,937	1,477	(169	)(1)	17,245
Interest on Securities—Tax-exempt	8,433	251			8,684

TOTAL INTEREST INCOME	109,332	4,894	(169)		114,057

Interest Expense:
Interest on NOW, Money Market and Savings Deposits	4,894	162			5,056
Interest on Time Deposits—$100,000 and over	3,938	184			4,122
Interest on Time Deposits—Under $100,000	7,337	428			7,765
Interest on Mortgages Payable, Other	212	—			212

TOTAL INTEREST EXPENSE	16,381	774	—		17,155

Net Interest Income:
Before Provision for Loan Losses	92,951	4,120	(169)		96,902
Provision for Loan Losses	600	—	—		600

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	92,351	4,120	(169)		96,302

Other Income:
Service Charges on Deposit Accounts	8,909	434			9,343
Commissions, Fees and Other	15,412	62			15,474

TOTAL OTHER INCOME	24,321	496	—		24,817

Other Expense:
Salaries and Employee Benefits	36,537	1,632			38,169
Occupancy and Equipment Expenses	10,954	369			11,323
Other Operating Expenses	23,434	891	200	(2)	24,525

TOTAL OTHER EXPENSES	70,925	2,892	200	(3)	74,017

Income (Loss) Before Taxes	45,747	1,724	(369)		47,102
Tax Expense	15,892	628	(155)		16,365

NET INCOME (LOSS)	$29,855	$1,096	$(214)		$30,737

Earnings Per Share
—Basic	$1.25	$3.71			$1.25
—Diluted	$1.20	$3.71			$1.21
Return on Assets	1.58%	1.33%			1.56%
Return on Equity	12.22%	14.95%			12.22%
Average Assets	$1,892,137	$82,616			$1,974,753
Average Equity	$244,295	$7,333			$251,628
Average Shares—Basic	23,962	296	239	(4)	$24,497
Average Shares—Diluted	24,837	296	239	(4)	$25,372

(1)
Assumes cash portion of transaction = $10.1 million (50% of total consideration) which is paid out of Fed Funds Sold. Average rate during full year of 2002 = 1.67%.

(2)
Amortization of $2.0 million of core deposit intangibles created and amortized over 10 years.

(3)
Assumes no merger related synergies or savings.

(4)
Additional shares issued based on MDST average stock price of $18.92. Total new MDST shares issued equals 535 thousand shares.

MID-STATE STOCK

        Mid-State is authorized by its articles of incorporation to issue 100,000,000 shares of no par value common stock and 25,000,000 shares of preferred stock. As of June 30, 2003, 23,384,425 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Holders of Mid-State common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder's name on the books of Mid-State as of the record date on any matter submitted to the vote of the shareholders. Shares of Mid-State common stock may not be voted cumulatively in connection with the election of directors.

        Each share of Mid-State stock has the same rights, privileges and preferences as every other share, and will share equally in Mid-State's net assets upon liquidation or dissolution. Mid-State stock has no preemptive, conversion or redemption rights or sinking fund provisions, and all of the issued and outstanding shares of Mid-State common stock are fully paid and nonassessable.

        Mid-State shareholders are entitled to dividends when, as and if declared by Mid-State's board of directors out of funds legally available therefor and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the General Corporation Law of California).

        The transfer agent and registrar for Mid-State common stock is ChaseMellon Financial Services.

        In connection with the 25,000,000 shares of preferred stock authorized in the articles of incorporation, the Mid-State board of directors has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.

COMPARISON OF MID-STATE COMMON STOCK
AND OJAI COMMON STOCK

        Ojai is a California corporation and the rights of its shareholders are governed by the California General Corporation Law and the California Financial Code, together with the corporation's articles of incorporation and bylaws. As shareholders of Mid-State, you will have, in some cases, different rights than you had as Ojai shareholders, since the combined corporation will operate under the provisions of Mid-State's articles of incorporation and bylaws.

        The following subsections discuss certain differences between rights of holders of Mid-State common stock and Ojai common stock.

Classification of Board of Directors and Filing Vacancies

        Ojai's articles of incorporation require the election of its entire board of directors every year. Each director of Ojai serves a one-year term and must stand for election annually. Ojai's articles do not permit its board of directors to be divided into classes. Ojai's bylaws also provide that any vacancy occurring in the board, except in the case of removal, may be filled by a majority of the remaining directors. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, including a vacancy created by removal, at a meeting of shareholders or otherwise by their unanimous written consent.

        As a "listed corporation" on Nasdaq's National Market, Mid-State is allowed to, and does, "classify" its board of directors, electing approximately one-third of the total number of directors each year, with each director serving for a term of three years. Mid-State's articles of incorporation also provide that any vacancy occurring in the board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the special meeting of shareholders at which the term of the class to which the director has been chosen expires.

Voting Rights

        Holders of Ojai common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder's name on the books of Ojai as of the record date on any matter submitted to the vote of the shareholders. In connection with the election of directors, shares of Ojai common stock are entitled to be voted cumulatively if a candidate's or candidates' name(s) have been properly placed in nomination prior to the voting and a shareholder present at the shareholders' meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares of Ojai common stock owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate.

        Holders of Mid-State common stock are also entitled to one vote for each share of stock held. However, cumulative voting does not apply in connection with the election of Mid-State directors. The candidates receiving the highest number of affirmative votes up to the number of directors to be elected will be elected.

Vote on Business Combinations

        Under California law, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock. The articles or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. Ojai's articles and bylaws follow the statutory rule, requiring majority approval of a business combination.

        Mid-State's articles of incorporation raise the shareholder approval requirement to two-thirds of the outstanding shares on certain business combinations involving a "Related Person," except in cases where the proposed transaction has been approved in advance by a majority of those members of Mid-State's board of directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term "Related Person" is defined to include (1) any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Mid-State, or (2) an affiliate of such person or entity. This provision of Mid-State's articles of incorporation applies to any "Business Combination," which is defined to include:

  •
  any merger or consolidation of Mid-State with or into any Related Person;

  •
  any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Mid-State or combined assets of Mid-State and its subsidiaries to a Related Person;

  •
  any merger or consolidation of a Related Person with or into Mid-State or a subsidiary of Mid-State;

  •
  any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to Mid-State or a subsidiary of Mid-State;

  •
  the issuance of any securities of Mid-State or a subsidiary of Mid-State to a Related Person;

  •
  the acquisition by Mid-State or a subsidiary of Mid-State of any securities of a Related Person;

  •
  any reclassification of common stock of Mid-State or any recapitalization involving the common stock of Mid-State; or

  •
  any agreement or other arrangement providing for any of the foregoing.

Number of Directors

        Although the Corporations Code does not require Mid-State or Ojai to maintain any specific number of directors, they each must establish a range that specifies the minimum and maximum number of directors. The maximum may not be more than twice the minimum number of directors. The board of directors sets the exact number of directors, and may change it from time to time, within that range. Ojai's bylaws currently provide that the number of directors on its board of directors may not be fewer than    nor more than    , and the current size of Ojai's board has been set at            . Mid-State's bylaws currently provide that the number of directors on its board of directors may not be fewer than nine nor more than seventeen, and the current number of members on Mid-State's board of directors has been fixed at twelve.

Dividend Restrictions

        As a state-chartered regulated bank, Ojai is subject to the California Financial Code restrictions on dividends, which generally provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of:

  •
  the bank's retained earnings; or

  •
  the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period.

  •
  Notwithstanding the previous provision, a bank may, with the prior approval of the Commissioner of Financial Institutions make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (1) its retained earnings; (2) its net income for its last fiscal year; or (3) the net income of the bank for its current fiscal year. If the Commissioner finds that the shareholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

        Mid-State as a non-banking California corporation is subject to the restrictions under Section 500 of the California General Corporation Law on its ability to pay dividends to shareholders. Generally, a California corporation may not pay dividends unless:

  •
  the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution;

  •
  the assets of the corporation exceed 1 1/4 times its liabilities; or

  •
  the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expenses for the two years preceding the distribution was less than the average interest expenses of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

        The ability of Mid-State to pay cash dividends is almost wholly dependent on the ability of its banking subsidiary to pay dividends to it. As a regulated bank, Mid-State Bank & Trust is subject to the same California Financial Code, restrictions applicable to Ojai, which are discussed above.

Amendments to Articles of Incorporation and Bylaws

        Amendments to the articles of incorporation of Ojai, in general, require the approval of the board of directors and a majority of the outstanding voting shares. Amendments to the bylaws may be adopted by the board of directors or the shareholders.

        Mid-State's articles of incorporation also provide that most amendments to its articles may be approved by a majority vote of its board of directors, together with a majority of the outstanding shares of its voting stock. However, the affirmative vote of at least two-thirds of the outstanding voting stock is required to amend or repeal certain provisions of Mid-State's articles, including the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by Mid-State and amendment of Mid-State's bylaws and Mid-State's articles. Mid-State bylaws may be amended by its board of directors, or by a vote of two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders.

Dissenters' Rights

        Pursuant to the General Corporation Law of California, holders of Ojai common stock would be entitled, subject to the provisions of Chapter 13, to dissenters' rights in connection with any transaction which constitutes a reorganization (as defined in Section 181 of the General Corporation Law).

        The California General Corporation Law generally does not require dissenters' rights with respect to shares which, immediately prior to the merger are:

  •
  listed on any national securities exchange certified by the California Commissioner of Corporations, or

  •
  listed on the list of over-the-counter margin stock issued by the Board of Governors of the Federal Reserve System.

        Mid-State common stock is listed on the list of over-the-counter margin stock issued by the Board of Governors of the Federal Reserve System. Mid-State shareholders are therefore not entitled to dissenters' right under ordinary circumstances. However, dissenters' right could apply in future reorganizations involving Mid-State if holders of five percent or more of the outstanding shares make a written demand on Mid-State in accordance with Chapter 13 of the General Corporation Law.

Anti-Takeover Provisions in Mid-State's Articles of Incorporation and Bylaws

        Mid-State's articles of incorporation and bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which are different from those of Ojai inasmuch as they might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual Mid-State shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, Mid-State shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent board of directors or management of Mid-State more difficult.

        The following description of certain of the provisions of the articles of incorporation and bylaws of Mid-State is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to Mid-State's previous filings with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" to learn how to obtain a copy of these documents.

  Board of Directors.

        As discussed in "Classification of Board of Directors and Vacancies," Mid-State's board is divided into three classes so that approximately one-third of the total number of directors are elected each year. This "classified" board of directors is intended to provide for continuity of the Mid-State board of directors and to make it more difficult and time consuming for a shareholder group to use its voting power to gain control of the board of directors without consent of the incumbent board of directors of Mid-State.

  Cumulative Voting.

        Mid-State's articles of incorporation do not permit cumulative voting in the election of directors. Cumulative voting may assist a shareholder or group of shareholders to elect a representative or representatives to the board of directors in order to express their views.

  Authorized Shares.

        Mid-State's articles of incorporation authorize the issuance of 100,000,000 shares of common stock and 25,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized to provide Mid-State's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of Mid-State. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of Mid-State, and thereby allow members of management to retain their positions. Mid-State's board has no present plans for the issuance of additional shares, other than the issuance of shares of Mid-State common stock upon exercise of stock options and in the merger.

  Shareholder Vote Required to Approve Business Combination with Principal Shareholders.

        As discussed above, Mid-State's articles of incorporation require the approval of the holders of at least two-thirds of Mid-State's outstanding shares of voting stock to approve certain "Business Combinations" involving a "Related Person" except in cases where the proposed transaction has been approved in advance by a majority of the members of Mid-State's board of directors who are unaffiliated with the Related Person as described more fully above. The increased shareholder vote required to approve this kind of business combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

  Amendment of Articles of Incorporation and Bylaws.

        Amendments to Mid-State articles of incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least two-thirds of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the articles, including the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by Mid-State and amendment of Mid-State's bylaws and articles of incorporation. Mid-State bylaws may be amended by its Board of Directors, or by a vote of two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders.

  Shareholder Nominations.

        Mid-State's bylaws require a shareholder who intends to nominate a candidate for election to the board of directors to give not less than 10 days' advance notice to the Secretary of Mid-State.

Purpose and Takeover Defensive Effects of Mid-State's Articles of Incorporation

        The board of directors of Mid-State believes that the provisions described above are prudent and will reduce Mid-State's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of Mid-State and its shareholders. In the judgment of the board of directors, Mid-State's board will be in the best position to determine the true value of Mid-State and to negotiate more effectively for terms that will be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of Mid-State and its shareholders to encourage potential acquirers to negotiate directly with the board of directors of Mid-State, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Mid-State and otherwise in the best interest of all shareholders.

        Attempts to acquire control of financial institutions have become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to shareholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for Mid-State and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Mid-State's assets.

        An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control which could result from a tender offer or other takeover attempt could also deprive Mid-State's remaining shareholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than the 300, thereby allowing for Exchange Act deregistration.

        Despite the belief of Mid-State as to the benefits to shareholders of these provisions of Mid-State's articles of incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Mid-State's board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of Mid-State's board of directors and management more difficult. The board of directors of Mid-State, however, has concluded that the potential benefits outweigh the possible disadvantages.

INFORMATION ABOUT MID-STATE AND MID-STATE BANK & TRUST

General

        Mid-State Bancshares is a California corporation incorporated November 12, 1996, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, Mid-State is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Board of Governors of the Federal Reserve System.

        Mid-State's principal asset is its wholly owned subsidiary, Mid-State Bank & Trust. At June 30, 2003, Mid-State had total consolidated assets of $2.02 billion, consolidated deposits of $1.74 billion, and consolidated shareholders' equity of $262.3 million.

Mid-State Bank & Trust

        Mid-State Bank & Trust was founded in 1961 and operates a full service commercial banking business serving its customers on the Central Coast of California. It is headquartered in Arroyo Grande and operates 39 offices in communities throughout San Luis Obispo, Santa Barbara and Ventura counties. Based on data supplied by banks in its trade area, Mid-State Bank & Trust is the second largest bank in terms of total assets of the independent banks headquartered in these counties. Mid-State Bank & Trust operates two wholly owned subsidiaries—MSB Properties and Mid Coast Land Company.

Additional Information Concerning Mid-State

        Information concerning:

  •
  directors and executive officers,

  •
  executive compensation,

  •
  principal stockholders,

  •
  certain relationships and related transactions,

  •
  and other related matters concerning Mid-State

is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 2002. Additionally, financial statements and information as well as management's discussion and analysis thereof are included in the Form 10-K and in its Form 10-Q for the quarter ended June 30, 2003. These reports are incorporated by reference into this proxy statement/prospectus. If you want to obtain copies of these documents or other information concerning Mid-State, please see "WHERE YOU CAN FIND MORE INFORMATION" at page    .

INFORMATION ABOUT OJAI

General

        Ojai is a California community bank located in Ojai, California. In addition to its headquarters, Ojai maintains one branch in Oak View, both of which are in Ventura County. Ojai commenced operations as a California state chartered bank on March 30, 1973. Ojai is licensed by the California Department of Financial Institutions. Its deposits are insured up to the maximum legal limits by the FDIC. As are many banks similar to Ojai in size, Ojai is not a member of the Federal Reserve System. Ojai is also subject to certain other federal laws and regulations. As of June 30, 2003, Ojai had total assets of approximately $88.4 million, total deposits of $80.3 million, and total stockholders' equity of $7.8 million.

        Ojai conducts a general commercial banking business that serves individuals, professionals and small to medium-sized businesses. Ojai offers a full range of lending activities, including commercial loans, various types of consumer and real estate loans, term loans, and construction financing. For its deposit customers, Ojai offers checking and savings deposits, money market accounts and time deposits, and other deposit related services.

        Ojai's main office is located at 1207 Maricopa Highway, Ojai, CA 93023, and its telephone number is (805) 646-0111. Ojai's additional branch office is located at 410 Ventura Avenue, Oak View, CA 93022, and its telephone number is (805) 649-4047. Ojai also maintains a website from which its customers can conduct many banking transactions online. The home page for Ojai is www.ojaibank.com.

Business Strategy

        Ojai's business strategy is to support the banking needs of small businesses, primarily in the immediate areas served by its offices, and to a larger extent Ventura County. To this end, Ojai offers an array of business lending services including SBA and other government guaranteed loans, term loans, commercial notes, commercial real estate financing, construction loans, domestic letters of credit, and business checking, savings, money market and time deposit accounts. Ojai has focused on marketing efforts to implement its business strategy of continuing to increase its core deposits through business development efforts, diversifying its customer base, enhancing its product lines and providing superior customer service.

        These efforts include obtaining increased loan and deposit business from existing customers, word-of-mouth referrals, and focused personal solicitation of customers by officers and directors. Ojai directs promotional efforts toward professionals, builders, and small-to-medium sized businesses.

        There has been no significant change in the types of services offered by Ojai since its inception, except in connection with new types of accounts allowed by statute or regulation in recent years. Ojai has no present plans regarding any new lines of business that would require the investment of a material amount of total assets, nor has Ojai engaged in any material research activities relating to the development of new services or the improvement of existing Ojai services.

        Most of Ojai's business originates from within Ventura County, and there is no emphasis on foreign sources and application of funds. Ojai's business, based upon performance to date, does not appear to be seasonal. With the exception of the geographic concentration of its loan portfolio and deposit customers, there is not a material portion of Ojai's loan portfolio concentrated within a single industry or group of related industries, nor is Ojai dependent upon a single customer or group of related customers for a material portion of its deposits. Management of Ojai is unaware of any material effect upon Ojai's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

        Ojai holds no patents, licenses (other than licenses obtained from regulatory authorities), franchises or concessions.

Properties

        Ojai leases its headquarters office and its one branch location. The headquarters office consists of 7,200 square feet and the Oak View branch consists of 1,922 square feet. Aggregate annual rental for Ojai for leased premises was $117 thousand for the year ended December 31, 2002. Ojai considers its present facilities to be more than sufficient for its current operations.

Employees

        As of June 30, 2002, Ojai had a total of 30 full-time employees and 15 part-time employees. The management of Ojai believes that its employee relations are satisfactory.

Competition

        The banking and financial services business is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks which have many offices operating over wide geographic areas. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers.

        Ojai competes for loans and deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial service providers. Among the advantages certain of these institutions have over Ojai is their ability to finance extensive advertising campaigns, to allocate their investment assets to regions of highest yield and demand, and to allocate significant resources to improved technology. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than Ojai.

        In order to compete with the other financial service providers, Ojai principally relies upon local promotional activities, direct contact by officers, directors and employees with its customers, and personalized services tailored to meet its customers' needs. For clients whose loan demands exceed Ojai's lending limits, Ojai attempts to arrange for these loans on a participation basis with other banks and financial institutions.

Effect Of Governmental Policies And Recent Legislation

        Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by Ojai on its deposits and other borrowings, and the interest rate received on loans extended to its customers and securities held in Ojai's portfolio comprise the major portion of Ojai's earnings. These rates are highly sensitive to many factors that are beyond the control of Ojai. Accordingly, the earnings and growth of Ojai are influenced by domestic and foreign economic conditions, including inflation, recession and unemployment.

        The commercial banking business is not only affected by general economic conditions, but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) via its open-market operations in United States Government securities. This is accomplished by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of Ojai loans, investment and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

        From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies.

Legal Proceedings

        Ojai is, from time to time, subject to various pending and threatened legal actions arising out of the normal course of its business. In the opinion of management, no such pending or threatened litigation is likely to have a material adverse effect on Ojai's financial condition or results of operations.

OJAI VALLEY BANK—MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Introduction

        The following is Ojai's management discussion and analysis of the results of operations and the historical financial condition of Ojai. This discussion should be read in conjunction with Ojai's audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

        The following discussion and analysis will provide insight and supplementary information into the accompanying financial statements of Ojai. Certain statements contained in this discussion and analysis, including, without limitation, statements containing the words "believes", "anticipates", "intends", "expects", and words of similar impact, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Ojai to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which Ojai operates, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of Ojai's business, economic, political and global changes arising from the terrorist attacks of September 11, 2001 and the ongoing conflict in Iraq. Ojai disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Critical Accounting Policies

        The following discussion and analysis of financial condition and results of operations are based on Ojai's financial statements and notes thereto, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make a number of estimates and assumptions. These assumptions affect the reported amounts and disclosures. On an ongoing basis, management evaluates these estimates and assumptions based upon historical experience and other factors and circumstances. Management believes that the estimates and assumptions are reasonable in the circumstances; however, actual results may differ significantly from these estimates and assumptions that could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and the results of operations for the reporting periods. Ojai's significant accounting policies and practices are described in Note 1 to the audited financial statements for the year ended December 31, 2002.

OPERATING RESULTS AND ACCOMPLISHMENTS

Financial

        Ojai reported net income of $1.1 million in 2002 and 2001 after generating net income of $909 thousand in 2000. Diluted earnings-per-share was $3.71 for 2002 compared to $3.65 in 2001 and $3.08 in 2000. Total assets at December 31, 2002 were $82.9 million compared to $79.7 million at December 31, 2001, or an increase of 4.0%. Total deposits also increased to $75.0 million as of December 31, 2002 from $72.4 million as of December 31, 2001, or 3.6%. Shareholders' common equity stood at $7.6 million at year end up from its $7.1 million at December 31, 2001. Shareholders' common equity increased during 2002 due to the $1.1 million of net income generated for the year, partially offset by an $11 thousand decrease in accumulated other comprehensive income and $591 thousand in dividends paid out.

        Ojai reported net income of $490 thousand for the first six months in 2003 compared to $575 thousand for the same period in 2002. Diluted earnings-per-share was $1.66 for the first half of 2003 compared to $1.95 for the same period in 2002. Total assets at June 30, 2003 were $88.4 million, an increase of 6.6% from $82.9 million at December 31, 2002. Total deposits also increased to $80.3 million as of June 30, 2003 from $75.0 million as of December 31, 2002, or 7.1%. Shareholders' common equity stood at $7.8 million at June 30, 2003, up from $7.6 million at December 31, 2002. Shareholders' common equity increased during the first half of 2003 due to the $490 thousand of net income generated for the year, an $11 thousand increase in accumulated other comprehensive income, and was partially offset by $266 thousand in dividends paid out.

ANALYSIS OF STATEMENT OF FINANCIAL POSITION

Loans

        Net loans at June 30, 2003 represent approximately 37% of Ojai's total assets. Net loans of Ojai totaled $33.1 million at June 30, 2003, a decrease of $831,000 since the beginning of the year. Since December 31, 1998, Ojai's loan portfolio has increased 19%, an average annual growth rate of 4.0%. Ojai experienced an increase in net loans to $33.9 million at December 31, 2002 from $31.4 million at the end of 2001. This represents an increase in the loan portfolio of $2.5 million, or 7.8%, following the $1.2 million increase, or 4.1%, in 2001. The following table provides a detail by loan type of Ojai's loan portfolio as of the dates indicated.

	At and for the six months ended June 30,		At and for the years ended December 31,
	2003	2002	2001	2000	1999	1998
	(Dollars in thousands)
Commercial Loans	$3,198	$3,144	$2,897	$3,206	$3,010	$1,882
Real Estate Loans	15,147	15,457	13,747	16,193	16,494	13,463
Real Estate Construction Loans	3,126	4,706	4,080	2,309	2,898	2,592
Equity Lines of Credit	7,643	6,735	6,339	4,320	3,506	5,353
Consumer Loans	4,785	4,699	5,155	5,042	5,218	5,127

Total Loans	33,899	34,741	32,218	31,070	31,126	28,417
Less allowance for loan losses	(675)	(656)	(640)	(708)	(667)	(568)
Less deferred loan fees	(129)	(159)	(118)	(126)	(92)	(74)

Loans, net	$33,095	$33,926	$31,460	$30,236	$30,367	$27,775

        For the periods presented in the table above, there were no concentrations of loans greater than 10% of total loans that are not otherwise disclosed as a category of loans in the table above.

        Real estate loans have consistently represented the greatest concentration of loans in Ojai's loan portfolio, which at June 30, 2003 equaled 45% of total gross loans. Real estate loans at June 30, 2003 totaled $15.1 million, down slightly from the $15.5 million at December 31, 2002. However, real estate loans at December 31, 2002 had increased $1.8 million from $13.7 million at December 31, 2001. The increase during 2002 resulted from the concentrated efforts by Ojai to replace loans that had paid off during 2001. The majority of Ojai's real estate loans are collateralized by owner occupied commercial real estate and non-speculative single family residences. Because Ojai is a very relationship oriented bank, much of the fluctuation in the outstanding loan balances reflect the demand of the businesses in and around Ojai. Additionally, the falling interest rate environment that began in 2001 has resulted in a historically higher level of loans being refinanced, and was the primary cause for the decline experienced in 2001. The increase in real estate loans since 2001 reflect the ongoing customer demand for loans secured by real estate in Ojai's market.

        Real estate construction loans at June 30, 2003 totaled $3.1 million, or 9% of Ojai's total gross loans. Due to the nature of funding patterns in construction lending, the outstanding balance of this loan category can vary considerably. Ojai primarily lends on the construction of single-family home loans which, for the most part are small spec projects, or owner built projects. The number of customer relationships have been on a continued increase during the last few years, and as a result, the annual growth in this loan category since December 31, 1998 has for the most part kept pace with growth in the overall loan portfolio.

        Commercial loans at June 30, 2003 totaled $3.2 million and have remained at this approximate level since 1999. Ojai strives to meet the needs of its relationship customers, and provides commercial loans that fit the needs of their borrowers. With the low interest rate environment and uncertainty in the current and recent economy, business borrowers have tended to pay down their commercial lines of credit and have withheld expansion activities. As a result of these factors, Ojai has been able to maintain this level of commercial loans, with approximately 70% of approved lines remaining undisbursed.

        Meeting the credit needs of individuals in the community has been met by Ojai through traditional installment loans as well as equity lines of credit. At June 30, 2003, these loan categories, in the aggregate, represented approximately 37% of Ojai's total gross loans. With the rise in values of single family residences, the demand for equity lines of credit has increased resulting in a 43% increase in this loan category from December 31, 1998 to June 30, 2003; during this same time period, Ojai's other consumer loans have declined 7%.

        A summary of maturities and sensitivities of loans to changes in interest rates at December 31, 2002 is shown in the table below. A more complete discussion of the Bank's exposure to changes in interest rates can be found in the MD&A under the section titled "Net Interest Income and Interest Rate Risk".

	December 31, 2002
	One Year or Less	One Year Through Five Years	After Five Years	Total
	(Dollars in thousands)
Loan category:
Commercial, real estate and installment	$6,737	$21,586	$1,911	$30,234
Real estate construction	3,280	1,226	—	4,506

Total	$10,017	$22,812	$1,911	$34,740

Interest rate sensitivity:
Loans with predetermined rates	$8,251	$15,661	$1,731	$25,643
Loans with floating or adjustable rates	1,766	7,151	180	9,097

Total	$10,017	$22,812	$1,911	$34,740

Non-performing Assets

        Proper loan grading and the early detection of potentially problematic credits help management and the Board of Directors accurately assess Ojai's level of portfolio risk, focus resources, and provide for adequate provision for loan loss. All loans and leases are graded using the pre-classified and classified loan grades of "special mention", "substandard", "doubtful", or "loss" and include non-performing loans. Each classified credit is monitored on an on-going basis by Credit Administration. The Board's Loan Committee receives reports on the status of these loans on a monthly basis.

        Non-performing loans consist of loans that have been placed on non-accrual status and loans that are delinquent 90 days or more. Non-accrual loans are loans where there is reasonable doubt as to the collectibility of principal or interest on a loan. All non-accrual loans carry a classified loan grade of either "substandard", "doubtful", or "loss". Ojai stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but not received. These loans may or may not be adequately collateralized, and collection efforts are being pursued. All loans are defaulted on the computer system to be placed on non-accrual status when interest and/or principal payments are past due 90 days or more. Loans are reviewed periodically to determine if it should be placed on non-accrual status even though, in some cases, the loans are current at the time. If placed on non-accrual, removal from non-accrual is directed by the Board.

        Non-accrual loans within the Bank's portfolio increased to $24 thousand at June 30, 2003 from $1 thousand at December 31, 2002 and 2001. Loans 90 days or more past due increased to $60 thousand from $1 thousand at December 31, 2002. That represented an increase from $5 thousand at the end of 2001. At June 30, 2003, and at December 31, 1998 through 2002 Ojai did not have any troubled debt restructured loans.

        At June 30, 2003, Ojai had a total of $378 thousand of real estate foreclosed upon and held for sale. This amount consists of one property acquired in the second quarter of 2001, which is undeveloped land and contains a natural spring. Ojai has had this property appraised at a value in excess of its cost and estimated selling costs. The marketing and liquidation process of this property has been longer than normal due to the specialized nature of the property. Presently, there are no offers to purchase this property but Ojai expects to realize a small gain on the ultimate sale.

        The table below summarizes the non-performing assets of Ojai as of the dates indicated.

	June 30,		December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands)
Non-performing loans:
Non-Accrual	$24	$5	$1	$1	$610	$644	$50
90 Days or More Past Due	60	8	1	5	1	—	393
Troubled Debt Restructurings	—	—	—	—	—	—	—

Total non-performing loans	84	13	2	6	611	644	443

Other real estate owned	378	378	378	378	—	—	676

Total non-performing assets	$462	$391	$380	$384	$611	$644	$1,119

Allowance for Loan Losses

        The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs, less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. In making this judgment, management reviews selected large loans as well as impaired loans, other delinquent, non-accrual and problem loans and loans to industries experiencing economic difficulties. The collection of these loans is evaluated after considering current operating results and financial position of the borrower, estimated market value of collateral, guarantees and the collateral position versus other creditors. Judgments, which are necessarily subjective, as to probability and amount of loss are formed on these loans, as well as other loans taken together. While Ojai believes that it uses the best information available to determine the allowance for loan and lease losses, unforeseen market conditions could result in material adjustments, and net earnings could be adversely affected, if circumstances differ substantially from the assumptions used in making the final determination.

        Ojai's allowance for loan losses at June 30, 2003 stands at $675 thousand, or 2.0% of gross loans, and represents losses not yet realized, but inherent in the loan portfolio and on unfunded commitments. This amount is up from the $656 thousand at December 31, 2002, which represented 1.9% of gross loans. Ojai's allowance for loan losses was significantly greater than its non-performing loans that at June 30, 2003 and December 31, 2002 were $84 thousand and $2 thousand, respectively.

        Recoveries of loans previously charged-off since the beginning of the year totaled $35 thousand compared to charge-offs of $16 thousand. In 2002 recoveries of loans previously charged-off totaled $54 thousand compared to charge-offs of $38 thousand taken during the year resulting in a net recovery of $16 thousand. This compares to net charge-offs incurred during 2001 of $68 thousand and $29 thousand in 2000. Ojai anticipates that charge-offs (actual losses) will continue during 2003, while it is less certain that recoveries will exceed charge-offs for the year.

        A five-year review of activity in the allowance for loan losses is shown in the table below.

	June 30,		December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands)
Balance of allowance for loan losses— Beginning of period	$656	$640	$640	$708	$667	$568	$457
Charge-offs:
Commercial loans	(6)	(2)	(2)	(32)	(12)	(44)	(50)
Real estate loans	—	—	—	(40)	—	—	(66)
Real estate construction loans	—	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—	—
Consumer loans	(10)	(18)	(36)	(25)	(46)	(5)	(40)

Total charge-offs	(16)	(20)	(38)	(97)	(58)	(49)	(156)

Recoveries:
Commercial loans	26	20	43	26	22	12	—
Real estate loans	—	—	—	—	—	—	—
Real estate construction loans	—	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—	—
Consumer loans	9	6	11	3	7	11	2

Total recoveries	35	26	54	29	29	23	2

Net recoveries and charge-offs	19	6	16	(68)	(29)	(26)	(154)
Provision for possible loan losses	—	—	—	—	70	125	265

Balance of allowance for loan losses— End of period	$675	$646	$656	$640	$708	$667	$568

Ratio of net recoveries/charge-offs during the period to average loans outstanding during the period	-0.05%	-0.02%	-0.05%	0.22%	0.09%	0.09%	0.54%

        The table below sets forth the allocation of the allowance for loan losses by loan type as of the dates specified. The allocation of individual categories of loans includes amounts applicable to specifically identified as well as unidentified losses inherent in that segment of the loan portfolio and will necessarily change whenever management determines that the risk characteristics of the loan portfolio have changed. Management believes that any breakdown or allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist, in that the allowance is utilized as a single unallocated allowance available for all loans and undisbursed commitments. The allocation below should not be interpreted as an indication of the specific amounts of, or loan categories in which, future charge-offs may occur.

			December 31,
	June 30, 2003		2002		2001		2000		1999		1998
Balance at end of period applicable to	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Commercial	$173	9.43%	$167	9.05%	$172	8.99%	$189	10.32%	$171	9.67%	$193	6.62%
Real estate	284	44.68%	276	44.49%	298	42.67%	401	52.12%	366	52.99%	257	47.38%
Real estate construction	39	9.22%	56	13.55%	42	12.66%	22	7.43%	22	9.31%	20	9.12%
Installment and other consumer	179	36.67%	157	32.91%	128	35.68%	96	30.13%	108	28.03%	98	36.88%
Unallocated Allowance	—	—	—	—	—	—	—	—	—	—	—	—

Total	$675	100.00%	$656	100.00%	$640	100.00%	$708	100.00%	$667	100.00%	$568	100.00%

Investment Portfolio

        Ojai's investment portfolio primarily consists of US treasury securities, US agency securities, and municipal securities. Additionally, Ojai invests funds overnight with other banks (Federal funds sold) that represent liquidity maintained to meet the fluctuating needs of its borrowers and depositors. Banks must segregate their securities portfolio into three categories: (i) a trading portfolio (which is carried at market value, with changes in market value reflected in the income statement), (ii) a held-to-maturity portfolio (which is carried at amortized cost, with changes in market value having no impact on the financial statements), and (iii) an available-for-sale portfolio (which is carried at market value, with changes in market value reflected in comprehensive income). Ojai does not hold any securities that should be classified as trading securities, but holds securities that have been categorized as hold-to-maturity and available-for-sale.

        At June 30, 2003, total securities were $34.0 million compared to $31.8 million at December 31, 2002. Total securities at December 31, 2002 decreased from $32.7 million at December 31, 2001, which represented an increase from $27.1 million at December 31, 2000. The overall growth in Ojai's securities since December 31, 2000 generally corresponds to the growth in its deposits, and represents funds it has available to meet long-term liquidity needs of its borrowers and depositors. Footnote number two in Ojai's financial statements provide a detail of the historical cost, unrealized gains and losses, and fair value of the securities in Ojai's investment portfolio.

        The composition of the securities portfolio remained fairly stable during the period from December 31, 2000 to June 30, 2003. Excluding holdings of U.S. Treasury securities and agencies of the U.S. Government, there were no investments in securities of any one issuer exceeding 10% of Ojai's stockholders' equity since December 31, 2000.

        Securities may be pledged to meet security requirements imposed as a condition to receipt of deposits of public funds and other purposes. At June 30, 2003, and at December 31, 2002, 2001, and 2000 the carrying values of securities pledged to secure public deposits and other purposes were $4.6 million, $4.6 million, $3.5 million, and $3.5 million, respectively.

        The table below is a schedule of maturities for each category of debt securities and the related weighted-average yield of such securities as of the dates indicated. The weighted-average yields are calculated using amortized cost of securities and are based on coupon rates for securities purchased at par value and on effective interest rates considering amortization or accretion if the securities were purchased at a premium or discount. The weighted-average yield on tax-exempt obligations is presented without tax-equivalent adjustment.

	One Year or Less	After One Year to Five Years	After Five Years to Ten Years	After Ten Years	Total
	(Dollars in thousands)
As of June 30, 2003:
Maturity Distribution:
U.S. Treasury and Government Agencies	$7,497	$16,721	$—	$—	$24,218
States and Political Subdivisions	1,575	6,185	1,951	—	9,711

Total	$9,072	$22,906	$1,951	$—	$33,929

Weighted Average Yield:
U.S. Treasury and Government Agencies	5.19%	5.46%	N/A	N/A	5.38%
States and Political Subdivisions	5.21%	4.46%	3.31%	N/A	4.35%
As of December 31, 2002:
Maturity Distribution:
U.S. Treasury and Government Agencies	$8,975	$16,106	$—	$—	$25,081
States and Political Subdivisions	1,173	5,087	445	—	6,705

Total	$10,148	$21,193	$445	$—	$31,786

Weighted Average Yield:
U.S. Treasury and Government Agencies	5.52%	5.54%	N/A	N/A	5.53%
States and Political Subdivisions	5.11%	4.89%	4.54%	N/A	4.91%

Deposits

        Ojai's primary source of funds is deposits. Ojai's community focus results in a relationship oriented focus in its approach to obtaining deposit funding. While many competing banks in Ojai's market specifically promote certain deposit products, Ojai promotes the overall relationship and service level aspects of the bank. Specifically, Ojai has conducted personal officer calling programs to businesses in their community, seeking their banking relationship. As a result, the overall deposit growth reflects Ojai's effort to promote itself in the community, and growth among the various deposit categories reflects the needs of the individual customers.

        At June 30, 2003, total deposits were $80.3 million, an increase of $5.3 million, or 7.1%, from $75.0 million at December 31, 2002. Total deposits at December 31, 2002 increased $2.6 million, or 3.6%, from $72.4 million at December 31, 2001. From December 31, 2001 through June 30, 2003, non-interest bearing deposits provided the greatest increase of $4.9 million, or 26.8%, while interest-bearing deposits increased $3.1 million, or 5.7%. During this same period, the majority of the growth in interest bearing deposits was in savings and interest bearing demand accounts which, in the aggregate, increased $4.3 million, or 14.5%, while Ojai reduced its reliance on time certificates that declined

$1.3 million, or 5.2%. The table below provides a detail of Ojai's deposits by type for the periods indicated.

		December 31,
	June 30, 2003
		2002	2001	2000
	(Dollars in thousands)
Noninterest-bearing demand	$23,212	$19,665	$18,309	$18,437
Interest-bearing demand	16,038	15,536	14,133	15,191
Savings	18,099	16,840	15,678	14,749
Time, under $100,000	17,048	16,508	15,320	14,256
Time, over $100,000	5,940	6,472	8,933	5,282

Total deposits	$80,337	$75,021	$72,373	$67,915

        At December 31, 2002, Ojai's deposit mix included 26.2% in non-interest bearing demand deposits. At this same date, interest bearing demand accounts, savings deposits, and time deposits accounted for 20.7%, 22.5%, and 30.6% of total deposits, respectively. At June 30, 2003, Ojai's deposit mix included 28.9% in non-interest bearing demand deposits. At this same date, interest bearing demand accounts, savings deposits, and time deposits accounted for 20.0%, 22.5%, and 28.6% of total deposits, respectively. Changes in the mix of deposit balances since the beginning of the year are consistent with seasonal fluctuations typical of the second quarter of the year.

        The following table provides a detail of the average balances, and average rate for the periods indicated.

			Year Ended December 31,
	Six Months Ended June 30, 2003
			2002		2001		2000
	Average		Average		Average		Average
	Balance	Rate[1]	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Interest bearing deposits:
Interest bearing demand	$15,978	0.28%	$15,187	0.28%	$13,708	0.92%	$12,428	1.17%
Savings	17,161	0.54%	16,708	0.72%	14,848	1.31%	13,977	1.73%
Time deposits	22,502	2.16%	22,477	2.72%	23,024	4.56%	18,094	5.19%

Total interest bearing deposits	55,641	1.12%	54,372	1.42%	51,580	2.65%	44,499	2.98%
Non-interest bearing deposits	21,659		19,688		17,556		17,356

Total deposits	$77,300		$74,060		$69,136		$61,855

1
Rates for the six month period ended June 30, 2003 are based upon annualized interest expense.

        At June 30, 2003, the majority of the Bank's time deposits, approximately 65%, have balances which are under $100,000 in size. While time deposits are somewhat more rate sensitive than other deposit categories, the smaller time deposit balances tend to be more stable and less sensitive to absolute rate levels than do time deposits of $100,000 or more. Approximately 85% of Ojai's time deposits over $100,000 mature within one year and would be potentially subject to a change in rate on their maturity date. The following table provides a summary of the maturity information of time deposits over $100,000 for the dates indicated.

	June 30, 2003	December 31, 2002
	(Dollar in thousands)
Three months or less	$4,290	$3,249
After three months to six months	915	1,475
After six months to one year	1,506	2,256
After one year	1,264	1,156

Total	$7,975	$8,136

Other Borrowings

        Ojai maintains borrowing capability that it may utilize from time to time to meet the liquidity needs of its borrowers and depositors. These can consist of borrowings under the U.S. Treasury Tax and Loan note account, Federal funds purchased, and securities sold under agreements to repurchase. At June 30, 2003, and at December 31, 2002, 2001, and 2000, Ojai did not have any outstanding borrowings. Ojai has only utilized its borrowing capability during 2002, where the average borrowing for the year was $9 thousand with an average cost of 0.42%, and the highest amount outstanding during this period was $900 thousand.

Capital

        Capital ratios for commercial banks in the United States are generally calculated using three different formulas. These calculations are referred to as the "Leverage Ratio" and two "risk based" calculations known as "Tier One Risk Based Capital Ratio" and the "Total Risk Based Capital Ratio." Banks are subject to certain standards concerning these ratios. These standards were developed through the joint efforts of banking authorities from 12 different countries around the world. The standards essentially take into account the fact that different types of assets have different levels of risk associated with them. Further, they take into account the off-balance sheet exposures of banks when assessing capital adequacy.

        The Leverage Ratio calculation simply divides common stockholders' equity (reduced by goodwill and certain other intangibles that a bank may have) by the total assets of the bank. In the Tier One Risk Based Capital Ratio, the numerator is the same as the leverage ratio, but the denominator is the total "risk-weighted assets" of the bank. Risk-weighted assets are determined by segregating all the assets and off-balance sheet exposures into different risk categories and weighting them by a percentage ranging from 0% (lowest risk) to 100% (highest risk). The Total Risk Based Capital Ratio again uses "risk-weighted assets" in the denominator, but expands the numerator to include other capital items besides equity such as a limited amount of the allowance for loan losses, long-term capital debt, preferred stock and other instruments. Summarized below are the capital ratios of Ojai at June, 30,

2003, and at December 31, 2002 and 2001. Additionally, the standards for adequately and well-capitalized institutions, as defined by the federal banking agencies, are displayed.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of June 30, 2003:
Total Capital (to Risk-Weighted Assets)	$8,402	17.11%	$3,929	8.00%	$4,912	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$7,786	15.85%	$1,965	4.00%	$2,947	6.00%
Tier 1 Capital (to Average Assets)	$7,786	9.03%	$3,452	4.00%	$4,315	5.00%
As of December 31, 2002:
Total Capital (to Risk-Weighted Assets)	$8,155	17.21%	$3,791	8.00%	$4,738	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$7,562	15.96%	$1,895	4.00%	$2,843	6.00%
Tier 1 Capital (to Average Assets)	$7,562	9.12%	$3,316	4.00%	$4,144	5.00%
As of December 31, 2001:
Total Capital (to Risk-Weighted Assets)	$7,588	17.85%	$3,402	8.00%	$4,252	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$7,057	16.60%	$1,701	4.00%	$2,551	6.00%
Tier 1 Capital (to Average Assets)	$7,057	8.90%	$3,170	4.00%	$3,963	5.00%

Liquidity

        The focus of Ojai's liquidity management is to ensure its ability to meet cash requirements. Sources of liquidity include cash, due from bank balances (net of Federal Reserve requirements to maintain reserves against deposit liabilities), Federal funds sold, investment securities (net of pledging requirements), loan repayments, deposits and fed funds borrowing lines. Typical demands on liquidity are deposit run-off from demand deposits and savings accounts, maturing time deposits, which are not renewed, and anticipated funding under credit commitments to customers.

        Ojai has adequate liquidity at the present time. Its loan to deposit ratio at June 30, 2003 was 41.2% compared to 45.2% and 43.5% at December 31, 2002 and 2001, respectively. At June 30, 2003 Ojai's internally generated liquidity ratio stood at 24.1%, well inside Ojai's policy guideline range of 15% to 30%.

Off Balance Sheet and Other Related Party Transactions

        As noted in footnote number eleven to Ojai's financial statements, Ojai is contingently liable for standby letter of credit accommodations made to its customers in the ordinary course of business totaling $1.1 million at June 30, 2003 compared to $1.0 million and $1.2 million at December 31, 2002 and 2001, respectively. Additionally, Ojai has undisbursed loan commitments, also made in the ordinary course of business, totaling $8.9 million at June 30, 2003, compared to $7.2 million at December 31, 2002 and 2001.

        There are no special purpose entity trusts, corporations, or other legal entities established by Ojai which reside off-balance sheet. There are no other off-balance sheet items other than the aforementioned items related to letter of credit accommodations and undisbursed loan commitments.

        Ojai does make loans to related parties (directors and officers) in the ordinary course of business at prevailing rates and terms. These loans totaled $1.1 million at June 30, 2003 compared to $941 thousand and $1.1 million at December 31, 2002 and 2001, respectively.

INCOME STATEMENT ANALYSIS

Net Interest Income and Interest Rate Risk

        Net interest income is the difference between interest and fees earned on all earning assets and interest paid on interest bearing liabilities. Interest income for the twelve months ended December 31, 2002, 2001, and 2000 was $4.9 million, $5.2 million, and $5.1 million, respectively. Interest expense for 2002, 2001, and 2000 was $774 thousand, $1.4 million, and $1.3 million, respectively, which resulted in net interest income for 2002 of $4.1 million, up from $3.9 million recorded in 2001, and $3.8 million in 2000. The following table presents an analysis of average balances, interest income and expense, and of yields and costs for the years ended December 31, 2002, 2001, and 2000.

	Year Ended December 31,
	2002			2001			2000
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets:
Loans	$33,904	$2,915	8.60%	$31,606	$3,037	9.61%	$31,057	$3,090	9.95%
Loan fees		251			185			147

Total loans	33,904	3,166	9.34%	31,606	3,222	10.19%	31,057	3,237	10.42%

Investments:
Taxable securities	26,412	1,330	5.04%	25,666	1,471	5.73%	19,989	1,193	5.97%
Non-taxable securities	6,185	251	4.06%	5,087	221	4.34%	4,728	203	4.29%

Total securities	32,597	1,581	4.85%	30,753	1,692	5.50%	24,717	1,396	5.65%

Time deposits in other financial institutions	358	7	1.96%	100	5	5.00%	100	5	5.00%
Federal Funds Sold	9,150	139	1.52%	8,695	327	3.76%	7,731	467	6.04%

Total investments	9,508	146	1.54%	8,795	332	3.77%	7,831	472	6.03%

Total earnings assets	76,009	4,893	6.44%	71,154	5,246	7.37%	63,605	5,105	8.03%
Total non-earnings assets	5,796			5,278			4,970

Total assets	$81,805			$76,432			$68,575

Liabilities and Shareholders' Equity:
Borrowed funds	$9	—	0.00%	$—	—	N/A	$—	—	N/A

Interest bearing deposits:
Savings and interest bearing transaction accounts	31,895	163	0.51%	28,556	320	1.12%	26,405	387	1.47%
Time deposits	22,477	611	2.72%	23,024	1,049	4.56%	18,094	939	5.19%

Total interest bearing accounts	54,372	774	1.42%	51,580	1,369	2.65%	44,499	1,326	2.98%

Total interest bearing liabilities	54,381	774	1.42%	51,580	1,369	2.65%	44,499	1,326	2.98%
Demand deposits	19,688			17,556			17,356
Other liabilities	320			308			317
Shareholders' equity	7,416			6,988			6,403

Total liabilities and shareholders' equity	$81,805			$76,432			$68,575

Interest income/Earning assets			6.44%			7.37%			8.03%
Interest expense/Earning assets			1.02%			1.92%			2.08%

Net yield on average earnings assets		$4,119	5.42%		$3,877	5.45%		$3,779	5.94%

        Interest income for the six months ended June 30, 2003 and 2002 was $2.3 million and $2.4 million, respectively. Interest expense for the same six month periods in 2003 and 2002 was $311 thousand and $412 thousand, respectively, which resulted in net interest income of $2.0 million for the six months ended June 30, 2003 and 2002. The components of net interest income change in response to both changes in rate, average balance and mix of both earning assets and liabilities. The following table presents an analysis of average balances, interest income and expense, and of yields and costs for six months ended June 30, 2003 and 2002.

	Six Months Ended June, 30[1]
	2003			2002
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets:
Loans	$34,662	$1,417	8.18%	$32,768	$1,413	8.62%
Loan fees		114			118

Total loans	34,662	1,531		32,768	1,531

Investments:
Taxable securities	25,438	540	4.25%	27,646	722	5.22%
Non-taxable securities	7,823	145	3.71%	5,437	114	4.19%

Total securities	33,261	685	4.12%	33,083	836	5.05%

Time deposits in other financial institutions	1	—	N/A	288	1	0.69%
Federal Funds Sold	11,695	66	1.13%	8,981	72	1.60%

Total investments	11,696	66	2.26%	9,269	73	1.58%

Total earnings assets	79,619	2,282	5.73%	75,120	2,440	6.50%
Total non-earnings assets	5,732			5,982

Total assets	$85,351			$81,102

Liabilities and Shareholders' Equity:
Borrowed funds	$—	—	N/A	$—	—	N/A

Interest bearing deposits:
Savings and interest bearing transaction accounts	33,140	68	0.41%	31,220	80	0.51%
Time deposits	22,501	243	2.16%	22,553	332	2.94%

Total interest bearing accounts	55,641	311	1.12%	53,773	412	1.53%

Total interest bearing liabilities	55,641	311	1.12%	53,773	412	1.53%
Demand deposits	21,659			19,426
Other liabilities	310			279
Shareholders' equity	7,741			7,624

Total liabilities and shareholders' equity	$85,351			$81,102

Interest income/Earning assets			5.73%			6.50%
Interest expense/Earning assets			0.78%			1.10%

Net yield on average earnings assets		$1,971	4.95%		$2,028	5.40%

1
Rates for the six month periods ended June 30, 2003 and 2002 are based upon annualized interest income/expense.

Analysis of Changes in Interest Income and Expense

        During 2002 there was a $353 thousand decrease in interest income along with a decrease of $595 thousand in interest expense compared to 2001. The resulting $242 thousand increase in net interest income for 2002 is a result of a number of dynamics affecting both average balance and interest rate considerations. Ojai experienced an increase in its average earning assets outstanding of $4.9 million, which was primarily attributable to the net increase in average loans that were up by $2.3 million coupled with an increase in average investments of $1.8 million, and an increase in average Federal funds sold of $455 thousand. Partially offset by an increase in Ojai's average interest bearing liabilities by $2.8 million, the increase in average earning assets contributed to a $376 thousand increase in net interest income. Additionally, the interest rate environment was considerably lower in 2002 compared to the average for 2001; for example, the Prime Rate averaged 4.67% in 2002 compared to 6.91% in 2001. As a result, the weighted average interest rate on earning assets during 2002 was 6.44%, down from 7.37% in 2001. Likewise, the weighted average cost of interest bearing liabilities declined to 1.42% in 2002 from 2.65% in 2001. The decline in interest rates contributed to a decline of $134 thousand in net interest income. As a result of these factors, Ojai's net yield on earning assets declined to 5.42% in 2002 from 5.45% in 2001. The following table provides a summary of the changes in interest income and interest expense attributable to the aforementioned rate and volume fluctuations for 2002 over 2001.

	Year Ended December 31, 2002 Versus Year Ended December 31, 2001
	Volume	Rate	Total
	(Dollars in thousands)
Increase (decrease) in:
Interest earning assets:
Loans	$211	$(333)	$(122)
Loan fees	66		$66
Taxable securities	41	(182)	(141)
Non-taxable securities	45	(15)	30
Time deposits in other financial institutions	6	(4)	2
Federal funds sold	16	(204)	(188)

Total interest income	385	(738)	(353)

Interest bearing liabilities:
Savings and interest bearing transaction accounts	33	(190)	(157)
Time deposits	(24)	(414)	(438)

Total interest expense	9	(604)	(595)

Increase (decrease) in net interest margin	$376	$(134)	$242

        In 2001, there was a $141 thousand increase in interest income along with an increase of $43 thousand in interest expense compared to 2000. The resulting $98 thousand increase in net interest income for 2001 is a result of similar, yet slightly different dynamics. Ojai experienced an increase in its average earning assets outstanding of $7.5 million. The increase in interest income was primarily attributable to the net increase in average investments, which were up by $6.0 million, while average loans only increased $549 thousand, and Federal funds sold increased by $964 thousand. Partially offset by an increase in Ojai's average interest bearing liabilities by $7.1 million, the increase in average earning assets contributed to a $225 thousand increase in net interest income. The interest rate environment was considerably lower in 2001 compared to the average for 2000; for example, the Prime Rate averaged 6.91% in 2001 compared to 9.23% in 2000. As a result, the weighted average interest rate on earning assets during 2001 was 7.37%, down from 8.03% in 2000. Likewise, the weighted average cost of interest bearing liabilities declined to 2.65% in 2001 from 2.98% in 2000. This decline in interest rates contributed to a decline of $127 thousand in net interest income. As a result of these factors, Ojai's net yield on earning assets declined to 5.45% in 2001 from 5.94% in 2000. The following table provides a summary of the changes in interest income and interest expense attributable to the aforementioned rate and volume fluctuations for 2001 over 2000.

	Year Ended December 31, 2001 Versus Year Ended December 31, 2000
	Volume	Rate	Total
	(Dollars in thousands)
Increase (decrease) in:
Interest earning assets:
Loans	$54	$(107)	$(53)
Loan fees	38		38
Taxable securities	328	(50)	278
Non-taxable securities	16	2	18
Time deposits in other financial institutions	—	—	—
Federal funds sold	53	(193)	(140)

Total interest income	489	(348)	141

Interest bearing liabilities:
Savings and interest bearing transaction accounts	30	(97)	(67)
Time deposits	234	(124)	110

Total interest expense	264	(221)	43

Increase (decrease) in net interest margin	$225	$(127)	$98

        During the first six months of 2003, there was a $158 thousand decrease in interest income along with a decrease of $101 thousand in interest expense compared to the same period in 2002. The resulting $57 thousand decrease in net interest income for the first six months of 2003 compared to the same period last year is a result of a number of dynamics affecting both average balance and interest rate considerations. Ojai experienced an increase in its average earning assets outstanding of $4.5 million. The increase was primarily attributable to the net increase in average loans, which were up by $1.9 million combined with an increase in average Federal funds sold, and investments of $2.7 million, and $178 thousand, respectively. Partially offset by an increase in Ojai's average interest bearing liabilities by $1.9 million, the increase in average earning assets contributed to a $77 thousand increase in net interest income. The interest rate environment was slightly lower during the six months ended June 30, 2003 compared to the same period in 2002; for example, the Prime Rate averaged 4.24% for the first six months in 2003 compared to 4.75% for the same period in 2002. As a result, the weighted average interest rate on earning assets during the first half of 2003 was 5.73%, down from 6.50% for the first half of 2002. Likewise, the weighted average cost of interest bearing liabilities declined to 1.12% for the first half of 2003 from 1.53% for this same period in 2002. This decline in interest rates contributed to a decline of $134 thousand in net interest income. As a result of these factors, Ojai's net yield on earning assets declined to 4.95% for the six months ended June 30, 2003 from 5.40% for the same period in 2002. The following table provides a summary of the changes in interest income and interest expense attributable to the aforementioned rate and volume fluctuations for the first six months of 2003 over 2002.

	Six Months Ended June 30, 2003 Versus Six Months Ended June 30, 2002
	Volume	Rate	Total
	(Dollars in thousands)
Increase (decrease) in:
Interest earning assets:
Loans	$78	$(74)	$4
Loan fees	(4)		(4)
Taxable securities	(55)	(127)	(182)
Non-taxable securities	45	(14)	31
Time deposits in other financial institutions	(1)		(1)
Federal funds sold	18	(24)	(6)

Total interest income	81	(239)	(158)

Interest bearing liabilities:
Savings and interest bearing transaction accounts	5	(17)	(12)
Time deposits	(1)	(88)	(89)

Total interest expense	4	(105)	(101)

Increase (decrease) in net interest margin	$77	$(134)	$(57)

        Ojai expects its risk exposure to changes in interest rates to remain manageable and well within acceptable policy ranges. A recent review as of the end of 2002 of the potential changes in its net interest income over a 12 month time horizon showed that it could fluctuate under extreme alternative rate scenarios from between -3.5% and +3.9% of the base case (rates unchanged) of $4.2 million. Ojai's policy is to maintain a structure of assets and liabilities such that net interest income will not decline more than 5% of the base forecast over the next twelve months under scenarios of an upward or downward 100 basis point shift in interest rates. Management expects that its exposure to interest rate risk is manageable and it will continue to strive for an optimal trade-off between risk and earnings.

        The following table presents a summary of Ojai's net interest income annualized for the most recent quarter under alternative interest rate scenarios.

	Interest Rate Shock
	Estimated Impact		IRR Policy
	Amount[1]	Percent	Amount[1]	Percent
	(Dollars in thousands)
100 basis point decline Prime rate at 3.25%	$(148)	(3.5)	$(211)	(5.0)
50 basis point decline Prime rate at 3.75%	(78)	(1.8)	(106)	(2.5)
Baseline Prime rate at 4.25%	—	—	—	—
100 basis point rise Prime rate at 5.25%	82	1.9	(211)	(5.0)
200 basis point rise Prime rate at 6.25%	163	3.9	(422)	(10.0)

1
Based upon annualized fourth quarter 2002 net interest income

        Net interest income under the above scenarios is influenced by the characteristics of Ojai's assets and liabilities. In the case of interest bearing transaction and savings accounts, interest is based on rates set at the discretion of management. In a downward rate environment, there is a limit to how far these deposit instruments can be re-priced as they are presently at rates between 0.26% and 0.70%. In an upward rate environment, the magnitude and timing of changes in rates on these deposits is assumed to be move more in step with the re-pricing of variable rate assets.

        It is important to note that the above table is a summary of annualized historical earnings and actual future results may vary. Therefore the results of this analysis should not be relied upon as indicative of actual future results. Historically, Ojai has been able to manage its net interest income in a fairly narrow range reflecting Ojai's relative insensitivity to interest rate changes. Over the last three years, Ojai's net interest margin (which is net interest income divided by average earning assets) has ranged from a low of 5.42% to a high of 5.94% (not taxable equivalent). Ojai's net interest margin in 2002 of 5.42% represents the low end of this range by historical standards, coming off the higher levels experienced in 2000 of 5.94%. This is a result of both the lower level of interest rates and the change in mix of earning assets. For the first six months of 2003, Ojai's net interest margin was 4.95%, which is indicative of the continued decline in rates for earning assets with little ability to further decrease the rate paid for interest bearing liabilities. If the Federal Reserve continues to cut short-term interest rates, Ojai may experience further decreases in its net interest margin.

        Ojai has performed an analysis of the risk to its net interest income as of June 30, 2003 and there was not a significant change in Ojai's interest rate risk profile.

Provision for Loan Losses

        Ojai made contributions to the allowance for loan losses of $70 thousand for the twelve months ended December 31, 2000, and has not made any further contributions. This reflects management's assessment of the level of inherent losses identified in the portfolio which has been supplemented by recoveries of loans previously charged off, amounting to $54 thousand, $29 thousand, and $29 thousand for the twelve months ended December 31, 2002, 2001, and 2000 and $35 thousand during the first six months of 2003. The need for additional provision for loan losses in 2003 will be dependent upon Ojai's on-going analysis of the adequacy of the allowance for loan losses. While Ojai believes its allowance for loan losses to be adequate at the present time, the appropriate value can fluctuate over time in response to economic conditions and the subjective decisions which must be made in response to those conditions.

Non-Interest Income

        Non-interest income for 2002 totaled $497 thousand compared to $509 thousand in 2001 and $508 thousand in 2000. Service charges on deposit accounts have historically represented almost 90% of total non-interest income. Service charges on deposit accounts totaled $434 thousand for 2002, a decrease of $17 thousand from $451 thousand in 2001, which was a $3 thousand increase over $448 thousand in 2000. The decrease in 2002 over 2001 was mostly related to a reduction in NSF charges, and to a lesser extent a decline in service charges to business customers. Fees and other service charges increased by $5 thousand to $63 thousand in 2002 over $58 thousand in 2001 after $61 thousand in 2001.

        Ojai recorded $261 thousand in non-interest income for the six month period ending June 30, 2003 compared to $245 thousand for the same period in 2002. An increase in fees and other service charges, partially offset by a decrease in service charges on deposit accounts accounted for this increase. Service charges for the six months ended June 30, 2003 totaled $205 thousand, down $6 thousand for the same period in 2002 of $211 thousand. Fees and other service charges for the six months ended June 30, 2003 totaled $56 thousand, a $22 thousand increase over the same period in 2002 of $34 thousand. A gain on the sale of securities during the first half of 2003 that totaled $27 thousand accounts for the majority of this increase in fees and other service charges over 2002.

Non-Interest Expense

        Total non-interest expense for 2002 was $2.9 million, up from $2.7 million in 2001, which was a decrease over the $2.8 million in 2000.

        Salaries and employee benefits represent over half of Ojai's non-interest expense that increased $184 thousand to $1.6 million in 2002 over $1.4 million in 2001, after having increased by $102 thousand in 2001 over $1.3 million in 2000. The increase in 2002 over 2001 related to an increase in salaries of approximately $151 thousand with the balance representing benefits cost increases. The increase in 2001 over 2000 related to an increase in salaries of approximately $86 thousand with the balance representing benefits cost increases.

        Occupancy, furniture and equipment expense has increased slightly over the last three years to $369 thousand in 2002 from $356 thousand in 2001 and from $338 thousand in 2000. Scheduled increases in rental payments on leased buildings and increased depreciation on equipment have primarily contributed to the increases in occupancy, furniture and equipment expense.

        Data processing expense has increased to $362 thousand for 2002 compared to $297 thousand in 2001, and $275 thousand in 2000. Ojai uses third party providers for its data and item processing functions for which the cost is largely related to actual processing volume. With the increase in the number of customers over the last three years, Ojai has experienced a corresponding increase in its data processing expenses.

        Other operating expenditures declined to $435 thousand in 2002 from $481 thousand in 2001 and $753 thousand in 2000. This category includes primarily charges for stationery and supplies, telephone expenses, and postage. Also included in this category are operating losses, for which Ojai recorded net losses of $303 thousand in 2000, and recognized net recoveries of $21 thousand in 2001 and $76 thousand in 2002. The recognition of the losses in 2000 and subsequent recoveries in 2001 and 2002 is the primary cause for the decreases in this expense category.

        Total non-interest expense for the six month period ending June 30, 2003 was $1.5 million, an increase of $105 thousand over the $1.4 million during the same period in 2002.

        Salaries and employee benefits increased $25 thousand to $762 thousand for the six months ended June 30, 2003 over $737 thousand for the same period in 2002. The increase in 2003 over 2002 related to an increase in salaries of approximately $14 thousand with the balance representing benefits cost increases.

        Occupancy, furniture and equipment expense remained constant at $180 thousand for the six months ending June 30, 2003 and 2002.

        Data processing expense has increased to $187 thousand for the six months ended June 30, 2003 compared to $183 thousand for the same period in 2002. As described above, the increase in Ojai's data processing expenses corresponds to the increased processing volume that results from an increase in the number of customers and customer transaction activity.

        Other operating expenditures increased $81 thousand to $305 thousand for the six months ended June 30, 2003 from $224 thousand for the same period in 2002. This category includes primarily charges for stationery and supplies, telephone expenses, and postage. The increase in six month periods ended June 30, 2003 over 2002 relates primarily to three areas: (i) increased legal costs by $43 thousand primarily related to the present transaction with Mid-State, (ii) increased insurance costs by $20 thousand, and (iii) a decline in net recoveries of operating losses by $19 thousand.

Taxes

        Provision for income taxes amounted to $628 thousand in 2002 following $629 thousand in 2001 and $522 thousand in 2000. While the statutory tax rate of the Company is 41%, the actual rate accrued was 36%, 37% and 36% in 2002, 2001, and 2000, respectively. The primary reason for the difference in the statutory and effective tax rates relates to the amount of tax exempt income generated by Ojai's municipal bond portfolio.

        As described in footnote number six to Ojai's financial statements, Ojai has deferred tax assets primarily related to the timing difference associated with charge-offs and provisions for losses on certain loans and with the timing difference on deferred compensation, partially offset by accrual versus cash adjustments.

MARKET PRICE AND DIVIDEND INFORMATION

Ojai Common Stock

        The common stock of Ojai is not listed on any stock exchange and is traded only infrequently. As of September 3, 2003, there were approximately 100 shareholders. The management of Ojai is unaware of any securities dealers who maintain an inventory or make a market for Ojai common stock.

        On June 27, 2003, the last trading day prior to the announcement of the merger, the fair market value of Ojai common stock as determined by the Board of Directors and financial advisors of Ojai was $46.00 per share.

        The trading price for Ojai common stock is based upon information of which management of Ojai is aware. There may be other trades of which they are not aware.

	Trading Price
	High		Low
2001
First Quarter	$	*	$	*
Second Quarter		*		*
Third Quarter		42.00		41.00
Fourth Quarter		42.50		42.50
2002
First Quarter		$43.00		$43.00
Second Quarter		43.55		42.50
Third Quarter		44.00		44.00
Fourth Quarter		44.00		44.00
2003
First Quarter		$45.00		$44.00
Second Quarter		46.00		46.00

*
Management of Ojai is not aware of any trades of Ojai common stock during these periods.

        Ojai paid cash dividends on its common stock of $1.85, $2.00 and $.90 for 2001, 2002 and for the six months ended June 30, 2003, respectively.

Mid-State Common Stock

        The following table sets forth the range of high and low closing sales prices reported on the Nasdaq National Market for Mid-State common stock for the periods indicated, retroactively adjusted to reflect any stock splits or stock dividends.

        Mid-State's common stock is quoted on the Nasdaq National Market under the symbol "MDST." The following table sets forth for the periods indicated the low and high sale prices per share of the common stock:

	Low	High
2001
First Quarter	$13.52	$17.38	$0.09 cash
Second Quarter	$13.50	$18.32	$0.09 cash
Third Quarter	$13.90	$18.05	$0.09 cash
Fourth Quarter	$14.10	$17.40	$0.10 cash
2002
First Quarter	$15.66	$17.83	$0.10 cash
Second Quarter	$16.83	$21.05	$0.10 cash
Third Quarter	$16.26	$20.06	$0.10 cash
Fourth Quarter	$15.50	$18.25	$0.11 cash
2003
First Quarter	$16.20	$17.85	$0.11 cash
Second Quarter	$16.62	$20.49	$0.13 cash

        On            , 2003, the last reported sale price of Mid-State's common stock on the Nasdaq National Market was $                               per share.

FORWARD LOOKING STATEMENTS

        Certain statements contained in this proxy statement/prospectus or in documents incorporated herein by reference, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements, including among others those found in "QUESTIONS AND ANSWERS ABOUT THE MERGER," "SUMMARY," and "THE MERGER" involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

        In particular, we have made statements in this document regarding expected cost savings to result from the merger, the anticipated accretive effect to earnings of the combined enterprise, an improved ability to compete with larger competitors, restructuring charges expected to be incurred in connection with the merger, and the operation of the combined companies. With respect to estimated cost savings, we have made assumptions about the anticipated overlap between the costs of the two banks for data processing and other operations, the amount of general and administrative expenses, the costs of converting Ojai's data processing to Mid-State's systems, the size of anticipated reductions in fixed labor costs, the amount of severance costs, the effort involved in aligning accounting policies and the transactional costs of the merger. The realization of the anticipated cost savings is subject to the risk of possible inaccuracy of the foregoing assumptions.

In addition to the risks discussed in "RISK FACTORS," the following factors may also affect the accuracy of forward looking statements in this proxy statement/prospectus:

  •
  demographic changes;

  •
  changes in business strategy or development plans;

  •
  the availability of capital to fund the expansion of the combined business; and

  •
  other factors referenced in this proxy statement/prospectus or the documents incorporated herein by reference.

        Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Mid-State and Ojai disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

        Mid-State files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Mid-State files at the Commission's public reference rooms at 450 Fifth Street, NW, Washington, D.C., 20349. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at "http://www.sec.gov" at which reports, proxy and information statements and other information regarding Mid-State are available. You may also obtain copies of these documents on Mid-State's website, http://www.midstatebank.com. Information included or referenced on this website is not part of this document.

        Mid-State has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 relating to the shares of Mid-State common stock to be issued in connection with the merger. This proxy statement/prospectus also constitutes the prospectus of Mid-State filed as part of the registration statement but does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities and Exchange Commission at the address set forth above.

        The Securities and Exchange Commission allows Mid-State to "incorporate by reference" information into this proxy statement/prospectus, which means that Mid-State can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Mid-State has previously filed with the Commission. These documents contain important information about Mid-State and its financial condition.

Mid-State Commission Filings (File No. 000-23925)	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-Q	Quarter ended June 30, 2003
Proxy Statement for Annual Meeting of Shareholders	Dated: April 15, 2003
Current Reports on Form 8-K	Dated: June 24, 2003

        Mid-State incorporates by reference any additional documents that it may file with the Commission between the date of this proxy statement/prospectus and the date of the meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        Mid-State has supplied all information contained or incorporated by reference in the proxy statement/prospectus relating to Mid-State and Ojai has supplied all such information relating to Ojai.

        This proxy statement/prospectus incorporates by reference documents relating to Mid-State which are not presented in this proxy statement/prospectus or delivered herewith. Those documents are available from Mid-State without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from:

                      Mr. James G. Stathos
                      Executive Vice President
                      Mid-State Bancshares
                      1026 Grand Avenue
                      Arroyo Grande, California 93420
                      (805) 473-7700

If you would like to request documents, please do so by                        , 2003 to receive them before the meeting.

        In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Neither Mid-State nor Ojai has authorized any person to provide you with any information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                         , 2003. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement/prospectus nor the issuance to you of shares of Mid-State common stock will create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

LEGAL MATTERS

        Certain legal matters with respect to Mid-State, including the validity of the shares of Mid-State common stock to be issued in connection with the merger, will be passed upon for Mid-State by Reitner & Stuart, San Luis Obispo, California. As of the date of this proxy statement/prospectus, members of Reitner & Stuart owned an aggregate of approximately 6,944 shares of Mid-State common stock.

EXPERTS

        The consolidated financial statements of Mid-State as of December 31, 2002, and for the year then ended, incorporated in this proxy statement/prospectus by reference from Mid-State's annual report on Form 10-K for the year ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        Arthur Andersen LLP has not consented to the incorporation by reference of their report on the financial statements of Mid-State for the two years in the period ended December 31, 2001, in this proxy statement/prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this proxy statement/prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

        The financial statements of Ojai as of December 31, 2002 and 2001, and for each of these years in the three-year period ended December 31, 2002 contained in this joint proxy statement/prospectus have been audited by Fanning & Karrh, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

OTHER BUSINESS

        We are not aware of any business to come before the special meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the special meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

INDEX TO FINANCIAL STATEMENTS

Interim Financial Statements—June 30, 2003 (Unaudited)

FINANCIAL STATEMENTS OF OJAI VALLEY BANK

OJAI VALLEY BANK

UNAUDITED BALANCE SHEETS

JUNE 30, 2003 AND 2002

	2003	2002
ASSETS
Cash and due from banks	$4,379,001	$6,664,207
Federal funds sold	14,830,000	4,195,000
Securities (note 2)	33,978,227	33,318,667
Loans, net (note 3)	33,094,683	34,666,506
Accrued interest receivable
and other assets (notes 6 and 7)	1,391,569	1,412,991
Other real estate owned (note 5)	378,000	378,000
Premises and equipment, net (note 4)	346,010	348,384

TOTAL ASSETS	$88,397,490	$80,983,755

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing demand	$23,212,020	$20,072,446
Interest-bearing demand	16,038,214	14,738,260
Savings	18,099,275	16,695,019
Time, under $100,000	17,047,593	15,369,045
Time, over $100,000	5,940,068	6,489,171

Total deposits	80,337,170	73,363,941
Accrued interest payable and other liabilities (note 7)	245,002	238,803

Total liabilities	80,582,172	73,602,744

STOCKHOLDERS' EQUITY: (note 8)
Common stock—$1.25 par value, 800,000 shares authorized, 295,552 shares issued and outstanding	369,440	369,440
Surplus	1,227,716	1,227,716
Retained earnings	6,188,910	5,783,718
Accumulated other comprehensive income	29,252	137

Total stockholders' equity	7,815,318	7,381,011

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$88,397,490	$80,983,755

See notes to unaudited financial statements.

OJAI VALLEY BANK

UNAUDITED STATEMENTS OF INCOME

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2003 AND 2002

	2003	2002
INTEREST INCOME:
Interest and fees on loans	$1,531,200	$1,530,596
Interest on Federal funds sold	66,304	71,828
Interest on securities:
U.S. treasury securities and agencies	540,401	721,757
State, county, and municipal securities	144,430	114,723
Other	22	1,148

Total interest income	2,282,357	2,440,052
INTEREST EXPENSE ON DEPOSITS	311,252	411,967

NET INTEREST INCOME	1,971,105	2,028,085
PROVISION FOR LOAN LOSSES (note 3)	—	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,971,105	2,028,085

SERVICE CHARGES AND OTHER INCOME	261,155	244,863

OTHER EXPENSES:
Salaries and employee benefits	761,517	737,442
Occupancy expense	96,626	94,513
Furniture and equipment expense	83,787	85,872
Data processing expense	186,624	183,052
Director fees and related expenses	44,600	48,000
Other operating expenses	304,639	224,088

Total other expenses	1,477,793	1,372,967

INCOME BEFORE INCOME TAXES	754,467	899,981
PROVISION FOR INCOME TAXES (note 6)	264,351	324,541

NET INCOME	$490,116	$575,440

EARNINGS PER SHARE	$1.66	$1.95

See notes to unaudited financial statements.

OJAI VALLEY BANK

UNAUDITED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE SIX MONTH PERIODS ENDING JUNE 30, 2003 AND 2002

	Common Stock				Accumulated Other Comprehensive Income (Loss)
				Retained Earnings		Total Stockholders' Equity
	Shares	Amount	Surplus
BALANCE, JANUARY 1, 2002	295,552	$369,440	$1,227,716	$5,459,497	$29,054	$7,085,707
COMPREHENSIVE INCOME:
Net income				575,440		575,440
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income taxes of $20,224					(28,917)	(28,917)

TOTAL COMPREHENSIVE INCOME						546,523

DIVIDENDS ($.85 per share)				(251,219)		(251,219)

BALANCE, JUNE 30, 2002	295,552	$369,440	$1,227,716	$5,783,718	$137	$7,381,011

BALANCE, JANUARY 1, 2003	295,552	$369,440	$1,227,716	$5,964,791	$18,534	$7,580,481
COMPREHENSIVE INCOME:
Net income				490,116		490,116
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income taxes of $5,751					6,484	6,484
Less: reclassification adjustment, net of deferred income taxes of $1,743					4,234	4,234

TOTAL COMPREHENSIVE INCOME						500,834

DIVIDENDS ($.90 per share)				(265,997)		(265,997)

BALANCE, JUNE 30, 2003	295,552	$369,440	$1,227,716	$6,188,910	$29,252	$7,815,318

See notes to unaudited financial statements.

OJAI VALLEY BANK

UNAUDITED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2003 AND 2002

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$490,116	$575,440
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	—
Depreciation and amortization	50,430	40,519
Accretion of discount, net of amortization of of premium	180,891	107,762
(Benefit) provision for deferred income taxes	(3,092)	31,123
Gain on sale of securities available-for-sale	(27,691)
Decrease in accrued interest receivable and other assets	22,279	95,732
Decrease in accrued interest payable and other liabilities	(21,004)	(25,387)

Net cash provided by operating activities	691,929	825,189

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of premises and equipment	(7,636)	(31,915)
Proceeds from sales and maturities of securities available-for-sale	1,039,770	4,000,000
Proceeds from maturities and calls of securities held-to-maturity	4,000,000	3,675,000
Purchases of securities available-for-sale	(1,070,781)	(1,020,480)
Purchases of securities held-to-maturity	(6,264,437)	(7,389,256)
Net increase (decrease) in loans	831,663	(3,206,048)

Net cash used for investing activities	(1,471,421)	(3,972,699)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(265,997)	(251,219)
Net increase in deposits	5,315,534	990,671

Net cash provided by financing activities	5,049,537	739,452

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,270,045	(2,408,058)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,938,956	13,267,265

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,209,001	$10,859,207

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during period for:
Interest	$315,221	$420,655
Income taxes	$201,000	$165,644
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
Total change in unrealized gain/loss on securities available-for-sale	$18,212	$(49,141)

See notes to unaudited financial statements.

OJAI VALLEY BANK

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations—Ojai Valley Bank (the "Bank") generates commercial and consumer loans and receives deposits from customers located primarily in Ojai, California and the surrounding areas. The Bank has two branches. The financial information for the branches has been aggregated into one reporting segment. The Bank operates under a state charter and provides full banking services. As a state bank, the Bank is subject to regulation by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation. The accounting and reporting policies of the Bank are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The following are descriptions of the more significant of those policies.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

        Securities—Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost.

        Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

        The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

        Loans—Loans are reported at their outstanding unpaid principal balances, adjusted for the allowance for loan losses, net deferred loan fees, and unearned discounts.

        Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

        Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired or nonaccrual loans is recognized only to the extent of interest payments received.

        Allowance for Loan Losses—The allowance for loan losses is maintained at a level that, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's periodic evaluations of the loan portfolio which take into consideration such factors as changes in the growth, size and composition of the loan portfolio, overall portfolio quality, trends in historical loss experience, specific impaired loans, collateral, guarantees, current economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by provisions for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

        Premises and Equipment—Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to ten years. Leasehold improvements are amortized over the term of the lease or the estimated useful lives of improvements, whichever is shorter. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

        Other Real Estate Owned—Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the Bank's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed. Gains and losses on the sale of other real estate owned and write-downs resulting from periodic revaluation of the property are charged to other operating expense.

        Income Taxes—Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax basis of assets and liabilities and their reported amount in the financial statements. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

        Advertising Costs—The Bank expenses the costs of advertising when incurred.

        Earnings Per Share—Earnings per share are computed based on the weighted average number of common shares outstanding during each period.

        Statement of Cash Flows—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

2. INVESTMENT SECURITIES

        Investment securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values at June 30 follows.

	2003				2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
U.S. treasury securities	$7,692,349	$293,979	$—	$7,986,328	$13,780,062	$300,869	$—	$14,080,931
U.S. agencies securities	14,430,466	366,361	—	14,796,827	11,256,204	290,429	—	11,546,633
State, county and municipal securities	9,710,983	343,182	—	10,054,165	7,261,922	200,466	—	7,462,388

Total held-to maturity	31,833,798	1,003,522	—	32,837,320	32,298,188	791,764	—	33,089,952

Available-for-sale:
U.S. treasury securities	1,062,450	25,674	—	1,088,124	—	—	—	—
U.S. agency securities	1,032,270	24,035	—	1,056,305	1,020,246	233	—	1,020,479

Total available-for-sale	2,094,720	49,709	—	2,144,429	1,020,246	233	—	1,020,479

Total securities	$33,928,518	$1,053,231	$—	$34,981,749	$33,318,434	$791,997	$—	$34,110,431

        The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale at June 30, 2003, by contractual maturity, are as follows:

	Securities held-to-maturity		Securities available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$9,072,027	$9,217,337	$—	$—
After one year through five years	20,811,167	21,640,827	2,094,720	2,144,429
After five years through ten years	1,950,604	1,979,156	—	—

Totals	$31,833,798	$32,837,320	$2,094,720	$2,144,429

        Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

        Proceeds from a sale of a security available-for-sale totaled $1,039,770 with a gain of $27,691 for the six month period ended June 30, 2003. There were no sales of investment securities during the six month period ending June 30, 2002.

        Securities carried at approximately $4,575,000 and $3,540,000 at June 30, 2003 and 2002, respectively, were pledged to secure public funds on deposit, as required by law.

3. LOANS

        Loans consisted of the following at June 30:

	2003	2002
Commercial	$3,198,062	$3,000,960
Real estate	18,273,312	20,796,384
Equity lines of credit	7,642,839	6,559,285
Consumer	4,763,700	5,099,194
Overdrafts	20,811	37,113

Total loans	33,898,724	35,492,936
Less allowance for loan losses	(675,231)	(646,303)
Less deferred loan fees	(128,810)	(180,127)

Loans, net	$33,094,683	$34,666,506

        Transactions in the allowance for loan losses account are summarized as follows:

	2003	2002
Balance, beginning of period	$656,352	$639,678
Provision for loan losses charged to expense	—	—
Loans charged off	(15,584)	(19,737)
Recoveries on loans previously charged off	34,463	26,362

Balance, end of period	$675,231	$646,303

        There were no impaired loans at June 30, 2003 or 2002.

        The Bank has granted loans to directors, major stockholders and officers and to entities with which they are associated. Such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral for comparable loans with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Loans made to such related parties amounted to $280,000 in the six month period ended June 30, 2003. No loans were made to related parties during the six month period ended June 30, 2002. Balances outstanding at June 30, 2003 and 2002 were $1,066,286 and $932,811, respectively.

4. PREMISES AND EQUIPMENT

        Premises and equipment consisted of the following at June 30:

	2003	2002
Furniture and equipment	$858,735	$949,028
Leasehold improvements	638,116	652,886

Total cost	1,496,851	1,601,914
Less accumulated depreciation and amortization	(1,150,841)	(1,253,530)

Premises and equipment, net	$346,010	$348,384

5. OTHER REAL ESTATE OWNED

        Other real estate owned consisted of the following at June 30:

	2003	2002
Foreclosed assets held for sale	$378,000	$378,000
Valuation allowance	—	—

Other real estate owned, net	$378,000	$378,000

6. INCOME TAXES

        The provision for income taxes consisted of the following:

	2003	2002
Current tax expense:
Federal	$180,666	$212,192
State	86,777	81,227

	267,443	293,419

Deferred tax expense:
Federal	3,434	19,372
State	(6,526)	11,750
Change in valuation allowance	—	—

	(3,092)	31,122

Provision for income taxes	$264,351	$324,541

        Current income taxes receivable of $58,031 are included in other assets in the accompanying unaudited financial statements.

        The following summarizes the differences between the provision for income taxes for financial statement purposes and the federal statutory rate of 34%:

	2003	2002
Tax provision at federal statutory rate	34%	34%
State franchise tax, net of federal income tax benefit	7	7
Municipal interest	(6)	(4)
Other	—	(1)

Tax provision	35%	36%

        The components of the net deferred tax asset included in other assets in the accompanying unaudited financial statements are as follows at June 30:

	2003	2002
Deferred tax liability:
Federal	$(223,869)	$(220,719)
State	(72,007)	(82,143)
Deferred tax asset:
Federal	267,467	303,903
State	85,482	97,165
Valuation allowance	—	—

Net deferred tax asset	$57,073	$98,206

        The tax effects of each type of significant item that gave rise to deferred taxes are:

	2003	2002
Net unrealized gain/loss on securities available-for-sale	$(20,457)	$(95)
Depreciation	(15,107)	(7,618)
Allowance for loan losses	235,924	235,924
Deferred compensation	95,578	89,431
Accrual to cash adjustment	(250,855)	(295,149)
Other	11,990	75,713

Net deferred tax asset	$57,073	$98,206

7. EMPLOYEE BENEFIT PLANS

        The Bank has established a non-qualified unfunded deferred compensation plan for its officers to provide for payments upon retirement or death. Under the plan, certain employees will receive retirement payments as defined in the plan. The projected benefit obligation as of June 30, 2003 is $213,155. The net benefit liabilities of the plan are $213,155 and $200,860 at June 30, 2003 and 2002, respectively, and are included in other liabilities in the accompanying unaudited financial statements. No compensation expense relating to this plan has been recognized during the six month periods ended June 30, 2003 and 2002. It is the Bank's policy to recognize this compensation expense once a year at December 31. Compensation expense relating to this plan for the year ended December 31, 2002 was

$30,711. In anticipation of the future obligation of the plan, the Bank has invested in life insurance policies which are carried at cash surrender values of $319,260 and $297,069 at June 30, 2003 and 2002, respectively, and are included in other assets in the accompanying unaudited financial statements. The Bank's intention is to fund this plan from the proceeds and investment earnings of the insurance policies.

        The Bank has a 401(k) plan for its employees. Under the plan, eligible employees may defer a portion of their salaries. The Bank may, at its option, make matching contributions, the total of which may not exceed 15% of eligible compensation. The Bank made matching contributions of $3,811 and $3,630 for the six month periods ended June 30, 2003 and 2002, respectively.

8. REGULATORY CAPITAL

        All banks are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on a bank's financial statements. The regulations require banks to meet specific capital adequacy guidelines that involve quantitative measures of a bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of: Tier 1 capital to total average assets (as defined in the regulations) and Tier 1 capital and total capital to risk-weighted assets (as defined). Management believes, as of June 30, 2003 and 2002, that the Bank met all the capital adequacy requirements to which it is subject.

        As of September 30, 2002, the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must exceed minimum capital ratios (as defined in the regulations). There are no conditions or events since the notification that management believes have changed the Bank's category.

        The Bank's required and actual capital amounts and ratios are as follows:

	Required Amount (Ratio)		Actual Amount (Ratio)
As of June 30, 2003:
Tier 1 Capital (to Average Assets)	$3,451,760	4.00%	$7,786,066	9.03%
Tier 1 Capital (to Risk Weighted Assets)	$1,961,640	4.00%	$7,786,066	15.85%
Total Capital (to Risk Weighted Assets)	$3,929,280	8.00%	$8,401,647	17.11%
As of June 30, 2002:
Tier 1 Capital (to Average Assets)	$3,286,120	4.00%	$7,380,874	8.98%
Tier 1 Capital (to Risk Weighted Assets)	$1,859,240	4.00%	$7,380,874	15.92%
Total Capital (to Risk Weighted Assets)	$3,708,480	8.00%	$7,961,149	17.17%

9. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

        The Bank grants loans to customers throughout its primary market area of the Ojai Valley. The Bank's portfolio is well diversified and no significant industry concentrations exist.

        As of June 30, 2003, the Bank had a concentration of credit with correspondent banks of approximately $15,500,000, which consisted of Federal funds sold and amounts due on deposit in excess of federal deposit insurance limits.

10. COMMITMENTS AND CONTINGENCIES

        At June 30, 2003, the Bank was obligated under operating leases requiring annual rentals as follows:

Years ending June 30:
2004	$107,304
2005	107,304
2006	94,560
2007	81,816
2008	81,816
Thereafter	347,718

Total	$820,518

        Rent expense was $58,754 and $57,995 for the six month periods ended June 30, 2003 and 2002, respectively.

        At June 30, 2003, the Bank had an unused $2,000,000 line of credit with a bank. The line has a variable interest rate based on the lending bank's daily Federal funds rate and is due on demand. The line of credit is unsecured.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying unaudited financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

        Financial instruments whose contract amount represents credit risk were as follows at June 30:

	2003	2002
Commitments to extend credit	$8,915,509	$9,869,068
Standby letters of credit	$1,092,663	$422,397

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

        The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments during the past two years.

12. SUBSEQUENT EVENT

        On June 30, 2003, the Bank entered into an Agreement and Plan of Merger ("Agreement") with Mid-State Bank & Trust and Mid-State Bancshares. Under the terms of the Agreement, Mid-State Bancshares will acquire all the outstanding common stock of the Bank for cash, stock of Mid-State Bancshares or a combination. The valuations for Mid-State Bancshares common stock and cash will depend on the average closing price of Mid-State Bancshares common stock shortly before the closing of the merger. The acquisition is subject to approval by at least a majority of the outstanding shares of Ojai common stock. It is anticipated that the transactions will be completed in the Fourth Quarter of 2003.

OJAI VALLEY BANK

Financial Statements
for the Years Ended
December 31, 2002 and 2001
and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Ojai Valley Bank:

        We have audited the accompanying balance sheets of Ojai Valley Bank (the "Bank") as of December 31, 2002 and 2001 and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ojai Valley Bank at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Fanning & Karrh
Ventura, California

January 22, 2003

OJAI VALLEY BANK

BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

	2002	2001
ASSETS
Cash and due from banks	$6,373,956	$4,852,265
Federal funds sold	8,565,000	8,415,000
Securities (note 2)	31,817,767	32,740,834
Loans, net (note 3)	33,926,346	31,460,458
Accrued interest receivable and other assets (notes 6 and 7)	1,418,250	1,519,622
Other real estate owned (note 5)	378,000	378,000
Premises and equipment, net (note 4)	388,804	356,988

TOTAL ASSETS	$82,868,123	$79,723,167

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing demand	$19,665,416	$18,309,294
Interest-bearing demand	15,536,274	14,132,759
Savings	16,840,019	15,678,645
Time, under $100,000	16,508,100	15,319,775
Time, over $100,000	6,471,827	8,932,797

Total deposits	75,021,636	72,373,270
Accrued interest payable and other liabilities (note 7)	266,006	264,190

Total liabilities	75,287,642	72,637,460

STOCKHOLDERS' EQUITY: (note 8)
Common stock—$1.25 par value, 800,000 shares authorized, 295,552 shares issued and outstanding	369,440	369,440
Surplus	1,227,716	1,227,716
Retained earnings	5,964,791	5,459,497
Accumulated other comprehensive income	18,534	29,054

Total stockholders' equity	7,580,481	7,085,707

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$82,868,123	$79,723,167

See notes to financial statements.

OJAI VALLEY BANK

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
INTEREST INCOME:
Interest and fees on loans	$3,166,326	$3,222,018
Interest on Federal funds sold	139,270	326,965
Interest on securities:
U.S. treasury securities and agencies	1,330,385	1,470,918
State, county, and municipal securities	250,581	221,343
Other	6,880	4,927

Total interest income	4,893,442	5,246,171
INTEREST EXPENSE ON DEPOSITS	773,683	1,369,488

NET INTEREST INCOME	4,119,759	3,876,683
PROVISION FOR LOAN LOSSES (note 3)	—	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,119,759	3,876,683

SERVICE CHARGES AND OTHER INCOME	496,573	509,336

OTHER EXPENSES:
Salaries and employee benefits	1,631,659	1,448,036
Occupancy expense	194,568	187,976
Furniture and equipment expense	173,976	168,145
Data processing expense	362,348	296,579
Director fees and related expenses	94,200	95,500
Other operating expenses	434,742	480,771

Total other expenses	2,891,493	2,677,007

INCOME BEFORE INCOME TAXES	1,724,839	1,709,012
PROVISION FOR INCOME TAXES (note 6)	628,441	629,357

NET INCOME	$1,096,398	$1,079,655

EARNINGS PER SHARE	$3.71	$3.65

See notes to financial statements.

OJAI VALLEY BANK

STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDING DECEMBER 31, 2002 AND 2001

	Common Stock				Accumulated Other Comprehensive Income (Loss)
				Retained Earnings		Total Stockholders' Equity
	Shares	Amount	Surplus
BALANCE, JANUARY 1, 2001	295,552	$369,440	$1,227,716	$4,926,614	$7,704	$6,531,474
COMPREHENSIVE INCOME:
Net income				1,079,655		1,079,655
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income taxes of $14,932					21,350	21,350

TOTAL COMPREHENSIVE INCOME						1,101,005

DIVIDENDS ($1.85 per share)				(546,772)		(546,772)

BALANCE, DECEMBER 31, 2001	295,552	369,440	1,227,716	5,459,497	29,054	7,085,707

COMPREHENSIVE INCOME:
Net income				1,096,398		1,096,398
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income taxes of $7,357					(10,520)	(10,520)

TOTAL COMPREHENSIVE INCOME						1,085,878

DIVIDENDS ($2.00 per share)				(591,104)		(591,104)

BALANCE, DECEMBER 31, 2002	295,552	$369,440	$1,227,716	$5,964,791	$18,534	$7,580,481

See notes to financial statements.

OJAI VALLEY BANK

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,096,398	$1,079,655
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	—
Depreciation and amortization	91,366	78,540
Accretion of discount, net of amortization of of premium	240,567	97,544
Provision for deferred income taxes	54,986	34,439
Decrease (increase) in accrued interest receivable and other assets	53,743	(231,007)
Increase (decrease) in accrued interest payable and other liabilities	1,816	(8,148)

Net cash provided by operating activities	1,538,876	1,051,023

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of premises and equipment	(123,182)	(116,757)
Proceeds from sales and maturities of securities available-for-sale	4,000,000	1,000,000
Proceeds from maturities and calls of securities held-to-maturity	7,298,000	5,690,000
Purchases of securities available-for-sale	(2,062,054)	—
Purchases of securities held-to-maturity	(8,571,323)	(12,375,583)
Net increase in loans	(2,465,888)	(1,768,931)

Net cash used for investing activities	(1,924,447)	(7,571,271)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(591,104)	(546,772)
Net increase in deposits	2,648,366	4,458,182

Net cash provided by financing activities	2,057,262	3,911,410

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,671,691	(2,608,838)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	13,267,265	15,876,103

CASH AND CASH EQUIVALENTS AT END OF YEAR	$14,938,956	$13,267,265

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during year for:
Interest	$783,775	$1,393,417
Income taxes	$525,644	$712,406
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
Other real estate owned acquired in settlement of loans	$—	$378,000
Other assets acquired in settlement of loans	$—	$166,000
Total change in unrealized gain/loss on securities available-for-sale	$(17,877)	$36,282

See notes to financial statements.

OJAI VALLEY BANK

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations—Ojai Valley Bank (the "Bank") generates commercial and consumer loans and receives deposits from customers located primarily in Ojai, California and the surrounding areas. The Bank has two branches. The financial information for the branches has been aggregated into one reporting segment. The Bank operates under a state charter and provides full banking services. As a state bank, the Bank is subject to regulation by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation. The accounting and reporting policies of the Bank are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The following are descriptions of the more significant of those policies.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

        Securities—Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost.

        Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

        The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

        Loans—Loans are reported at their outstanding unpaid principal balances, adjusted for the allowance for loan losses, net deferred loan fees, and unearned discounts.

        Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

        Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired or nonaccrual loans is recognized only to the extent of interest payments received.

        Allowance for Loan Losses—The allowance for loan losses is maintained at a level that, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's periodic evaluations of the loan portfolio which take into consideration such factors as changes in the growth, size and composition of the loan portfolio, overall portfolio quality, trends in historical loss experience, specific impaired loans, collateral, guarantees, current economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by provisions for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

        Premises and Equipment—Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to ten years. Leasehold improvements are amortized over the term of the lease or the estimated useful lives of improvements, whichever is shorter. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

        Other Real Estate Owned—Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the Bank's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed. Gains and losses on the sale of other real estate owned and write-downs resulting from periodic revaluation of the property are charged to other operating expense.

        Income Taxes—Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax basis of assets and liabilities and their reported amount in the financial statements. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

        Advertising Costs—The Bank expenses the costs of advertising when incurred.

        Earnings Per Share—Earnings per share are computed based on the weighted average number of common shares outstanding during each year.

        Statement of Cash Flows—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

        Reclassifications—Certain amounts in the 2002 financial statements have been reclassified to be comparable with the classifications used in the 2001 financial statements.

2. INVESTMENT SECURITIES

        Investment securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values at December 31 follows.

	2002				2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
U.S. treasury securities	$10,737,629	$367,285	$—	$11,104,914	$14,629,601	$394,993	$(18,565)	$15,006,029
U.S. agencies securities	12,288,428	397,633	—	12,686,061	9,192,686	269,824	(19,773)	9,442,737
State, county and municipal securities	6,705,381	291,002	—	6,996,383	4,863,398	136,490	(1,590)	4,998,298

Total held-to maturity	29,731,438	1,055,920	—	30,787,358	28,685,685	801,307	(39,928)	29,447,064

Available-for-sale:
U.S. treasury securities	—	—	—	—	2,004,185	33,036	—	2,037,221
U.S. agency securities	2,054,833	31,496	—	2,086,329	2,001,591	16,337	—	2,017,928

Total available-for-sale	2,054,833	31,496	—	2,086,329	4,005,776	49,373	—	4,055,149

Total securities	$31,786,271	$1,087,416	$—	$32,873,687	$32,691,461	$850,680	$(39,928)	$33,502,213

        The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale at December 31, 2002, by contractual maturity, are as follows:

	Securities held-to-maturity		Securities available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$10,147,633	$10,377,731	$—	$—
After one year through five years	19,138,771	19,937,298	2,054,833	2,086,329
After five years through ten years	445,034	472,329	—	—

Totals	$29,731,438	$30,787,358	$2,054,833	$2,086,329

        Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

        There were no sales of investment securities during 2002 or 2001.

        Securities carried at approximately $4,600,000 and $3,531,000 at December 31, 2002 and 2001, respectively, were pledged to secure public funds on deposit, as required by law.

3. LOANS

        Loans consisted of the following at December 31:

	2002	2001
Commercial	$3,143,665	$2,897,280
Real estate	20,162,645	17,826,855
Equity lines of credit	6,734,717	6,339,110
Consumer	4,662,886	5,105,410
Overdrafts	36,961	49,401

Total loans	34,740,874	32,218,056
Less allowance for loan losses	(656,352)	(639,678)
Less deferred loan fees	(158,176)	(117,920)

Loans, net	$33,926,346	$31,460,458

        Transactions in the allowance for loan losses account are summarized as follows:

	2002	2001
Balance, beginning of year	$639,678	$708,138
Provision for loan losses charged to expense	—	—
Loans charged off	(37,615)	(97,114)
Recoveries on loans previously charged off	54,289	28,654

Balance, end of year	$656,352	$639,678

        There were no impaired loans at December 31, 2002 or 2001.

        The Bank has granted loans to directors, major stockholders and officers and to entities with which they are associated. Such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral for comparable loans with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Loans made to such related parties amounted to $31,122 in 2002 and $1,105,000 in 2001. Balances outstanding at December 31, 2002 and 2001 were $941,435 and $1,125,092, respectively.

4. PREMISES AND EQUIPMENT

        Premises and equipment consisted of the following at December 31:

	2002	2001
Furniture and equipment	$1,030,675	$940,038
Leasehold improvements	662,505	652,886

Total cost	1,693,180	1,592,924
Less accumulated depreciation and amortization	(1,304,376)	(1,235,936)

Premises and equipment, net	$388,804	$356,988

5. OTHER REAL ESTATE OWNED

        Other real estate owned consisted of the following at December 31:

	2002	2001
Foreclosed assets held for sale	$378,000	$378,000
Valuation allowance	—	—

Other real estate owned, net	$378,000	$378,000

6. INCOME TAXES

        The provision for income taxes consisted of the following:

	2002	2001
Current tax expense:
Federal	$401,638	$418,243
State	171,817	176,675

	573,455	594,918

Deferred tax expense:
Federal	40,526	23,247
State	14,460	11,192
Change in valuation allowance	—	—

	54,986	34,439

Provision for income taxes	$628,441	$629,357

        Current income taxes receivable of $124,475 are included in other assets in the accompanying financial statements.

        The following summarizes the differences between the provision for income taxes for financial statement purposes and the federal statutory rate of 34%:

	2002	2001
Tax provision at federal statutory rate	34%	34%
State franchise tax, net of federal income tax benefit	7	7
Municipal interest	(5)	(4)

Tax provision	36%	37%

        The components of the net deferred tax asset included in other assets in the accompanying financial statements are as follows at December 31:

	2002	2001
Deferred tax liability:
Federal	$(219,892)	$(218,343)
State	(78,145)	(76,362)
Deferred tax asset:
Federal	272,444	306,002
State	87,068	97,808
Valuation allowance	—	—

Net deferred tax asset	$61,475	$109,105

        The tax effects of each type of significant item that gave rise to deferred taxes are:

	2002	2001
Net unrealized gain/loss on securities available-for-sale	$(12,962)	$(20,319)
Depreciation	(17,565)	(7,945)
Allowance for loan losses	235,924	236,628
Deferred compensation	99,389	93,242
Accrual to cash adjustment	(259,866)	(250,338)
Other	16,555	57,837

Net deferred tax asset	$61,475	$109,105

7. EMPLOYEE BENEFIT PLANS

        The Bank has established a non-qualified unfunded deferred compensation plan for its officers to provide for payments upon retirement or death. Under the plan, certain employees will receive retirement payments as defined in the plan. The projected benefit obligation as of December 31, 2002 is $221,654. The net benefit liabilities of the plan are $221,654 and $207,943 at December 31, 2002 and 2001, respectively, and are included in other liabilities in the accompanying financial statements. Compensation expense relating to this plan was $30,711 and $30,156 for 2002 and 2001, respectively. In anticipation of the future obligation of the plan, the Bank has invested in life insurance policies which are carried at cash surrender values of $319,260 and $295,159 at December 31, 2002 and 2001,

respectively, and are included in other assets in the accompanying financial statements. The Bank's intention is to fund this plan from the proceeds and investment earnings of the insurance policies.

        The Bank has a 401(k) plan for its employees. Under the plan, eligible employees may defer a portion of their salaries. The Bank may, at its option, make matching contributions, the total of which may not exceed 15% of eligible compensation. The Bank made matching contributions of $7,378 and $7,354 in 2002 and 2001, respectively.

8. REGULATORY CAPITAL

        All banks are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on a bank's financial statements. The regulations require banks to meet specific capital adequacy guidelines that involve quantitative measures of a bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of: Tier 1 capital to total average assets (as defined in the regulations) and Tier 1 capital and total capital to risk-weighted assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Bank met all the capital adequacy requirements to which it is subject.

        As of September 30, 2002, the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must exceed minimum capital ratios (as defined in the regulations). There are no conditions or events since the notification that management believes have changed the Bank's category.

        The Bank's required and actual capital amounts and ratios are as follows:

	Required Amount (Ratio)		Actual Amount (Ratio)
As of December 31, 2002:
Tier 1 Capital (to Average Assets)	$3,315,560	4.00%	$7,561,947	9.12%
Tier 1 Capital (to Risk Weighted Assets)	$1,895,320	4.00%	$7,561,947	15.96%
Total Capital (to Risk Weighted Assets)	$3,790,640	8.00%	$8,155,022	17.21%
As of December 31, 2001:
Tier 1 Capital (to Average Assets)	$3,170,000	4.00%	$7,056,653	8.90%
Tier 1 Capital (to Risk Weighted Assets)	$1,700,920	4.00%	$7,056,653	16.60%
Total Capital (to Risk Weighted Assets)	$3,401,840	8.00%	$7,588,191	17.85%

9. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

        The Bank grants loans to customers throughout its primary market area of the Ojai Valley. The Bank's portfolio is well diversified and no significant industry concentrations exist.

        As of December 31, 2002, the Bank had a concentration of credit with correspondent banks of $11,480,204, which consisted of Federal funds sold and amounts due on deposit in excess of federal deposit insurance limits.

10. COMMITMENTS AND CONTINGENCIES

        At December 31, 2002, the Bank was obligated under operating leases requiring annual rentals as follows:

2003	$107,304
2004	107,304
2005	107,304
2006	81,816
2007	81,816
Thereafter	388,626

Total	$874,170

        Rent expense was $116,554 and $113,699 in 2002 and 2001, respectively.

        At December 31, 2002, the Bank had an unused $2,000,000 line of credit with a bank. The line has a variable interest rate based on the lending bank's daily Federal funds rate and is due on demand. The line of credit is unsecured.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

        Financial instruments whose contract amount represents credit risk were as follows:

	2002	2001
Commitments to extend credit	$7,226,657	$7,212,415
Standby letters of credit	$1,009,823	$1,151,689

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

        The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 2002 or 2001.

OJAI VALLEY BANK

Financial Statements
for the Years Ended
December 31, 2001 and 2000
and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Ojai Valley Bank:

        We have audited the accompanying balance sheets of Ojai Valley Bank (the "Bank") as of December 31, 2001 and 2000 and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ojai Valley Bank at December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Fanning & Karrh
Ventura, California

February 2, 2002

OJAI VALLEY BANK

BALANCE SHEETS

DECEMBER 31, 2001 AND 2000

	2001	2000
ASSETS
Cash and due from banks	$4,852,265	$5,586,103
Federal funds sold	8,415,000	10,290,000
Securities (note 2)	32,740,834	27,116,513
Loans, net (note 3)	31,460,458	30,235,527
Accrued interest receivable and other assets (notes 6 and 7 )	1,519,622	1,171,986
Other real estate owned (note 5)	378,000	—
Premises and equipment, net (note 4)	356,988	318,771

TOTAL ASSETS	$79,723,167	$74,718,900

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing demand	$18,309,294	$18,436,645
Interest-bearing demand	14,132,759	15,191,117
Savings	15,678,645	14,748,739
Time, under $100,000	15,319,775	14,256,301
Time, over $100,000	8,932,797	5,282,286

Total deposits	72,373,270	67,915,088
Accrued interest payable and other liabilities (note 7)	264,190	272,338

Total liabilities	72,637,460	68,187,426

STOCKHOLDERS' EQUITY: (note 8)
Common stock—$1.25 par value, 800,000 shares authorized, 295,552 shares issued and outstanding	369,440	369,440
Surplus	1,227,716	1,227,716
Retained earnings	5,459,497	4,926,614
Accumulated other comprehensive income	29,054	7,704

Total stockholders' equity	7,085,707	6,531,474

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$79,723,167	$74,718,900

See notes to financial statements.

OJAI VALLEY BANK

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000
INTEREST INCOME:
Interest and fees on loans	$3,222,018	$3,236,994
Interest on Federal funds sold	326,965	467,033
Interest on securities:
U.S. treasury securities and agencies	1,470,918	1,192,820
State, county, and municipal securities	221,343	202,767
Other	4,927	5,177

Total interest income	5,246,171	5,104,791
INTEREST EXPENSE ON DEPOSITS	1,369,488	1,325,722

NET INTEREST INCOME	3,876,683	3,779,069
PROVISION FOR LOAN LOSSES (note 3)	—	70,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,876,683	3,709,069

SERVICE CHARGES AND OTHER INCOME	509,336	508,111

OTHER EXPENSES:
Salaries and employee benefits	1,448,036	1,345,540
Occupancy expense	187,976	184,814
Furniture and equipment expense	168,145	152,650
Data processing expense	296,579	274,646
Director fees and related expenses	95,500	75,200
Other operating expenses	480,771	753,115

Total other expenses	2,677,007	2,785,965

INCOME BEFORE INCOME TAXES	1,709,012	1,431,215
PROVISION FOR INCOME TAXES (note 6)	629,357	521,989

NET INCOME	$1,079,655	$909,226

EARNINGS PER SHARE	$3.65	$3.08

See notes to financial statements.

OJAI VALLEY BANK

STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDING DECEMBER 31, 2001 AND 2000

	Common Stock				Accumulated Other Comprehensive Income (Loss)
				Retained Earnings		Total Stockholders' Equity
	Shares	Amount	Surplus
BALANCE, JANUARY 1, 2000	295,552	$369,440	$1,227,716	$4,519,826	$(21,255)	$6,095,727
COMPREHENSIVE INCOME:
Net income				909,226		909,226
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income taxes of $20,253					28,959	28,959

TOTAL COMPREHENSIVE INCOME						938,185

DIVIDENDS ($1.70 per share)				(502,438)		(502,438)

BALANCE, DECEMBER 31, 2000	295,552	369,440	1,227,716	4,926,614	7,704	6,531,474

COMPREHENSIVE INCOME:
Net income				1,079,655		1,079,655
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income taxes of $14,932					21,350	21,350

TOTAL COMPREHENSIVE INCOME						1,101,005

DIVIDENDS ($1.85 per share)				(546,772)		(546,772)

BALANCE, DECEMBER 31, 2001	295,552	$369,440	$1,227,716	$5,459,497	$29,054	$7,085,707

See notes to financial statements.

OJAI VALLEY BANK

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,079,655	$909,226
Adjustments to reconcile net income to net cash provided by operating activities: Provision for loan losses	—	70,000
Depreciation and amortization	78,540	72,665
Accretion of discount, net of amortization of of premium	97,544	68,618
Provision (benefit) for deferred income taxes	34,439	(36,509)
Increase in accrued interest receivable and other assets	(231,007)	(269,707)
Decrease in accrued interest payable and other liabilities	(8,148)	(50,331)

Net cash provided by operating activities	1,051,023	763,962

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of premises and equipment	(116,757)	(60,629)
Proceeds from sales and maturities of securities available-for-sale	1,000,000	1,000,000
Proceeds from maturities and calls of securities held-to-maturity	5,690,000	6,635,000
Purchases of securities available-for-sale	—	(2,004,659)
Purchases of securities held-to-maturity	(12,375,583)	(12,372,392)
Net (increase) decrease in loans	(1,768,931)	61,972

Net cash used for investing activities	(7,571,271)	(6,740,708)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(546,772)	(502,438)
Net increase in deposits	4,458,182	6,501,601

Net cash provided by financing activities	3,911,410	5,999,163

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,608,838)	22,417
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	15,876,103	15,853,686

CASH AND CASH EQUIVALENTS AT END OF YEAR	$13,267,265	$15,876,103

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during year for:
Interest	$1,393,417	$1,306,018
Income taxes	$712,406	$688,777
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
Other real estate owned acquired in settlement of loans	$378,000	$—
Other assets acquired in settlement of loans	$166,000	$—
Total change in unrealized gain/loss on securities available-for-sale	$36,282	$49,212

See notes to financial statements.

OJAI VALLEY BANK

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations—Ojai Valley Bank (the "Bank") generates commercial and consumer loans and receives deposits from customers located primarily in Ojai, California and the surrounding areas. The Bank has two branches. The financial information for the branches has been aggregated into one reporting segment. The Bank operates under a state charter and provides full banking services. As a state bank, the Bank is subject to regulation by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation. The accounting and reporting policies of the Bank are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The following are descriptions of the more significant of those policies.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

        Securities—Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost.

        Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

        The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

        Loans—Loans are reported at their outstanding unpaid principal balances, adjusted for the allowance for loan losses, net deferred loan fees, and unearned discounts.

        Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

        Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired or nonaccrual loans is recognized only to the extent of interest payments received.

        Allowance for Loan Losses—The allowance for loan losses is maintained at a level that, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's periodic evaluations of the loan portfolio which take into consideration such factors as changes in the growth, size and composition of the loan portfolio, overall portfolio quality, trends in historical loss experience, specific impaired loans, collateral, guarantees, current economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by provisions for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

        Premises and Equipment—Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to ten years. Leasehold improvements are amortized over the term of the lease or the estimated useful lives of improvements, whichever is shorter. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

        Other Real Estate Owned—Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the Bank's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed. Gains and losses on the sale of other real estate owned and write-downs resulting from periodic revaluation of the property are charged to other operating expense.

        Income Taxes—Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax basis of assets and liabilities and their reported amount in the financial statements. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

        Advertising Costs—The Bank expenses the costs of advertising when incurred.

        Earnings Per Share—Earnings per share are computed based on the weighted average number of common shares outstanding during each year.

        Statement of Cash Flows—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

        Reclassifications—Certain amounts in the 2001 financial statements have been reclassified to be comparable with the classifications used in the 2000 financial statements.

2. INVESTMENT SECURITIES

        Investment securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values at December 31 follows.

	2001				2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
U.S. treasury securities	$14,629,601	$394,993	$(18,565)	$15,006,029	$13,473,735	$133,358	$(10,100)	$13,596,993
U.S. agencies securities	9,192,686	269,824	(19,773)	9,442,737	3,927,949	63,155	(2,078)	3,989,026
State, county and municipal securities	4,863,398	136,490	(1,590)	4,998,298	4,672,040	52,682	(1,690)	4,723,032

Total held-to maturity	28,685,685	801,307	(39,928)	29,447,064	22,073,724	249,195	(13,868)	22,309,051

Available-for-sale:
U.S. treasury securities	2,004,185	33,036	—	2,037,221	3,022,637	7,881	(1,337)	3,029,181
U.S. agency securities	2,001,591	16,337	—	2,017,928	2,007,061	6,547	—	2,013,608

Total available-for-sale	4,005,776	49,373	—	4,055,149	5,029,698	14,428	(1,337)	5,042,789

Total securities	$32,691,461	$850,680	$(39,928)	$33,502,213	$27,103,422	$263,623	$(15,205)	$27,351,840

        The amortized cost and estimated fair value of securities held-to-maturity and available-for-sale at December 31, 2001, by contractual maturity, are as follows:

	Securities held-to-maturity		Securities available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$7,118,220	$7,279,485	$4,005,776	$4,055,149
After one year through five years	21,154,853	21,750,452	—	—
After five years through ten years	412,612	417,127	—	—

Totals	$28,685,685	$29,447,064	$4,005,776	$4,055,149

        Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

        There were no sales of investment securities during 2001 or 2000.

        There were no securities transferred between classifications during 2001. During the year ended December 31, 2000, certain securities classified as available-for-sale were transferred to securities held-to-maturity. Total amortized cost on the date of transfer was approximately $386,000. Fair value approximated amortized cost on the date of the transfer.

        Securities carried at approximately $3,531,000 and $3,505,000 at December 31, 2001 and 2000, respectively, were pledged to secure public funds on deposit, as required by law.

3. LOANS

        Loans consisted of the following at December 31:

	2001	2000
Commercial	$2,897,280	$3,206,268
Real estate	17,826,855	18,501,808
Equity lines of credit	6,339,110	4,319,481
Consumer	5,105,410	5,013,989
Overdrafts	49,401	28,099

Total loans	32,218,056	31,069,645
Less allowance for loan losses	(639,678)	(708,138)
Less deferred loan fees	(117,920)	(125,980)

Loans, net	$31,460,458	$30,235,527

        Transactions in the allowance for loan losses account are summarized as follows:

	2001	2000
Balance, beginning of year	$708,138	$667,351
Provision for loan losses charged to expense	—	70,000
Loans charged off	(97,114)	(58,372)
Recoveries on loans previously charged off	28,654	29,159

Balance, end of year	$639,678	$708,138

        There were no impaired loans at December 31, 2001. At December 31, 2000, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114 and No. 118, amounted to approximately $610,000. The average recorded investment in impaired loans at December 31, 2000 amounted to approximately $610,000. The allowance for loan losses related to impaired loans amounted to approximately $305,000 at December 31, 2000. There was no interest income recognized on impaired loans during 2001 or 2000. The Bank has no commitments to loan additional funds in connection with impaired loans.

        The Bank has granted loans to directors, major stockholders and officers and to entities with which they are associated. Such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral for comparable loans with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Loans made to such related parties amounted to $1,105,000 in 2001 and $82,000 in 2000. Balances outstanding at December 31, 2001 and 2000 were $1,125,092 and $305,622, respectively.

4. PREMISES AND EQUIPMENT

        Premises and equipment consisted of the following at December 31:

	2001	2000
Furniture and equipment	$940,038	$863,977
Leasehold improvements	652,886	651,511

Total cost	1,592,924	1,515,488
Less accumulated depreciation
and amortization	(1,235,936)	(1,196,717)

Premises and equipment, net	$356,988	$318,771

5. OTHER REAL ESTATE OWNED

        Other real estate owned consisted of the following at December 31:

	2001	2000
Foreclosed assets held for sale	$378,000	$—
Valuation allowance	—	—

Other real estate owned, net	$378,000	$—

6. INCOME TAXES

        The provision for income taxes consisted of the following:

	2001	2000
Current tax expense:
Federal	$418,243	$392,242
State	176,675	166,256

	594,918	558,498

Deferred tax expense (benefit):
Federal	23,247	(24,404)
State	11,192	(12,105)
Change in valuation allowance	—	—

	34,439	(36,509)

Provision for income taxes	$629,357	$521,989

        Current income taxes receivable of $172,285 are included in other assets in the accompanying financial statements.

        The following summarizes the differences between the provision for income taxes for financial statement purposes and the federal statutory rate of 34%:

	2001	2000
Tax provision at federal statutory rate	34%	34%
State franchise tax, net of federal
income tax benefit	7	7
Municipal interest	(4)	(5)

Tax provision	37%	36%

        The components of the net deferred tax asset included in other assets in the accompanying financial statements are as follows at December 31:

	2001	2000
Deferred tax liability:
Federal	$(218,343)	$(199,797)
State	(76,362)	(68,262)
Deferred tax asset:
Federal	306,002	321,703
State	97,808	104,832
Valuation allowance	—	—

Net deferred tax asset	$109,105	$158,476

        The tax effects of each type of significant item that gave rise to deferred taxes are:

	2001	2000
Net unrealized gain/loss on securities available-for-sale	$(20,319)	$(5,387)
Depreciation	(7,945)	(11,590)
Allowance for loan losses	236,628	257,714
Deferred compensation	93,242	87,343
Accrual to cash adjustment	(250,338)	(234,002)
Other	57,837	64,398

Net deferred tax asset	$109,105	$158,476

7. EMPLOYEE BENEFIT PLANS

        The Bank has established a non-qualified unfunded deferred compensation plan for its officers to provide for payments upon retirement, death or disability. Under the plan, certain employees will receive retirement payments as defined in the plan. The projected benefit obligation as of December 31, 2001 is $207,943. The net benefit liabilities of the plan are $207,943 and $194,787 at December 31, 2001 and 2000, respectively, and are included in other liabilities in the accompanying financial statements. Compensation expense relating to this plan was $30,156 and $24,151 for 2001 and 2000, respectively. In anticipation of the future obligation of the plan, the Bank has invested in life insurance policies which are carried at cash surrender values of $295,159 and $271,300 at December 31,

2001 and 2000, respectively, and are included in other assets in the accompanying financial statements. The Bank's intention is to fund this plan from the proceeds and investment earnings of the insurance policies.

        The Bank has a 401(k) plan for its employees. Under the plan, eligible employees may defer a portion of their salaries. The Bank may, at its option, make matching contributions, the total of which may not exceed 15% of eligible compensation. The Bank made matching contributions of $7,354 and $7,745 in 2001 and 2000, respectively.

8. REGULATORY CAPITAL

        The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: Tier 1 capital to total average assets (as defined in the regulations) and Tier 1 capital and total capital to risk-weighted assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Bank met all the capital adequacy requirements to which it is subject.

        As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a Bank must exceed minimum capital ratios (as defined in the regulations). There are no conditions or events since the notification that management believes have changed the Bank's category.

        The Bank's required and actual capital amounts and ratios are as follows:

	Amount (Ratio)		Amount (Ratio)
As of December 31, 2001:
Tier 1 Capital (to Average Assets)	$3,170,000	4.00%	$7,056,653	8.90%
Tier 1 Capital (to Risk Weighted Assets)	$1,700,920	4.00%	$7,056,653	16.60%
Total Capital (to Risk Weighted Assets)	$3,401,840	8.00%	$7,588,191	17.85%
As of December 31, 2000:
Tier 1 Capital (to Average Assets)	$2,743,652	4.00%	$6,531,474	9.52%
Tier 1 Capital (to Risk Weighted Assets)	$1,476,400	4.00%	$6,531,474	17.69%
Total Capital (to Risk Weighted Assets)	$2,952,800	8.00%	$6,992,849	18.95%

9. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

        The Bank grants loans to customers throughout its primary market area of the Ojai Valley. The Bank's portfolio is well diversified and no significant industry concentrations exist.

        As of December 31, 2001, the Bank had a concentration of credit with correspondent banks of $9,721,545, which consisted of Federal funds sold and amounts due on deposit in excess of federal deposit insurance limits.

10. COMMITMENTS AND CONTINGENCIES

        At December 31, 2001, the Bank was obligated under operating leases requiring annual rentals as follows:

2002	$105,036
2003	105,036
2004	105,036
2005	105,036
2006	79,548
Thereafter	457,401

Total	$957,093

        Rent expense was $113,699 and $108,031 in 2001 and 2000, respectively.

        At December 31, 2001, the Bank had an unused $2,000,000 line of credit with a bank. The line has a variable interest rate based on the lending bank's daily Federal funds rate and is due on demand. The line of credit is unsecured.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

        Financial instruments whose contract amount represents credit risk were as follows:

Commitments to extend credit	$7,212,415	$7,204,315
Standby letters of credit	$1,151,689	$637,444

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

        The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 2001 or 2000.

APPENDIX A

AGREEMENT TO MERGE
AND PLAN OF REORGANIZATION,
AS AMENDED

dated as of June 30, 2003 and
August 27, 2003

by and among

MID-STATE BANCSHARES

MID-STATE BANK & TRUST

and

OJAI VALLEY BANK

JUNE 30, 2003
AGREEMENT TO MERGE AND PLAN OF REORGANIZATION

ARTICLE 1.	DEFINITIONS AND DETERMINATIONS
1.1	Definitions
ARTICLE 2.	CONSUMMATION OF THE BANK MERGER
2.1	The Bank Merger; Plan of Reorganization
2.2	Effective Time
2.3	Conversion of Shares
2.4	Certain Exceptions and Limitations
2.5	Exchange Procedures
2.6	Directors' and Executive Officers' and Principal Shareholders Agreements.
2.7	Election and Proration Procedures
ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF COMPANY AND BANK
3.1	Incorporation, Standing and Power
3.2	Capitalization
3.3	Subsidiaries
3.4	Financial Statements
3.5	Authority of Company and Bank
3.6	Litigation
3.7	Compliance with Laws and Regulations
3.8	Absence of Material Change
3.9	Community Reinvestment Act
3.10	SEC Reports
3.11	Regulatory Approvals
3.12	Performance of Obligations
3.13	Licenses and Permits
3.14	Undisclosed Liabilities
3.15	Accounting Records
3.16	Absence of Adverse Agreements
3.17	Disclosure
3.18	Bank Secrecy Act
3.19	Brokers and Finders
ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Incorporation, Standing and Power
4.2	Capitalization
4.3	Subsidiaries
4.4	Financial Statements
4.5	Authority of Seller
4.6	Insurance
4.7	Title to Assets
4.8	Real Estate
4.9	Litigation
4.10	Taxes
4.11	Compliance with Laws and Regulations
4.12	Performance of Obligations

A-i

4.13	Employees
4.14	Brokers and Finders
4.15	Absence of Material Change
4.16	Licenses and Permits
4.17	Undisclosed Liabilities
4.18	Employee Benefit Plans
4.19	Corporate Records
4.20	Accounting Records
4.21	Offices and ATMs
4.22	Loan Portfolio
4.23	Power of Attorney
4.24	Operating Losses
4.25	Environmental Matters
4.26	Community Reinvestment Act
4.27	Derivatives
4.28	Reports
4.29	Material Contracts
4.30	Trust Administration
4.31	Regulatory Approvals
4.32	Indemnification
4.33	Intellectual Property
4.34	Investment Securities
4.35	Certain Interests
4.36	Bank Secrecy Act
ARTICLE 5.	AGREEMENTS WITH RESPECT TO CONDUCT OF COMPANY AND BANK AFTER THE DATE HEREOF
5.1	Access
5.2	Material Adverse Changes; Reports; Financial Statements; Filings
5.3	Conduct of Business
5.4	Disclosure Letter
5.5	Bank Shareholder Approval
5.6	Consents and Approvals
5.7	Compliance with Rules
5.8	Agreement of Bank Merger
5.9	Insurance
5.10	Rule 144 Compliance
ARTICLE 6.	AGREEMENTS WITH RESPECT TO CONDUCT OF SELLER AFTER THE DATE HEREOF
6.1	Access
6.2	Material Adverse Changes; Reports; Financial Statements; Filings
6.3	Conduct of Business
6.4	Certain Loans and Other Extensions of Seller
6.5	Disclosure Letter
6.6	Shareholder Approval
6.7	Consents and Approvals
6.8	Preservation of Employment Relations Prior to Effective Time
6.9	Compliance with Rules
6.10	Seller Benefit Arrangements
6.11	[SECTION LEFT BLANK]

A-ii

6.12	No Shop
6.13	Affiliates
6.14	Access to Operations.
6.15	Access to Employees.
ARTICLE 7.	FURTHER COVENANTS OF COMPANY AND SELLER
7.1	S-4 and Proxy Statement
7.2	Filings
7.3	Applications
7.4	Further Assurances
7.5	Listing of Company Stock
7.6	Establishment of Accruals
ARTICLE 8.	CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE
8.1	Conditions to Each Party's Obligations to Close
8.2	Additional Conditions to Obligations of Company and Bank to Close
8.3	Additional Conditions to Obligations of Seller to Close
ARTICLE 9.	EMPLOYEE BENEFITS
9.1	Employee Benefits
9.2	Salary Continuation Agreements
ARTICLE 10.	TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS
10.1	Termination of Agreement
10.2	Effect of Termination
10.3	Waiver of Conditions
10.4	Force Majeure
ARTICLE 11.	GENERAL
11.1	Expenses
11.2	Amendments
11.3	Disclosure Letter; Exhibits; Integration
11.4	Best Efforts
11.5	Governing Law
11.6	No Assignment
11.7	Headings
11.8	Counterparts
11.9	Publicity and Reports
11.10	Confidentiality
11.11	Specific Performance
11.12	Notices
11.13	Knowledge
11.14	Severability
11.15	Attorney's Fees.
11.16	Termination of Representations, Warranties and Covenants.
EXHIBIT LIST

A-iii

AGREEMENT TO MERGE
AND PLAN OF REORGANIZATION

        THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION ("Agreement") is entered into as of June 30, 2003, among Mid-State Bank & Trust, a banking company organized under the laws of California ("Bank"), being located in Arroyo Grande, California, Mid-State Bancshares, a corporation and registered bank holding company organized under the laws of California ("Company") located in Arroyo Grande, California, and Ojai Valley Bank, a banking company organized under the laws of California ("Seller"), located in Ojai, California.

R E C I T A L S:

        A.    Bank is a wholly owned subsidiary of Company.

        B.    Company and Seller believe that it would be in their respective best interests and in the best interests of their respective shareholders for Seller to merge with and into Bank (the "Bank Merger"), all in accordance with the terms set forth in this Agreement and applicable law.

        C.    The respective Boards of Directors of Company, Bank, and Seller have adopted by at least majority vote resolutions approving and authorizing the Bank Merger, this Agreement and the transactions contemplated herein.

        D.    Company, Bank, and Seller desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

        E.    It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code, as amended (the "Code").

A G R E E M E N T

        IN CONSIDERATION of the premises and mutual covenants hereinafter contained, Company, Bank, and Seller agree as follows:

ARTICLE 1
DEFINITIONS AND DETERMINATIONS

        1.1    Definitions.    Capitalized terms used in this Agreement shall have the meanings set forth below:

        "Agreement of Bank Merger" means the Agreement of Merger substantially in the form attached as Exhibit A.

        "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

        "Average Closing Price" means the average of the daily closing price of a share of Company's Stock reported over NASDAQ National Market during the twenty (20) consecutive trading days that Company's Stock trades ending at the end of the fifth trading day immediately preceding the Effective Day.

        "Bank" shall have the meaning given such term in the introductory clause.

        "Bank Merger" shall have the meaning given such term in the Recitals.

        "Bank Stock" means the common stock, no par value, of Bank.

        "Benefit Arrangement" means any plan or arrangement maintained or contributed to by a Party, including an "employee benefit plan" within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee, officer or director or class of employee, officer or director, whether active or retired, of a Party.

        "BHC Act" means the Bank Holding Company Act of 1956, as amended.

        "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

        "Cash Election" shall have the meaning given such term in Section 2.7(a).

        "Cash Proration Factor" shall have the meaning given such term in Section 2.7(d).

        "Certificates" shall have the meaning given such term in Section 2.5(b).

        "CFC" means the California Financial Code.

        "CGCL" means the California General Corporation Law.

        "Charter Documents" means, with respect to any business organization, any certificate or articles of incorporation and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

        "Closing" means the consummation of the Bank Merger on the Effective Day at the main office of Company or at such other place as may be agreed upon by the Parties.

        "Code" shall have the meaning given such term in the Recitals.

        "Combination Cash Election" shall have the meaning given such term in Section 2.7(a).

        "Combination Stock Election" shall have the meaning given such term in Section 2.7(a).

        "Commissioner" means the Commissioner of Financial Institutions, State of California.

        "Company" shall have the meaning given such term in the introductory clause.

        "Company Benefit Arrangement" means the Benefit Arrangements maintained or otherwise contributed to by Company or Bank.

        "Company Stock" means the common stock, no par value, of Company.

        "Company Stock Option" means any option issued pursuant to the Company Stock Option Plan.

        "Company Stock Option Plan" means the Company 1996 Stock Option Plan, as amended.

        "Competing Transaction" shall have the meaning given such term in Section 6.12.

        "Confidential Information" means all information exchanged heretofore or hereafter between Seller and its affiliates and agents, on the one hand, and Company and Bank, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participations purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

        "Consents" means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

        "Directors' and Executive Officers' Agreement" shall mean an agreement substantially in the form attached as Exhibit 2.6.

        "Disclosure Letter" means a disclosure letter from the Party making the disclosure and delivered to the other Party.

        "DPC Property" means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder's business records as such.

        "Effective Day" means the day on which the Effective Time occurs.

        "Effective Time" shall have the meaning given such term in Section 2.2.

        "Election" shall have the meaning given such term in Section 2.7(a).

        "Election Deadline" shall have the meaning given such term in Section 2.7(b).

        "Election Form" shall have the meaning given such term in Section 2.7(a).

        "Election Form Record Date" shall have the meaning given such term in Section 2.7(a).

        "Encumbrances" means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

        "Environmental Laws" shall have the meaning given such term in Section 4.25.

        "Equity Securities" means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" means Mellon Investor Services or such other financial institution appointed by Company to reflect the exchange contemplated by Section 2.5 hereof.

        "Exchange Fund" shall have the meaning given such term in Section 2.5.

        "Exchange Ratio" means the number of shares of Company Stock into which a share of Seller Stock shall be converted which shall be equal to the amount (to the nearest ten thousandth) as set forth herein below:

  (i)
  If the Average Closing Price is not less than $16.62 and is not more than $20.32, the Exchange Ratio shall be calculated by dividing $68.50 by the Average Closing Price;

  (ii)
  If the Average Closing Price is more than $20.32, the Exchange Ratio shall be 3.371; and

  (iii)
  If the Average Closing Price is less than $16.62, the Exchange Ratio shall be 4.121.

        "Expenses" shall have the meaning given such term in Section 11.1.

        "Executive Officer" means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation and, in the case of Seller, shall mean Seller's President and Chief Executive Officer and Executive Vice President.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Financial Statements of Company" means the audited consolidated financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Company and the related opinions thereon for the years ended December 31, 2000, 2001 and 2002 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Company for the three months ended March 31, 2003.

        "Financial Statements of Seller" means the audited financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Seller and the related opinions thereon for the years ended December 31, 2000, 2001 and 2002 and the unaudited statements of financial condition and statements of operations and cash flow of Seller for the three months ended March 31, 2003.

        "FRB" shall mean the Board of Governors of the Federal Reserve System.

        "GAAP" means generally accepted accounting principles accepted in the United States of America.

        "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

        "Hazardous Materials" shall have the meaning given such term in Section 4.25.

        "Immediate Family" shall mean a Person's spouse, parents, in-laws, children and siblings.

        "IRS" shall mean the Internal Revenue Service.

        "Investment Securities" means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

        "Mailing Date" shall have the meaning given such term in Section 2.7(a).

        "Operating Loss" shall have the meaning given such term in Section 4.24.

        "Party" means Company/Bank or Seller.

        "Per Share Cash Consideration" is an amount of cash equal to the Exchange Ratio multiplied by the Average Closing Price.

        "Permit" means any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order of approval necessary or appropriate under applicable Rules.

        "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

        "Principal Shareholders' Agreement" shall mean an agreement substantially in the form attached as Exhibit 2.6-2.

        "Proxy Statement" means the proxy statement that is included as part of the S-4 and used to solicit proxies for the Seller Shareholders' Meeting and to offer and sell the shares of Company Stock to be issued in connection with the Bank Merger.

        "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

        "Required Stock Amount" shall have the meaning given such term in Section 2.7(c).

        "Rule" means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

        "S-4" means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Company Stock to be issued in the Bank Merger under the Securities Act and includes the Proxy Statement that will be used to solicit proxies for the Seller Shareholders' Meeting.

        "SEC" means the Securities and Exchange Commission.

        "SEC Reports" mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or other Governmental Entity.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller" shall have the meaning given such term in the introductory clause.

        "Seller Benefit Arrangement" shall have the meaning given such term in Section 4.18.

        "Seller Dissenting Shares" means shares of Seller Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

        "Seller Perfected Dissenting Shares" means Dissenting Shares, which the holders thereof have not withdrawn or caused to lose their status as Seller Dissenting Shares.

        "Seller Property" shall have the meaning given such term in Section 4.25.

        "Seller Scheduled Contracts" shall have the meaning given such term in Section 4.29.

        "Seller Shareholders' Meeting" shall have the meaning given such term in Section 6.6.

        "Seller Stock" means the common stock,            par value of Seller.

        "Stock Designated Shares" shall have the meaning given such term in Section 2.7(d).

        "Stock Election" shall have the meaning given such term in Section 2.7(a).

        "Stock Proration Factor" shall have the meaning given such term in Section 2.7(d).

        "Surviving Bank" means the Bank as the California state-chartered bank surviving the Bank Merger of Seller with and into Bank.

        "Tank" shall have the meaning given such term in Section 4.25.

        "Third Party Consent" shall have the meaning given such term in subsection (b) of Section 5.6.

        "To the knowledge" shall have the meaning given such term in Section 11.13.

        "Total Consideration" shall have the meaning given such term in Section 2.7(c).

        "Undesignated Shares" shall have the meaning given such term in Section 2.7(a).

ARTICLE 2
CONSUMMATION OF THE BANK MERGER

        2.1    The Bank Merger; Plan of Reorganization.

        (a)   Subject to the terms and conditions of this Agreement and the Agreement of Bank Merger, at the Effective Time, Seller will be merged into Bank in accordance with the procedures specified in the CFC and the CGCL. Bank will be the Surviving Bank in the Bank Merger.

        (b)   The Charter Documents of Bank as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive Officers of Bank immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of the Surviving Bank.

        (c)   The Charter Documents of Company as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law, the members of the Board of Directors and the Executive Officers of Company immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of Company and the operations of Company shall continue in effect after the Bank Merger.

        (d)   At the effective time of the Bank Merger, the corporate existence of Seller shall be merged and continued in Bank under Bank's certificate of authority. All assets, rights, franchises, titles and interests of Seller and Bank, in and to every type of property (real, personal and mixed, including all the right, title and interest to Seller's names, trade names, service marks and the like) and choses in action shall be transferred to and vested in Bank by virtue of the Bank Merger without any deed or other transfer, and Bank, without order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests in the same manner and to the same extent that such rights, franchises and interests were held by Seller and Bank at the effective time of the Bank Merger. At the effective time of the Bank Merger, Bank shall be liable for all liabilities of Seller and Bank, and all debts, liabilities, obligations and contracts of Seller and Bank, whether matured or unmatured accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Seller and Bank, shall be those of Bank; and all rights of creditors or other obligees and all liens on property of Seller and Bank shall be preserved unimpaired.

        2.2    Effective Time.    The Closing shall take place as soon as practicable following (i) the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, (ii) receipt of approval of all required Governmental Entities for the Bank Merger, and (iii) the expiration of all required waiting periods, or such other time and date as to which the Parties may agree. The Merger shall be effective upon the filing by the Commissioner of the Agreement of Bank Merger as specified in the CFC. Such time is referred to herein as the "Effective Time."

        2.3    Conversion of Shares.    At the Effective Time and pursuant to the Agreement of Bank Merger:

        (a)   Subject to the exceptions and limitations in Section 2.4, each outstanding share of Seller Stock shall, by virtue of the Bank Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.7, either:

          (1)   shares of Company Stock in accordance with the Exchange Ratio; or

          (2)   cash in the amount of the Per Share Cash Consideration.

        (b)   Each outstanding share of Company Stock shall remain outstanding and shall not be converted or otherwise affected by the Bank Merger.

        2.4    Certain Exceptions and Limitations.    (A) Any shares of Seller Stock held by Company or any subsidiary of Company (other than shares held in a fiduciary capacity or as DPC Property) will be canceled at the Effective Time; (B) Seller Perfected Dissenting Shares shall not be converted, but shall, after the Effective Time, be entitled only to such rights as are granted them by Chapter 13 of the CGCL (each dissenting shareholder who is entitled to payment for his shares of Seller Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of CGCL), and (C) no fractional shares of Company Stock shall be issued in the Bank Merger and, in lieu thereof, each holder of Seller Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying such fractional share interest by the Per Share Cash Consideration.

        2.5    Exchange Procedures.

        (a)   As of the Effective Time, Company shall have deposited with the Exchange Agent for the benefit of the holders of shares of Seller Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of Company Stock issuable pursuant to Section 2.3 and funds in an amount not less than the amount of cash payable pursuant to Elections (as hereinafter defined) and to fractional shares of Company Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section 2.4 of this Agreement (collectively, the "Exchange Fund").

        (b)   Company shall direct the Exchange Agent to mail on the Mailing Date (as hereinafter defined) to each holder of record of a certificate or certificates (the "Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), (ii) an Election Form (as hereinafter defined), and (iii) instructions for use in effecting the surrender of the Certificates. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided herein, and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Seller Stock, the transfer of ownership which is not registered in the transfer records of Seller, the consideration provided herein will be paid if the Certificate representing such Seller Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Seller should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Company, such bond in form and substance and with surety reasonably satisfactory to Company and thereafter shall be entitled to receive the consideration provided herein. No interest shall be paid on the Per Share Cash Consideration (as hereinafter defined).

        (c)   No dividends or other distributions declared or made after the Effective Time with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate who is to receive Company Stock pursuant to the provisions hereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate by a holder receiving Company Stock pursuant to the provisions hereof, there shall be paid to the record holder of the certificates representing whole shares of Company Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Company Stock.

        (d)   There shall be no further registration of transfers on the stock transfer books of Seller or Company of the shares of Seller Stock, which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to Company for any reason, they shall be canceled and exchanged as provided in this Agreement.

        (e)   Any portion of the Exchange Fund which remains undistributed to the shareholders of Seller following the passage of six months after the Effective Time shall be delivered to Company, upon demand, and any shareholders of Seller who have not theretofore complied with this Section 2.5 shall thereafter look only to Company for payment of their claim for the consideration provided herein.

        (f)    Neither Company nor Seller shall be liable to any holder of shares of Seller Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (g)   The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Company Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Company Stock for the account of the Persons entitled thereto. Former shareholders of record of Seller who are to receive shares of Company Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of Company shareholders the number of whole shares of Company Stock into which their respective shares of Seller Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Company Stock in accordance with the provisions of this Agreement.

        2.6    Directors' and Executive Officers' and Principal Shareholders Agreements.    Concurrently with the execution of this Agreement, Seller shall cause each of its directors and each of its Executive Officers to enter into a Directors' and Executive Officers' Agreement. Further, within ten (10) Business Days of the execution of this Agreement, Seller shall cause each of the Principal Shareholders of Seller listed on Exhibit 2.6.-1 to enter into a Principal Shareholders' Agreement.

        2.7    Election and Proration Procedures.

        (a)   An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Seller Stock shall pass only upon delivery of such certificates to the Exchange Agent) in such form as Company and Seller shall mutually agree ("Election Form") shall be mailed no less than 35 days prior to the anticipated Effective Time or on such other date as Seller and Company shall mutually agree ("Mailing Date") to each holder of record of Seller Stock as of five Business Days prior to the Mailing Date ("Election Form Record Date"). Company shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Seller Stock after the Election Form Record Date and prior to the Election Deadline (as defined below), and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) Company Stock (a "Stock Election") with respect to all of such holder's Seller Stock, (ii) cash (a "Cash Election") with respect to all of such holder's Seller Stock, or (iii) a specified number of shares of Seller Stock to receive Company Stock (a "Combination Stock Election") and a specified number of shares of Seller Stock to receive cash (a "Combination Cash Election"), subject to the provisions contained in this Agreement. Any Seller Stock (other than Seller Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

        (b)   Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. New York Time on or before the 30th day following the Mailing Date, or such other time and date as Company and Seller may mutually agree (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Seller Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Seller Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and Company shall cause the certificates representing such shares of Seller Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Company and Seller required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        (c)   For purposes of this Section 2.7, the following definitions shall apply:

          (i)    "Total Consideration" shall mean the sum of (A) the product of (1) the Average Closing Price and (2) the number of shares of Company Stock actually issued to holders of Seller Stock in the Bank Merger pursuant to Stock Elections, Combination Stock Elections or as a Stock Proration Factor (as hereinafter defined), (B) the amount of cash actually issued to holders of Seller Stock in the Bank Merger pursuant to Cash Elections, Combination Cash Elections or as the Cash Proration Factor (as hereinafter defined), (C) the amount of cash actually issued to holders of Seller Stock in the Bank Merger in lieu of fractional shares of Company Stock, and (D) an amount equal to the number of shares of Seller Dissenting Shares (as to which the holder's demand to exercise dissenter's rights shall not have been withdrawn as of the Effective Time) multiplied by the Per Share Cash Consideration.

          (ii)   "Required Stock Amount" shall mean the lowest whole number of shares of Company Stock, which, if multiplied by the Average Closing Price, results in a dollar amount equal to 50 percent of the Total Consideration.

        (d)   As promptly as practicable after the Effective Time, but not later than 10 days after the Effective Time, Company shall use its best efforts to cause the Exchange Agent to effect the allocation among the holders of Seller Stock of rights to receive Company Stock or cash in the Bank Merger as follows:

          (i)    If the conversion of shares of Seller Stock for which Cash Election and Combination Cash Elections shall have effectively been made would result in a number of shares of Company Stock being issued that is greater than the Required Stock Amount (which shall be determined for this purpose on the assumption that all shares of Seller Stock [other than those for which Cash Elections or Combination Cash Elections have been made] would be entitled to receive Company Stock,) then, to the extent necessary so that the number of shares of Company Stock to be issued in the Bank Merger shall be equal to the Required Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

            (1)   shares of Seller Stock for which effective Cash Elections or Combination Cash Elections have been made shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;

            (2)   the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive the Per Share Cash Consideration as shall be necessary so that the shares of Company Stock to be received by other holders of Undesignated Shares, when combined with the number of shares of Company Stock for which Stock Elections or Combination Stock Elections have been made shall be equal to the Required Stock Amount. If all Undesignated Shares are converted into the right to receive the Per Share Cash Consideration and the shares for which Stock Election and Combination Stock Elections are still greater than the Required Stock Amount, then;

            (3)   a stock proration factor (the "Stock Proration Factor") shall be determined by dividing (x) the Required Stock Amount by (y) the product of the total number of shares of Seller Stock with respect to which effective Stock Elections and Combination Stock Elections were made multiplied by (z) the Exchange Ratio. Each holder of Seller Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

              (a)   the number of shares of Company Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

              (b)   cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares Seller Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

          (ii)   If the conversion of the shares of Seller Stock for which Stock Elections and Combination Stock Elections shall have effectively been made (based upon the Exchange Ratio) would result in a number of shares of Company Stock being issued that is less than the Required Stock Amount (which shall be determined for this purpose on the assumption that all shares of Seller Stock [other than those for which Stock Elections or Combination Stock Elections have been made] would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of shares of Company Stock to be issued in the Bank Merger shall be equal to the Required Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

            (1)   each holder of Seller Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Company Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Stock covered by such Stock Election or Combination Stock Election;

            (2)   the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive Company Stock as shall be necessary so that the shares of Company Stock to be received by those holders, when combined with the number of shares of Company Stock for which a Stock Election or Combination Stock Election has been made shall be equal to at least the Required Stock Amount. If all Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are still less than the Required Stock Amount, then;

            (3)   a cash proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the Required Stock Amount (less the shares for which an effective Stock Election and Combination Stock Election has been made, plus all the Undesignated Shares) by (y) the product of (i) the sum of the total number of shares of Seller Stock with respect to which effective Cash Elections and Combination Cash Elections were made multiplied by (ii) the Exchange Ratio. Each holder of Seller Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

              (a)   cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Seller Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

              (b)   the number of shares of Company Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

          (iii)  If the aggregate number of shares of Seller Stock for which Stock Elections and Combination Stock Elections shall have effectively been made would result in a number of shares of Company Stock being issued that is equal to the Required Stock Amount, (1) the shares of Seller Stock for which effective Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive Company Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Stock covered by such Stock Elections and Combination of Stock Elections; (2) the shares of Seller Stock for which effective Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and (3) the Undesignated Shares shall be converted into the right to receive the Per Share Cash Consideration.

          (iv)  Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.7(d), the aggregate value of the shares of Company Stock that would be issued pursuant to the Bank Merger (valued at the Average Closing Price) is less than the Required Stock Amount or more than the Required Stock Amount, Company shall be authorized to reallocate shares of Company Stock and cash among the holders of the Seller Stock in good faith and in such a manner as Company reasonably determines to be fair and equitable, or to vary the number of shares of Company Stock to be issued in the Bank Merger, in a manner such that the number of shares of Company Stock to be issued in the Bank Merger shall be equal to the Required Stock Amount.

          (v)   Notwithstanding any other provision of this Agreement (other than Section 2.7(d)(iv) hereof), if any share of Seller Dissenting Shares fails to become Seller Perfected Dissenting Shares, such Seller Dissenting Shares shall automatically be converted into and represent the right to receive the consideration for such shares provided in this Agreement, without interest thereon. The consideration payable for any such shares of Seller Dissenting Stock shall be payable in cash, in shares of Company Stock, or in such combination of cash and

  Company Stock as shall be determined by Company as being necessary or appropriate to preserve the status of the Bank Merger as a "reorganization" within the meaning of section 368(a) of the Code.

        (e)   The calculations required by Section 2.7(d) shall be prepared by Company prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Company and furnished to Seller at least two Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Company Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY AND BANK

        Company and Bank represent and warrant to Seller as follows:

        3.1    Incorporation, Standing and Power.    Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and is registered as a bank holding company under the BHC Act. Bank has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business with trust powers. Bank's deposits are insured by the FDIC in the manner and to the extent provided by law. Company and Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Company or Bank nor the location of any of their respective properties requires that Company or Bank be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Company on a consolidated basis.

        3.2    Capitalization.    As of the date of this Agreement, the authorized capital stock of Company consists of 100,000,000 shares of Company Stock, of which 23,393,425 shares are outstanding and 25,000,000 shares of Preferred Stock, of which no shares are outstanding. As of the date of this Agreement, the authorized capital stock of Bank consists of 10,125,000 shares of Bank Stock, of which 100 shares are outstanding and are owned by Company without Encumbrance. All the outstanding shares of Company Stock and Bank Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Company Stock Options covering shares of Company Stock granted pursuant to the Company Stock Option Plan and except as set forth in Company's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Stock or Bank Stock or any other securities convertible into such stock, and neither Company nor Bank is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

        3.3    Subsidiaries.    Except as set forth in Company's Disclosure Letter, neither Company nor Bank own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

        3.4    Financial Statements.    Company has previously furnished to Seller a copy of the Financial Statements of Company. The Financial Statements of Company: (a) present fairly the consolidated financial condition of Company as of the respective dates indicated and its consolidated results of operations for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Company have been conducted in accordance with generally accepted auditing standards. The books and records of Company and Bank are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial

Statements of Company and (ii) of liabilities incurred since December 31, 2002 in the ordinary course of business and consistent with past practice, neither Company nor Bank has any liabilities, whether absolute, accrued, contingent or otherwise.

        3.5    Authority of Company and Bank.    The execution and delivery by Company and Bank of this Agreement and, subject to the requisite approval of Company as the sole shareholder of Bank, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and Bank, and this Agreement is a valid and binding obligation of Company and Bank enforceable in accordance with its terms, except as the enforce ability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Neither the execution and delivery by Company and Bank of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Company and Bank with any of the provisions hereof, will: (a) violate any provision of their respective Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Company or Bank is a party, or by which Company or Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Company on a consolidated basis; or (c) violate any Rule applicable to Company or Bank or any of their respective properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Company or Bank, and no Consent of any Person or shareholder approval, is required in connection with the execution and delivery by Company and Bank of this Agreement or the consummation by Company and Bank of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by Company as the sole shareholder of Bank; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; and (iv) as otherwise set forth in Company's Disclosure Letter.

        3.6    Litigation.    Except as set forth in Company's Disclosure Letter, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Company's and Bank's knowledge threatened, against Company, Bank or against any of their directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Company or Bank. There are no judgments, decrees, stipulations or orders against Company enjoining it or any of its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Company or Bank. To the knowledge of Company and Bank, neither Company nor Bank is not a party to any pending or, to the knowledge of any of its officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

        3.7    Compliance with Laws and Regulations.    Except as set forth in Company's Disclosure Letter, neither Company nor Bank is in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it or any agreement with any Governmental Entity, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Company or Bank.

        3.8    Absence of Material Change.    Since December 31, 2002, the businesses of Company and Bank have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Company's Disclosure Letter, there has not occurred since

December 31, 2002 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Company or Bank.

        3.9    Community Reinvestment Act.    Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Company nor Bank has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

        3.10    SEC Reports.    As of the respective dates, since December 31, 2000, Company has filed all SEC Reports required to be filed by it and none of Company's SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading.

        3.11    Regulatory Approvals.    To the knowledge of Company and Bank, Company and Bank have no reason to believe that they would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

        3.12    Performance of Obligations.    Company and Bank has each performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Company and Bank's knowledge, no party with whom either has an agreement that is material to its business is in default thereunder.

        3.13    Licenses and Permits.    Each of Company and Bank has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Company. The properties and operations of Company and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

        3.14    Undisclosed Liabilities.    Except as set forth in Company's Disclosure Letter neither Company nor Bank has any liabilities or obligations, either accrued or contingent, that are material to it and that have not been: (a) reflected or disclosed in the Financial Statements of Company or (b) incurred subsequent to December 31, 2002 in the ordinary course of business. Neither Company nor Bank knows of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Company that is not fairly reflected in the Financial Statements of Company or otherwise disclosed in this Agreement.

        3.15    Accounting Records.    Each of Company and Bank maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Company or Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

        3.16    Absence of Adverse Agreements.    Neither Company nor any of its subsidiaries is a party to any agreement or instrument, nor is Company or any such subsidiary subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may materially and adversely affect the financial condition, results of operations, business or prospects of Company or any subsidiary of Company.

        3.17    Disclosure.    Neither the Company Financial Statements nor any representation or warranty contained herein, nor any information delivered or to be delivered by Company pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.18    Bank Secrecy Act.    Neither Company nor Bank has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

        3.19    Brokers and Finders.    Except as provided in Company's Disclosure Letter with copies of any such written agreements attached, neither Company nor Bank is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability by Company or Bank to any broker or finder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Company and Bank as follows:

        4.1    Incorporation, Standing and Power.    Seller has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Seller's deposits are insured by the FDIC in the manner and to the extent provided by law. Seller has all requisite corporate power and authority to own, lease and operate Seller's properties and assets and to carry on Seller's business as presently conducted. Neither the scope of the business of Seller nor the location of any of Seller's properties requires that Seller be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would have a materially adverse effect on the financial condition, results of operation or business of Seller.

        4.2    Capitalization.    As of the date of this Agreement, the authorized capital stock of Seller consists of 800,000 shares, of which 295,552 shares are outstanding. All the outstanding shares of Seller Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of Seller Stock or any other securities convertible into such stock, and Seller is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

        4.3    Subsidiaries.    Except as set forth in Seller's Disclosure Letter, Seller does not own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person.

        4.4    Financial Statements.    Seller has previously furnished to Company a copy of the Financial Statements of Seller. The Financial Statements of Seller: (a) present fairly the financial condition of Seller as of the respective dates indicated and its results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Seller have been conducted in accordance with generally accepted auditing standards. The books and records of Seller are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Seller and (ii) of liabilities incurred since December 31, 2002 in the ordinary course of business and consistent with past practice, Seller does not have any liabilities, whether absolute, accrued, contingent or otherwise.

        4.5    Authority of Seller.    The execution and delivery by Seller of this Agreement and, subject to the requisite approval of the shareholders of Seller, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms, except as the enforce ability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in Seller's Disclosure Letter, neither the execution and delivery by Seller of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will: (a) violate any provision of Seller's Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Seller is a party, or by which Seller or any of Seller's properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Seller; or (c) violate any Rule applicable to Seller or any of Seller's properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Seller, and no Consent of any Person, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; and (iv) as otherwise set forth in Seller's Disclosure Letter.

        4.6    Insurance.    Seller has policies of insurance and bonds covering Seller's assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for Seller's business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Seller's Disclosure Letter, Seller has not received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Seller's Disclosure Letter, Seller is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Seller's Disclosure Letter sets forth a list of all policies of insurance carried and owned by Seller, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. The existing insurance carried by Seller is sufficient for compliance by Seller with all material requirements of law and regulations and agreements to which Seller is subject or is a party.

        4.7    Title to Assets.    Seller's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $50,000 or more, or having an annual lease payment of $25,000 or more, owned or leased by Seller. Seller has good and marketable title to all of Seller's properties and assets, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Seller; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller; or (d) as set forth in Seller's Disclosure Letter.

        4.8    Real Estate.    Seller's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Seller, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which Seller is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Seller is a party. Seller has good and marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in Seller's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or subleases in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller; or (d) as set forth in Seller's Disclosure Letter. Seller, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by Seller, as identified in Seller's Disclosure Letter, and, to the knowledge of Seller, there has not occurred under any such lease any breach, violation or default. Except as set forth in Seller's Disclosure Letter and except with respect to deductibles under insurance policies set forth in Seller's Disclosure Letter, Seller has not experienced any uninsured damage or destruction with respect to the properties identified in Seller's Disclosure Letter. To the knowledge of Seller, all properties and assets used by Seller are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Seller enjoys peaceful and undisturbed possession under all leases for the use of real or personal property under which Seller is the lessee, and, to the knowledge of Seller, all leases to which Seller is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Seller is not in default with respect to any such lease, and to the knowledge of the officers of Seller no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Seller's Disclosure Letter.

        4.9    Litigation.    Except as set forth in Seller's Disclosure Letter, to the knowledge of Seller there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Seller's knowledge is one threatened, against Seller or against any of Seller's directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Seller. There are no judgments, decrees, stipulations or orders against Seller enjoining Seller or any of Seller's directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Seller. To the knowledge of Seller, Seller is not a party to any pending or, to the knowledge of any of its officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

        4.10    Taxes.    Except as set forth in Seller's Disclosure Letter, Seller has filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by Seller and has paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Seller's Disclosure Letter, Seller has filed all required payroll tax returns, has fulfilled all tax withholding obligations and has paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Seller in connection with the tax returns described in the preceding sentences were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Seller and, to the extent required by GAAP, reflected in the Financial Statements of Seller, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Seller's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Seller and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Seller; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Seller and lists each tax case of Seller currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Seller within the last twelve (12) months. Except as set forth in Seller's Disclosure Letter, to the knowledge of Seller, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Seller. To the knowledge of Seller, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Seller's Disclosure Letter.

        4.11    Compliance with Laws and Regulations.    Except as set forth in Seller's Disclosure Letter, Seller is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Seller.

        4.12    Performance of Obligations.    Seller has performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Seller's knowledge, no party with whom Seller has an agreement that is material to its business is in default thereunder.

        4.13    Employees.    There are no controversies pending or threatened between Seller and any of Seller's employees that are likely to have a material adverse effect on Seller's business, financial condition or results of operation of Seller. Seller is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

        4.14    Brokers and Finders.    Except as provided in Seller's Disclosure Letter with copies of any such agreements attached, Seller is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and, except as provided in Seller's Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

        4.15    Absence of Material Change.    Since December 31, 2002, the business of Seller has been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Seller's Disclosure Letter, there has not occurred since December 31, 2002 any event that has had or may reasonably be expected to have a material adverse effect on the business, prospects (to Seller's knowledge without the requirement of investigation contained in Section 11.13 of this Agreement), financial condition or results of operation of Seller.

        4.16    Licenses and Permits.    Seller has all licenses and permits necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Seller. The properties and operations of Seller are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

        4.17    Undisclosed Liabilities.    Except as set forth in Seller's Disclosure Letter Seller does not have any liabilities or obligations, either accrued or contingent, that are material to it and that have not been: (a) reflected or disclosed in the Financial Statements of Seller or (b) incurred subsequent to December 31, 2002 in the ordinary course of business. Seller does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, prospects, financial condition or results of operations of Seller that is not fairly reflected in the Financial Statements of Seller or otherwise disclosed in this Agreement.

        4.18    Employee Benefit Plans.

        (a)   Except as set forth in Seller's Disclosure Letter, Seller does not have any "employee benefit plan," as defined in Section 3(3) of ERISA, any "multiemployer plan" as defined in Section 3(37) of ERISA, any "defined benefit pension plan" within the meaning of Section 3(35) of ERISA nor has Seller ever sponsored or maintained any such plan.

        (b)   Seller's Disclosure Letter sets forth copies and descriptions of each Benefit Arrangement maintained or otherwise contributed to by Seller (such plans and arrangements being collectively referred to herein as "Seller Benefit Arrangements"). Except as set forth in Seller's Disclosure Letter, all Seller Benefit Arrangements that are in effect have been in effect from at least December 31, 2001. Except as set forth in Seller's Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31, 2001. Except as set forth in Seller's Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Seller since December 31, 2001, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 2001. Except as set forth in Seller's Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of Seller which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

        (c)   With respect to all Seller Benefit Arrangements, Seller is in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

        (d)   Except for the contracts set forth in Seller's Disclosure Letter, each Seller Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Seller within a period of 30 days following the Effective Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

        (e)   Notwithstanding any statement or indication in this Agreement to the contrary, except as set forth on Seller's Disclosure Letter, there are no Seller Benefit Arrangements as to which Seller or Company/Bank will be required to make any contribution or to make any other payments, whether on behalf of any of the current employees, directors or officers of Seller or on behalf of any other person after the Closing. Seller has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Arrangement, or to modify or change any existing Seller Benefit Arrangement.

        (f)    None of the Seller Benefit Arrangements nor any trust created thereunder has ever incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, Seller has no unfunded liability under ERISA in respect of any of the Benefit Arrangements. Seller has made all contributions and paid all amounts due and owing under all of the Seller Benefit Arrangements. Each of the Seller Benefit Arrangements that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter that it is so qualified from the Internal Revenue Service and Seller does not know of any fact, which could adversely affect the qualified status of any such Benefit Arrangement. All amendments required to bring all of the Seller Benefit Arrangements into conformity with all of the applicable provisions of

ERISA, the Code, COBRA, HIPAA and all other applicable laws have been made. All contributions required to be made to each of the Seller Benefit Arrangements under the terms of the Benefit Arrangement, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of Seller properly reflect all amounts required to be accrued as liabilities to date under each of the Seller Benefit Arrangements.

        (g)   There has not occurred and there does not exist (i) any pending litigation or controversy against any of the Seller Benefit Arrangements or against Seller as the "Employer" or "Sponsor" under the Benefit Arrangements or against the trustee, fiduciaries or administrators of any of the Benefit Arrangements or (ii) any pending or threatened investigation, proceeding, lawsuit, dispute, action or controversies involving any of the Seller Benefit Arrangements, the administrator or trustee of any of the Benefit Arrangements with any of the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Benefit Arrangements, any service provider to any of the Benefit Arrangements or any other person whatsoever.

        (h)   Seller has not used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (iii) individuals who have provided services to Seller as independent contractors for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangement or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

        (i)    Seller has no stock option plans for any of its directors, officers or employees and has no stock options outstanding.

        4.19    Corporate Records.    The Charter Documents of Seller and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in Seller's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of Seller, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the board of directors of Seller (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of Seller.

        4.20    Accounting Records.    Seller maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Seller, which is not easily, and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

        4.21    Offices and ATMs.    Set forth in Seller's Disclosure Letter is a list of the headquarters of Seller (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by Seller (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Seller's Disclosure Letter, Seller maintains no other office or ATM and conducts business at no other location, and Seller has not applied for nor received permission to open any additional branch nor operate at any other location.

        4.22    Loan Portfolio.    Seller's Disclosure Letter sets forth a description of: (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Seller of $25,000 or more, that have been classified by itself, any external loan reviewer or grader, its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (b) all loans due to Seller as to which any payment of principal, interest or any other amount is 30 days or more past due. Seller's allowance for loan losses is and will be at the Effective Time in accordance with GAAP in all materials respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

        4.23    Power of Attorney.    Except as set forth in Seller's Disclosure Letter, Seller has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

        4.24    Operating Losses.    Seller's Disclosure Letter sets forth any Operating Loss, which has occurred at Seller during the period after December 31, 2001. To the knowledge of Seller, no action has been taken or omitted to be taken by an employee of Seller that has resulted in the incurrence by Seller of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 2001, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000. "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

        4.25    Environmental Matters.    Except as set forth in Seller's Disclosure Letter, to the knowledge of Seller, (i) Seller is in compliance with all Environmental Laws; (ii) there are no Tanks on or about Seller Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Seller Property; (iv) Seller does not have loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, to the knowledge of Seller, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Seller or concerning property securing Seller loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Seller Property or property securing Seller loans, relating to the foregoing representations (i)—(iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Seller. "Seller Property" shall mean real estate currently owned, leased, or otherwise used by Seller, or in which Seller has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Seller in its capacity as a trustee or otherwise. For purposes of this Agreement, the term "Environmental Laws" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "Tank" shall mean treatment or storage Tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Action, Section 25140, 25501(j) and (k); 25501.1.25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde foam insulation.

        4.26    Community Reinvestment Act.    Seller received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any concerns regarding Seller's compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

        4.27    Derivatives.    Seller is not a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

        4.28    Reports.    As of the respective dates, since December 31, 1998, none of Seller's reports to any Governmental Entity contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading.

        4.29    Material Contracts.    Except as set forth in Seller's Disclosure Letter (all items listed or required to be listed in Seller's Disclosure Letter as a result of this Section being referred to herein as "Seller Scheduled Contracts"), Seller is not a party or otherwise subject to:

        (a)   any employment, deferred compensation, bonus or consulting contract;

        (b)   any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

        (c)   any contract or agreement that would restrict Company or the Surviving Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

        (d)   any collective bargaining agreement or other such contract or agreement with any labor organization;

        (e)   any lease of real or personal property providing for annual lease payments by or to Seller in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Seller is lessor and leases of real property presently used by Seller as banking offices.

        (f)    any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Seller (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of Seller's business) in personal property having a value of $25,000 or more;

        (g)   any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Seller;

        (h)   any agreement to acquire equipment or any commitment to make capital expenditures of $10,000 or more;

        (i)    any agreement for the sale of any property or assets in which Seller has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

        (j)    any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Seller);

        (k)   any restrictive covenant contained in any deed to or lease of real property owned or leased by Seller (as lessee) that materially restricts the use, transferability or value of such property;

        (l)    any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

        (m)  any supply, maintenance or landscape contracts not terminable by Seller without penalty on 30 days or less notice and which provides for payments in excess of $25,000 per annum;

        (n)   other than as disclosed with reference to subparagraph (k) of this Section 4.29, any agreement which would be terminable other than by Seller or as a result of the consummation of the transactions contemplated by this Agreement;

        (o)   any contract of participation with any other bank in any loan entered into by Seller subsequent to December 31, 2002 in excess of $25,000, or any sales of assets of Seller with recourse of any kind to Seller, or any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

        (p)   any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $10,000 or more to or by Seller other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of Seller's business;

        (q)   any material agreement, arrangement or understanding not made in the ordinary course of business;

        (r)   any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Seller;

        (s)   any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Seller upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

        (t)    any written agreement, supervisory agreement, resolution, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner, FDIC, FRB or any other regulatory agency.

        True copies of all Seller Scheduled Contracts, including all amendments and supplements thereto, are attached to Seller's Disclosure Letter.

        4.30    Trust Administration.    Seller does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.30 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Seller, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures; (ii) any and all decedents' estates where Seller is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Seller is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Seller is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

        4.31    Regulatory Approvals.    To the knowledge of Seller, except as described in Seller's Disclosure Letter, Seller has no reason to believe that all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement would not be received without the imposition of a materially burdensome condition in connection with the approval of any such application.

        4.32    Indemnification.    Seller is not a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any capacity with any other enterprise at the request of Seller, and to the knowledge of Seller, there are no claims for which any of such persons would be entitled to indemnification by Seller if such provisions were deemed in effect, except as set forth in Seller's Disclosure Letter.

        4.33    Intellectual Property.    Except as set for in Seller's Disclosure Letter, Seller owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in Seller's business; and Seller has not received any notice with respect thereto that asserts the rights of others. Seller has in all material respects performed all the obligations required to be performed by Seller, and is not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

        4.34    Investment Securities.    Seller has set forth on its Disclosure Letter a list of each Investment Security held by Seller on March 31, 2003. Such list sets forth, with respect to each such Investment Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115.

        4.35    Certain Interests.    Seller's Disclosure Letter sets forth a description of each instance in which an officer or director of Seller (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of Seller; (b) is indebted to Seller except for normal business expense advances; or (c) is a creditor (other than as a deposit holder) of Seller except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in the Seller's Disclosure Letter, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions and comply with all Rules.

        4.36    Bank Secrecy Act.    Seller has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

ARTICLE 5
AGREEMENTS WITH RESPECT TO CONDUCT OF COMPANY AND BANK
AFTER THE DATE HEREOF

        Company and Bank covenant and agree with Seller as follows:

        5.1    Access.    Company and Bank will authorize and permit Seller, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of either Company or Bank, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to their business affairs, financial condition, assets and liabilities as Seller may from time to time reasonably request. Company and Bank shall permit Seller, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Company and Bank with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Seller considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Company and Bank, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Company and Bank. Company and Bank will cause its accountants to make available to Seller, its accountants, counsel and other agents, such personnel, work papers and other documentation relating to its work papers and its audits of the books and records of Company and Bank as may be requested by Seller in connection with its review of the foregoing matters.

        5.2    Material Adverse Changes; Reports; Financial Statements; Filings.

        (a)   Company and Bank will promptly notify Seller (i) of any event of which Company or Bank obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of either Company or Bank; or (ii) in the event Company or Bank determine that it is possible that the conditions to the performance of Seller set forth in Sections 8.1 and 8.3 may not be satisfied.

        (b)   Company and Bank will furnish to Seller, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to either Company or Bank, (i) quarterly unaudited consolidated balance sheets and statements of operations, and changes in stockholders' equity for Company and Bank; (ii) monthly unaudited consolidated balance sheets and statements of operations for Company and Bank; (iii) as soon as available, all letters and communications sent by Company to its shareholders and all reports filed by Company or Bank with the SEC, the FRB, the FDIC, the Commissioner and any other Person; and

(iv) all regulatory applications relating to the transactions contemplated by this Agreement and all correspondence relating thereto.

        (c)   Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Company, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Company and Bank for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

        5.3    Conduct of Business.

        (a)   Between the date hereof and the Effective Time, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, Company or Bank shall not, without prior written consent of Seller (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) Business Days of Seller's receipt of written notice of a request for prior written consent, written notice of objection is not received by Company and Bank):

          (1)   amend, modify, terminate or fail to renew or preserve their material Permits;

          (2)   declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Company, or split, combine or reclassify any shares of its capital stock or other Equity Securities except for cash dividends payable by Company to its shareholders in accordance with past practice and not to exceed $.15 per share per quarter;

          (3)   amend or modify its Charter Documents except as contemplated hereby;

          (4)   agree or make any commitment to take any actions prohibited by this Section 5.3;

          (5)   take any action which would or is reasonably likely to (i) adversely affect the ability of Company or Bank to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Company's or Bank's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Company's or Bank's obligations hereunder, as set forth in Article 8 herein not being satisfied; and

          (6)   knowingly take or cause to be taken any action, which would disqualify the Bank Merger as a "reorganization" within the meaning of Section 368 of the Code.

        (b)   Between the date hereof and the Effective Time, Company and Bank shall:

          (1)   duly observe and conform in all material respects to all lawful requirements applicable to its business; and

          (2)   maintain their assets and properties in good condition and repair, normal wear and tear excepted.

        5.4    Disclosure Letter.    Promptly in the case of material matters, and not less than monthly in the case of all other matters, Company and Bank shall amend or supplement the Company Disclosure Letter provided for herein pertaining to Company and Bank as necessary so that the information contained therein accurately reflects the then current status of Company and Bank and shall transmit copies of such amendments or supplements to Seller in accordance with Section 11.12 of this Agreement.

        5.5    Bank Shareholder Approval.    Bank will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholder to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. Company shall vote all shares of Bank Stock which it owns at such meeting in favor of the Bank Merger, this Agreement and related matters.

        5.6    Consents and Approvals.

        (a)   Company and Bank will cooperate with Seller in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the transactions contemplated in this Agreement. Company's and Bank's cooperation hereunder shall include, but not be limited to, providing all information concerning Company or Bank and their respective shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

        (b)   To the extent that the consent of a third party ("Third Party Consent") with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Company or Bank or that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, Company and Bank shall use its best efforts to obtain such consent prior to the Effective Time.

        5.7    Compliance with Rules.    Company and Bank shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Company or Bank.

        5.8    Agreement of Bank Merger.    As soon as practicable, Bank shall execute the Agreement of Bank Merger.

        5.9    Insurance.

        (a)   Company and Bank shall permit Seller to use commercially reasonable efforts to (i) extend the discovery period of its directors' and officers' liability insurance for a period of up to 48 months with respect to all matters arising from facts or events which occurred before the Effective Time for which Seller would have had an obligation to indemnify its directors and officers or (ii) buy "peace of mind" coverage from the California Bankers' Association; provided, however, that the total costs to Seller, Company and Bank of the premiums for either of such alternatives shall not exceed $50,000. If Seller is unable to maintain or obtain the insurance called for by this Section 5.9 as a result of the preceding provision, Seller shall use commercially reasonable efforts to obtain as much comparable insurance as is available for $50,000 with respect to acts or omissions occurring prior to the Effective Time of the Merger by such directors and officers in their capacities as such. If Company shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Company shall assume the obligations set forth in this Section 5.9. The provisions of the penultimate sentence of this Section are intended to be for the benefit of each director or officer of Seller and shall be enforceable by such director or officer and his or her heirs and representatives.

        (b)   For a period of four years from after the Effective Time, Company shall, and shall cause its subsidiaries to, maintain and preserve the rights to indemnification of officers and directors provided for in the Charter Documents of Seller as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Bank Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or regulatory authorities.

        (c)   The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Seller and his or her heirs and representatives.

        5.10    Rule 144 Compliance.    From and after the Effective Time of the Bank Merger, Company shall file all reports with the SEC necessary to permit the shareholders of Seller who may be deemed "underwriters" (within the meaning of Rule 145 under the Securities Act) of the Seller Common Stock to sell Company Common Stock received by them in connection with the Bank Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so entitled; provided, however, that Company is otherwise obligated to file such reports with the SEC.

ARTICLE 6
AGREEMENTS WITH RESPECT TO CONDUCT OF SELLER AFTER THE DATE HEREOF

        Seller covenants and agrees with Company and Bank as follows:

        6.1    Access.

        (a)   Seller will authorize and permit Company, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of Seller, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to their business affairs, financial condition, assets and liabilities as Company may from time to time reasonably request. Seller shall permit Company, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Seller with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Company considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Seller, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Seller. Seller will cause Fanning and Kaahr to make available to Company, its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of Seller as may be requested by Company in connection with its review of the foregoing matters.

        (b)   The Chairman of the Board or President of Company, or in their absence another representative of Company shall be invited by Seller to attend all regular and special Board of Directors and committee meetings of Seller from the date hereof until the Effective Time. Seller shall inform Company of all such Board meetings at least 5 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of Company shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of Seller under this Agreement.

        6.2    Material Adverse Changes; Reports; Financial Statements; Filings.

        (a)   Seller will promptly notify Company (i) of any event of which Seller obtains knowledge which may materially and adversely affect the business, financial condition, prospects (without the requirement of investigation contained in Section 11.13 of this Agreement) or results of operations of Seller; (ii) in the event Seller determines that it is possible that the conditions to the performance of Company set forth in Sections 8.1 and 8.2 may not be satisfied; or (iii) any event, development or circumstance other than the transactions contemplated by this Agreement that, to the best knowledge of Seller, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Seller of the services of any Executive Officer of Seller.

        (b)   Seller will furnish to Company, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to Seller, (i) a copy of any report submitted to the board of directors of either Seller and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto provided, however, that Seller need not furnish Company any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Seller under this Agreement; (ii) quarterly unaudited consolidated balance sheets and statements of operations, and changes in stockholders' equity for Seller; (iii) monthly unaudited balance sheets and statements of operations for Seller; (iv) as soon as available, all letters and communications sent by Seller to its shareholders and all reports filed by Seller with the FRB, the FDIC, the Commissioner and any other Person; and (v) such other reports as Company may reasonably request relating to Seller.

        (c)   Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Seller, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of Seller for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

        6.3    Conduct of Business.

        (a)   Between the date hereof and the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, Seller shall not, without prior written consent of Company (which consent shall not be unreasonably withheld and which consent [except with respect to subparagraph (29) of this Section 6.3(a)] shall be deemed granted if within five (5) Business Days of Company's receipt of written notice of a request for prior written consent, written notice of objection is not received by Seller):

          (1)   amend, modify, terminate or fail to renew or preserve its material Permits;

          (2)   amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Seller Scheduled Contract or any other material contract or agreement to which Seller is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

          (3)   enter into any agreement or contract that would be required to be included as a Seller Scheduled Contract;

          (4)   terminate or unilaterally fail to renew any existing insurance coverage or bonds;

          (5)   make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Seller Stock except for any loan, extension of credit or commitment made after the date hereof not exceeding $50,000, to any such person; provided, however, that the aggregate of all loans, extensions of credit or commitments made after the date hereof to any such person shall not exceed $100,000;

          (6)   grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary, bonus or employee benefits of any non-exempt employee or agent except in the ordinary course of business and consistent with past practice or established practices; or pay any, severance or similar payment to any Person; provided, however, that this provision shall not prohibit Seller from paying to its employees its regular annual bonus (prorated) based upon Seller's profitability;

          (7)   grant any promotion or any increase in the rate of pay to any employee, profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any employee;

          (8)   sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

          (9)   issue, sell, or grant any Equity Securities of Seller, any other securities (including long term debt), or any rights, options or securities to acquire any stock of Seller Stock, or any Equity Securities of Seller, or any other securities (including long term debt) of Seller;

          (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Seller, or split, combine or reclassify any shares of its capital stock or other Equity Securities;

          (11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Seller or any rights, options, or securities to acquire any Equity Securities of Seller;

          (12) amend or modify its Charter Documents;

          (13) make its credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect as of the date hereof;

          (14) make any capital expenditures, or commitments with respect thereto, in excess of $10,000 except in the ordinary course of business and consistent with past practice;

          (15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

          (16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury; or in the ordinary course of business and consistent with past or established practices;

          (17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by Company in writing; file or amend any United States federal, foreign, state or local tax return without Company's prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

          (18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Seller Benefit Arrangement in effect on the date of this Agreement to which Seller is a party or bound;

          (19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to Company;

          (20) agree or make any commitment to take any actions prohibited by this Section 6.3;

          (21) change any of Seller's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Seller's business or operations, except such changes as may be required in the opinion of management to respond to economic or market conditions or as may be required by any Governmental Entity;

          (22) take any action which would or is reasonably likely to (i) adversely affect the ability to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Seller's ability to perform their covenants and agreements under this Agreement; (iii) result in any of the conditions as set forth in Article 8 herein not being satisfied; or (iv) result in the termination of the President of Seller;

          (23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

          (24) sell any Investment Security prior to maturity, except in the ordinary course of business;

          (25) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of Section 368 of the Code;

          (26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

          (27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

          (28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings (30 days or less) made at prevailing market rates and terms; and

          (29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $250,000 on an unsecured basis or $500,000 on a secured basis. Consent shall be deemed granted if within two Business Days of written notice delivered to Bank's Chief Credit Officer, written notice of objection is not received by Seller.

        (b)   Between the date hereof and the Effective Time, Seller shall:

          (1)   duly observe and conform in all material respects to all lawful requirements applicable Seller's business and conduct Seller's business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practice;

          (2)   use its reasonable best efforts to maintain its assets and properties in good condition and repair, normal wear and tear excepted;

          (3)   promptly upon learning of such information, advise Company in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Seller Stock prior to the record date fixed for the Seller Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

          (4)   promptly notify Company regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Seller, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Seller; and

          (5)   maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement.

        6.4    Certain Loans and Other Extensions of Seller.    Seller will promptly inform Company of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Seller as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. Seller will furnish to Company, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

        (a)   classified credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (b)   nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (c)   accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (d)   delinquent credits showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

        (e)   loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

        (f)    loans or leases (including any commitments) by Seller to any director, officer, or employee of Seller, or any shareholder holding 5% or more of the capital stock of Seller, including with respect to each such loan or lease, the identity and, to the best knowledge of Seller, the relation of the borrower to Seller, the loan or lease type and the outstanding and undrawn amounts;

        (g)   letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $25,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

        (h)   loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

        (i)    loans or leases written down during the previous month, including with respect to each the original amount, the write-off amount, credit type and office;

        (j)    other real estate or assets owned, stating with respect to each its credit type;

        (k)   a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

        (l)    extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, originated on or after the date of the schedule previously provided to Company (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

        (m)  renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, showing with respect to each, the credit type and the office.

        6.5    Disclosure Letter.    Promptly in the case of material matters, and not less than monthly in the case of all other matters, Seller shall amend or supplement the Seller Disclosure Letter provided for herein pertaining to Seller as necessary so that the information contained therein accurately reflects the then current status of Seller and shall transmit copies of such amendments or supplements to Company in accordance with Section 11.12 of this Agreement.

        6.6    Shareholder Approval.    Seller will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "Seller Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the transactions contemplated by this Agreement and related matters. In connection with the Seller Shareholders' Meeting, (i) the Board of Directors of Seller shall, subject to the Board's fiduciary duties, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and (ii) Seller shall use its reasonable best efforts to obtain such shareholder approval by the largest possible percentage and (iii) Seller shall use its reasonable best efforts to cause the number of Seller perfected dissenting shares to be the least possible number.

        6.7    Consents and Approvals.

        (a)   Seller will cooperate with Company in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the transactions contemplated in this Agreement. Seller's cooperation hereunder shall include, but not be limited to, providing all information concerning Seller and its shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

        (b)   To the extent that a Third Party Consent with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Seller or that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, Seller shall obtain such consent prior to the Effective Time.

        6.8    Preservation of Employment Relations Prior to Effective Time.    Seller will use its reasonable best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Seller through the Effective Time.

        6.9    Compliance with Rules.    Seller shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Seller.

        6.10    Seller Benefit Arrangements.    Seller and any effected officers, directors or employees shall mutually terminate all Seller Benefit Arrangements, without the imposition of any liability therefor to Company, Bank or any other Party.

        6.11        [Section Intentionally Left Blank]

        6.12    No Shop.    Seller shall not, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing

Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Seller shall promptly notify Company (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Seller: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing twenty-five percent (25%) or more of the assets of Seller; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or other Equity Security, representing twenty-five percent (25%) or more of the voting power of Seller; a tender offer or exchange offer for at least twenty-five percent (25%) of the outstanding shares of Seller Stock; a solicitation of proxies in opposition to approval of the Bank Merger by Seller shareholders; or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 6.12 or elsewhere in this Agreement, nothing shall prevent Seller from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by such Person or (ii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of Seller Stock if and only if, prior to participating in any of the foregoing, (A) the Board of Directors of Seller concludes in good faith that the Competing Transaction, if consummated, would result in a transaction more favorable to holders of Seller Stock than the transaction contemplated by this Agreement; (B) the Board of Directors of Seller determines in good faith based upon the written advice of outside counsel that participating in any such action is necessary for it to act in a manner not inconsistent with its fiduciary duties under applicable law; (C) at least 48 hours prior to providing any information or data to any Person or entering into discussion or negotiations with any Person, the Board of Directors of Seller notifies Company of such inquiries, proposals or offers received by, any information requested from, or any such discussion or negotiations sought to be initiated or continued with Seller; provided, however, that the taking of any such action or actions by Seller shall entitle Company to terminate this Agreement pursuant to Section 10.1(f) or 10.1(g) hereof.

        6.13    Affiliates.    Within thirty (30) days of the execution of this Agreement, (a) Seller shall deliver to Company a letter identifying all persons who are then "affiliates" of Seller for purposes of Rule 145 under the Securities Act and (b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 6.13. Seller shall use reasonable efforts to obtain from any person who becomes an affiliate of Seller after Seller's delivery of the letter referred to above, and on or prior to the date of the Seller Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 6.13 hereto as soon as practicable after obtaining such status.

        6.14    Access to Operations.    Within fifteen (15) Business Days prior to the Effective Day, Seller shall afford to Company and its authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to Seller for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Bank Merger. Company shall give reasonable notice for access to Seller, and the date and time of such access will then be mutually agreed to by Company and Seller. Company's access shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customers and employee relations and which does not interfere with the ability of Seller to consummate the transactions contemplated by this Agreement.

        6.15    Access to Employees.    Company shall have the right, but not the obligation, within fifteen (15) Business Days prior to the Effective Day, to provide training to employees of Seller who will become employees of Company. Such training shall be at the expense of Company and shall be conducted during normal business hours, or, if the foregoing is not possible, after business hours at a location reasonably requested by Company. At the request of Company, Company shall compensate employees, in accordance with Seller's customary policies and practices, for the employee's time being trained by Company. Seller shall cooperate with Company to make such employees available for such training prior to Closing. Training shall not exceed 40 hours per employee. All travel and other reimbursable expense incurred by the employee for training are Company's responsibility. Nothing in this Section is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than Company, Bank or Seller.

ARTICLE 7
FURTHER COVENANTS OF COMPANY AND SELLER

        7.1    S-4 and Proxy Statement.

        (a)   As promptly as practicable, Company and Seller shall cooperate with each other and exercise their best efforts to prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Parties hereto agree to provide the information necessary for inclusion in the Proxy Statement and S-4. Each of the parties will use its respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after it is filed. Company shall pay all third party costs (except Seller's legal and accounting fees) associated with the preparation and filing of the S-4, including the filing fees with the SEC and Blue Sky regulators as well as the costs of printing and mailing the Proxy Statement. At the time the S-4 becomes effective, the S-4 will comply in all material respects with the provisions of Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Seller's shareholders, at the time of the Seller Shareholders' Meeting held to approve the Bank Merger and at the Effective Time of the Bank Merger, the prospectus included as part of the S-4, as amended or supplemented by any amendment or supplement filed by Company, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

        (b)   After the date of the filing of the S-4 with the SEC, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the S-4 so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of Seller to the extent required by applicable Rules. All documents that the Parties file with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

        (c)   Company shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Company Stock pursuant to this Agreement.

        7.2    Filings.    Each of the Parties agree that through the Effective Time, each of its reports, registration statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

        7.3    Applications.    No later than 35 days following the execution of this Agreement, Company will promptly prepare and file, or cause to be prepared and filed, any applications or notices to bank regulatory agencies necessary to consummate the transactions contemplated hereby. Company shall afford Seller a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof as well as all correspondence and comment letters relating to such applications. The Parties covenant and agree that the S-4 and the Proxy Statement and all applications to the appropriate Governmental Entities for approval or consent to the transactions contemplated hereby, with respect to information relating to it, will comply in all material respects with the provisions of applicable law. Company will use its best efforts to obtain all required regulatory approvals or consents and Seller shall cooperate with Company and Bank in such efforts.

        7.4    Further Assurances.    Company and Seller agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Bank Merger and the transactions contemplated in this Agreement. Company, Bank, and Seller agree to take such further action as may reasonably be requested to facilitate consummation of the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

        7.5    Listing of Company Stock.    Company shall take all reasonable steps to have the shares of Company Stock to be issued in the Bank Merger listed on the NASDAQ National Market as the Effective Date or as soon thereafter as is practicable.

        7.6    Establishment of Accruals.    If requested by Company, on the business day immediately prior to the Effective Time, Seller shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of Company and Bank (as such practices and methods are to be applied to Seller from and after the Effective Time) and reflect Company's plans with respect to the conduct of Seller's business following the Bank Merger and to provide for the costs and expenses relating to the consummation by Seller of the transactions contemplated by this Agreement. The establishment of such accrual and reserves shall not, in and of itself, constitute a breach of any representation or warranty of Seller contained in the Agreement or constitute a material adverse change in the business, operations, prospects or financial condition of Seller.

ARTICLE 8
CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE

        8.1    Conditions to Each Party's Obligations to Close.    The respective obligations of Company and Bank, on the one hand, and Seller, on the other, to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a)   The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Seller.

        (b)   No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Bank Merger substantially in the form contemplated by this Agreement, unless counsel to the Party against whom such action or proceeding was instituted or threatened renders to the other

Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

        (c)   On or before December 31, 2003, (i) the Parties shall have received any required Consent from the FRB, the Commissioner, the FDIC, and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement and in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Company or the Surviving Bank after the Bank Merger that Company reasonably and in good faith concludes would materially adversely affect the financial condition, prospects or operations of any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Bank Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by Seller, at or prior to the Effective Time, and all required waiting periods shall have expired.

        (d)   No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Bank Merger substantially in the form contemplated by this Agreement or which would not permit the businesses presently carried on by Seller, Company or Bank to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

        (e)   All Third Party Consents necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a material adverse effect on the business, financial condition, or results of operations of Company on a consolidated basis.

        (f)    The S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. Company shall have received all state securities or "Blue Sky" permits and other authorization necessary to issue the Company Stock to consummate the Bank Merger.

        (g)   Seller and Company shall have received from Pricewaterhouse Coopers LLP, an opinion reasonably satisfactory to each of them to the effect that the Bank Merger shall not result in the recognition of gain or loss for federal income tax purposes to Seller, Company or Bank, nor shall the issuance of Company Stock result in the recognition of gain or loss by the holders of Seller Stock who receive such stock in connection with the Bank Merger, and that such holders will be entitled to carryover the basis of their Seller Stock and tack holding periods relating thereto, dated prior to the date of the Proxy Statement is first mailed to the shareholders of Seller and such opinion shall not have been withdrawn or modified in any material respect.

        8.2    Additional Conditions to Obligations of Company and Bank to Close.    The obligations of Company and Bank to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a)   All actions necessary to authorize the execution, delivery and performance of the Agreement, the consummation of the Bank Merger, and the consummation of the Agreement of Bank Merger shall have been duly and validly taken by the board of directors and shareholders of Seller.

        (b)   The representations and warranties of Seller contained in Article 4 of this Agreement shall have been true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Company shall have received a certificate to that effect dated the Effective Time and executed on behalf of Seller by its chief executive officer and chief financial officer. It is understood and acknowledged that the representations being made on and as of the Effective Time shall be made without giving effect to any update with respect to the Seller's Disclosure Letter in accordance with Section 6.5.

        (c)   Each of the covenants and agreements of Seller contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and Company shall have received a certificate to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of Seller.

        (d)   During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), prospects, capitalization or properties of Seller that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, prospects (to Seller's knowledge without the requirement of investigation contained in Section 11.13 of this Agreement) or results of operations of Seller, whether or not such event, change or effect is reflected in Seller's Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and Company shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Seller.

        (e)   Seller shall have delivered to Company a written legal opinion of Greenberg, Fields & Whitcombe, LLP dated as of the Effective Time substantially in the form attached to this Agreement as Exhibit 8.2(e).

        (f)    Company shall have received a letter from Dain, Rauscher, Wessles dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholders of Seller to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Company.

        (g)   Concurrently with the execution of this Agreement, each director and Executive Officer of Seller shall have executed and delivered to Company a Directors' and Executive Officers' Agreement substantially in the form of Exhibit 2.6. Further, within ten (10) Business Days of the execution of this Agreement, each Principal Shareholder of Seller listed on Exhibit 2.6-1 shall have executed and delivered to Company a Principal Shareholders' Agreement in substantially the form of Exhibit 2.6-2.

        (h)   Within 30 days of the execution of this Agreement, Company shall have received from each person named in the letter or otherwise referred to in Section 6.13 of this Agreement an executed copy of the agreement required by Section 6.13.

        (i)    Company shall have received satisfactory evidence that all of Seller's Benefit Arrangements have been treated as provided in Article 6 of this Agreement.

        (j)    Company shall have received the written resignation of each director and Executive Officer of Seller dated as of the Effective Date.

        8.3    Additional Conditions to Obligations of Seller to Close.    The obligations of Seller to consummate the Bank Merger and the other transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

        (a)   All actions necessary to authorize the execution, delivery and performance of the Agreement, consummation of the Bank Merger and the consummation of the transaction contemplated by the Agreement of Bank Merger shall have been duly and validly taken by the respective boards of directors and shareholders of Company and Bank, as the case may be.

        (b)   The representations and warranties of Company and Bank contained in Article 3 of this Agreement shall be true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Seller shall have received a certificate to that effect dated the Effective Time and executed on behalf of Company and Bank by their respective chief executive officer and chief financial officer. It is understood and acknowledged that the representations being made on and as of the Effective Time shall be made without giving effect to any update with respect to Company's Disclosure Letter in accordance with Section 5.4.

        (c)   The covenants and agreements of Company and Bank to be performed at or before the Effective Time shall have been duly performed in all material respects; and Seller shall have received one or more certificates to that effect dated the Effective Time and executed by the respective chief executive officer and chief financial officer of Company and Bank.

        (d)   During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Company or Bank that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Surviving Bank or Company, whether or not such event, change or effect is reflected in Company's Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and Seller shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Company and Bank.

        (e)   Company and Bank shall have delivered to Seller a written opinion of Reitner & Stuart dated the Effective Time substantially in the form attached to this Agreement as Exhibit 8.3(e).

        (f)    Seller shall have received a letter from Carpenter & Company dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholders of Seller to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Seller.

ARTICLE 9
EMPLOYEE BENEFITS

        9.1    Employee Benefits.    All employees of Seller, at the Effective Time, shall be entitled to participate in the Company Benefit Arrangements on the same basis as other similarly situated employees of Company or Bank. Each of these employees will be credited for eligibility, participation and vesting purposes (provided that no more than 90 days of sick leave may be carried over into Company's sick leave program), with such employee's respective years of past service with Seller (or other prior service so credited by Seller) as though they had been employees of Company.

        9.2    Salary Continuation Agreement.    Company and Bank agree that they will honor and assume the obligations to make the payments required by the terms of those certain Salary Continuation Agreements listed on Exhibit 9.2.

ARTICLE 10
TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

        10.1    Termination of Agreement.    Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Bank Merger may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of Seller as follows, and in no other manner:

        (a)   By mutual consent of Company and Bank, on the one hand, and Seller, on the other;

        (b)   By Company or Seller, (i) if any conditions set forth in Section 8.1 shall not have been met by December 31, 2003, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

        (c)   By Company, if any conditions set forth in Section 8.2 shall not have been met, or by Seller, if any conditions set forth in Section 8.3 shall not have been met, by December 31, 2003, or such earlier time as it becomes apparent that such condition cannot be met;

        (d)   By Company, if Seller should (i) materially breach any of its representations or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default;

        (e)   By Seller, if Company or Bank should (i) materially breach any of its representation or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default; or

        (f)    By Company, if Seller shall have violated the provision of Section 6.12; or

        (g)   By Company if (i) Seller shall have exercised a right specified in the last sentence of Section 6.12 with respect to any Competing Transaction and shall, directly or through agents or representatives, continue any discussions with any third party concerning such Competing Transaction for more than 15 Business Days after the date of receipt of such Competing Transaction; or (ii) a Competing Transaction that is publicly disclosed shall have been commenced, publicly proposed or communicated to Seller which contains a proposal as to price (without regard to the specificity of such price proposal) and Seller should not have rejected such proposal within fifteen (15) Business Days of receipt or the date of its existence first becomes publicly disclosed, if earlier.

        10.2    Effect of Termination.    In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1, 11.9 or 11.10, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

        10.3    Waiver of Conditions.    If any of the conditions specified in Section 8.2 have not been satisfied, Company and Bank may nevertheless, at their election, proceed with the transactions contemplated in this Agreement. If any of the conditions specified in Section 8.3 have not been satisfied, Seller may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

        10.4    Force Majeure.    Company and Seller agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or of terror, and provided neither Party has materially failed to observe the obligations of such Party under this Agreement, neither Party shall be obligated to the other Party to this Agreement for any expenses or otherwise be liable hereunder.

ARTICLE 11
GENERAL

        11.1    Expenses.

        (a)   Seller hereby agrees that if this Agreement is terminated by Company (i) pursuant to Section 10.1(c), because of the failure of Seller shareholders to approve the Agreement and the transactions contemplated hereby following the withdrawal or modification in any manner adverse to Company of the Board of Directors of Seller's recommendation of the Agreement and the transactions contemplated hereby or because of the failure of the condition set forth in Section 8.2(d), (ii) pursuant to Section 10.1(d), or (iii) Section 10.1(f), Seller shall promptly, and in any event within seven Business Days after such termination, pay Company all Expenses (as defined below) of Company and Bank but not to exceed $400,000.

        (b)   Company and Bank hereby agree that if this Agreement is terminated by Seller (i) pursuant to Section 10.1(c) because of the failure of the condition set forth in Section 8.3(d), or (ii) pursuant to Section 10.1(e), Company and Bank shall promptly, and in any event within seven Business Days after such termination, pay Seller all Expenses (as defined below) of Seller but not to exceed $400,000. The payment obligations of Company and Bank set forth in the preceding sentence shall be deemed to be joint and several.

        (c)   Seller hereby agrees that if this Agreement is terminated (a) (i) by Seller or Company pursuant to 10.1(c) and prior to termination of this Agreement there has been a public disclosure of a proposal regarding a Competing Transaction or a request for nonpublic information which Seller reasonably believes could lead to a proposal regarding a Competing Transaction or (ii) by Company pursuant to Section 10.1(f) or 10.1(g), and (b) prior to termination of this Agreement or during the twelve (12) month period immediately following termination of this Agreement, Seller enters into an agreement for a Competing Transaction or a Competing Transaction with Seller is consummated, then, within two (2) Business Days after the earlier to occur of the (A) execution of an agreement for a Competing Transaction or (B) the consummation of a Competing Transaction, Seller shall pay Company in immediately available funds $1,000,000, which amount the parties acknowledge as representing (i) Company and Bank's direct costs and expenses incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement; (ii) Company and Bank's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement and (iii) Company and Bank's loss as a result of the transactions contemplated by this Agreement not being consummated. Any payment previously made by Seller pursuant to Section 11.1(a) hereof shall be credited against any amount due under this Section.

        (d)   Except as otherwise provided herein and in Section 7.1, all Expenses incurred by Company/Bank or Seller in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

        (e)   "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its Affiliates) incurred by the Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

        11.2    Amendments.    To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Seller.

        11.3    Disclosure Letter; Exhibits; Integration.    Each Disclosure Letter and exhibit delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Letters, and exhibits constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

        11.4    Best Efforts.    Each Party will use its best efforts to cause all conditions to the obligations of the Parties to be satisfied.

        11.5    Governing Law.    This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable.

        11.6    No Assignment.    Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Company/Bank or Seller, in whole or in part, without the prior written consent of the other Party. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

        11.7    Headings.    The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        11.8    Counterparts.    This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

        11.9    Publicity and Reports.    Company, Bank, and Seller shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

        11.10    Confidentiality.    All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Commissioner, the FDIC, the FRB, the SEC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

        11.11    Specific Performance.    Seller, Bank and Company each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

        11.12    Notices.    Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person, (b) telexed, or (c) telecopied (provided that any notice given pursuant to clauses (b) and (c) is also mailed by certified or registered mail, postage prepaid), as follows:

        If to Company or Bank, addressed to:

                        James Lokey
                        President & Chief Executive Officer
                        1026 Grand Avenue
                        Arroyo Grande, California 93420
                        Fax No. (805) 473-7751

        With a copy addressed to:

                        Barnet Reitner, Esq.
                        Reitner & Stuart
                        1319 Marsh Street
                        San Luis Obispo, CA 93401
                        Fax No. (805) 545-8599

        If to Seller, addressed to:

                        Shari Skinner
                        President & Chief Executive Officer
                        1207 Maricopa Highway
                        Ojai, California 93023
                        Fax No. (805) 646-7530

        With a copy addressed to:

                        Richard Greenberg
                        Greenberg, Fields & Whitcomb
                        21515 Hawthorne Blvd # 450
                        Torrance, California 90503
                        Fax No. 310-316-0505

or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section11.12. Notwithstanding anything to the contrary contained herein, notice and/or delivery to Company shall be deemed notice and/or delivery to Bank.

        11.13    Knowledge.    Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

        11.14    Severability.    If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

        11.15    Attorneys' Fees.    In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

        11.16    Termination of Representations, Warranties and Covenants.    The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time.

        WITNESS, the signature of Ojai Valley Bank, as of the 30th day of June, 2003, set by its Chairman and its President and Chief Executive Officer, pursuant to a resolution of its Board of Directors, acting by at least a majority:

Ojai Valley Bank
By:	/s/ ALAN RAINS Alan Rains Chairman of the Board	By:	/s/ SHARI SKINNER Shari Skinner President/Chief Executive Officer

WITNESS, the signature of Mid-State Bancshares, as of the 30th day of June, 2003 set by its President and its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:
Mid-State Bancshares
By:	/s/ JAMES LOKEY James Lokey President & Chief Executive Officer	By:	/s/ JAMES STATHOS James Stathos Secretary

WITNESS, the signature of Mid-State Bank & Trust, as of the 30th day of June, 2003 set by its Chairman and its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:
Mid-State Bank & Trust
By:	/s/ JAMES LOKEY James Lokey President & Chief Executive Officer	By:	/s/ JAMES STATHOS James Stathos Secretary

FIRST AMENDMENT TO
AGREEMENT TO MERGE
AND PLAN OF REORGANIZATION

        THIS FIRST AMENDMENT TO THE AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (the "First Amendment") is entered into as of August 27, 2003, among Mid-State Bancshares, a corporation and registered bank holding company organized under the laws of California ("Company") located in Arroyo Grande, California, Mid-State Bank & Trust, a banking company organized under the laws of California ("Bank") located in Arroyo Grande, California and Ojai Valley Bank, a banking company organized under the laws of California ("Seller") located in Ojai, California.

        WHEREAS, Company, Bank and Seller entered into an agreement to Merge and Plan of Reorganization dated as of June 30, 2003 (the "Agreement");

        WHEREAS, the parties wish to make certain changes and amendments to the Agreement which they believe to be in the best interest of their respective shareholders;

        NOW, THEREFORE, in consideration of the premises and mutual promises of the parties, the Parties hereto agree as follows:

1.    Section 2.7(d)(iv) is amended in full to read:

    "Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.7(d), the aggregate value of the shares of Company Stock that would be issued pursuant to the Bank Merger (valued at the Average Closing Price) is less than the Required Stock Amount or more than the Required Stock Amount, Company shall be authorized to reallocate shares of Company Stock and cash among the holders of the Seller Stock in good faith and in such a manner as Company reasonably determines to be fair and equitable, or to vary the number of shares of Company Stock to be issued in the Merger, in a manner such that the number of shares of Company Stock to be issued in the Bank Merger shall be equal to the Required Stock Amount, provided, however, that any such reallocation or variance shall provide for equal treatment to all shareholders of the same class as provided in CGCL Section 1101."

2.    Section 2.7(d)(v) is amended in full to read:

    "Notwithstanding any other provision of this Agreement (other than Section 2.7(d)(iv) hereof), if any share of Seller Dissenting Shares fails to become Seller Perfected Dissenting Shares, such Seller Dissenting Shares shall automatically be converted into and represent the right to receive the same consideration as Undesignated Shares."

3.    Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

4.    This First Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

5.    Except as herein amended, the Agreement shall remain in full force and effect.

6.    This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

        WITNESS, the signature of Ojai Valley Bank, as of the 27th day of August, 2003, set by its Chairman and its President and Chief Executive Officer, pursuant to a resolution of its Board of Directors, acting by at least a majority.

Ojai Valley Bank

By:	/s/ ALAN RAINS Alan Rains Chairman of the Board	By:	/s/ SHARI SKINNER Shari Skinner President/Chief Executive Officer

        WITNESS, the signature of Mid-State Bancshares, as of the 27th day of August, 2003 set by its President and its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

Mid-State Bancshares

By:	/s/ JAMES LOKEY James Lokey President & Chief Executive Officer	By:	/s/ JAMES STATHOS James Stathos Secretary

        WITNESS, the signature of Mid-State Bank & Trust, as of the 27th day of August, 2003 set by its Chairman and its Secretary, pursuant to a resolution of its Board of Directors, acting by at least a majority:

Mid-State Bank & Trust

By:	/s/ JAMES LOKEY James Lokey President & Chief Executive Officer	By:	/s/ JAMES STATHOS James Stathos Secretary

APPENDIX B

Fairness Opinion
of Carpenter & Company
dated June 30, 2003

[CARPENTER & COMPANY LETTERHEAD]

June 30, 2003

Board of Directors
Ojai Valley Bank
1207 Maricopa Road
Ojai, CA 93023

Members of the Board:

Re: Fairness Opinion

        With respect to the Agreement to Merge and Plan of Reorganization (the "Agreement") signed and entered into on June 30, 2003, between Ojai Valley Bank (the "Company") and Mid-State Bancshares and its wholly owned subsidiary Mid-State Bank ("MDST"), pursuant to which the Company will be merged into Mid-State Bank (the "Merger"), and the current shareholders of the Company will receive the right to receive cash or shares of MDST Common Stock, in exchange for 100% of the outstanding Common Stock of the Company, you have asked our opinion as to the fairness from a financial point of view to the shareholders of the Company of the consideration to be paid in the Merger (the "Merger Consideration").

        In connection with our opinion, we have among other activities: (a) reviewed certain publicly available financial and other data with respect to the Company, and MDST, including the consolidated financial statements for recent periods through March 31, 2003, and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (b) reviewed the terms of the Agreement; (c) reviewed certain historical market prices and trading volume of common stock of California banking companies; (d) compared the Company and MDST from a financial point of view with certain other companies in the industry which we deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent transaction which we deem to be comparable, in whole or in part, to the Merger; (f) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company and MDST, including financial forecasts and related assumptions of the Company and of MDST; (g) made inquiries and held discussions on the Merger and the Agreement and other matters relating thereto with the Company's counsel; and (h) performed such other analyses and examinations and considered such other information, financial analyses, and financial, economic and market criteria as we have deemed appropriate and relevant.

FIVE PARK PLAZA, SUITE 950 • IRVINE, CALIFORNIA 92614-8527
(949)261-8888 • FAX (949)261-0880

B-1

        In connection with our review, we have not independently verified any of the foregoing information with respect to the Company, or MDST. We have relied on all such information provided by the Company and have assumed that all such information is complete and accurate in all material respects. We have assumed that there have been no material changes in the Company's or MDST's assets, financial condition, results of operations, business (present of future) since the respective dates of their last financial statements were made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger, and the Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or MDST, nor have we been furnished with any such appraisals. We are not expressing any opinion as to the actual value of MDST's common stock when issued to the Company shareholders pursuant to the Merger, or the prices at which MDST common stock will trade subsequent to the merger. Further, our opinion is necessarily based upon economic, monetary, and market conditions existing as of the date hereof.

        This opinion is furnished pursuant to our engagement letter dated November 1, 2002, and is solely for the benefit of the Board of Directors and stockholders of the Company. In furnishing this opinion, we do not admit that we are experts with respect to any registration statement or other securities filing within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is directed to the Board of the Company, covers only the fairness of the Merger Consideration from a financial point of view as of the date hereof and does not constitute a recommendation to any holder of Company Common Stock as to how such shareholder should vote concerning the Merger. Except as provided in the engagement letter, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of today's date, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

Very Truly yours,

/s/  CARPENTER & COMPANY

CARPENTER & COMPANY

B-2

APPENDIX C

CALIFORNIA GENERAL CORPORATION LAW

CHAPTER 13
DISSENTERS' RIGHTS

Section 1300.    Right to Require Purchase—"Dissenting Shares" and "Dissenting Shareholder" Defined.

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-term merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-term merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stocks split or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does apply to any shares with respect to which there exists any restrictions on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted the endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301.    Demand for Purchase.

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares of cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's rights under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subsection (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to vote the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302.    Endorsement of Shares.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates or appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303.    Agreed Price—Time for Payment.

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304.    Dissenter's Action to Enforce Payment.

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholder may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305.    Appraisers' Report—Payment—Costs.

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed, by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

Section 1306.    Dissenting Shareholder's Status as Creditor.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307.    Dividends Paid As Credit Against Payment.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308.    Continuing Rights and Privileges of Dissenting Shareholders.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309.    Termination of Dissenting Shareholder Status.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

Section 1310.    Suspension of Proceedings for Payment of Pending Litigation.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311.    Exempt Shares.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312.    Attacking Validity of Reorganization Or Merger.

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 20. Indemnification of Directors and Officers

  California Legislation

        Mid-State Bancshares and its subsidiary, Mid-State Bank & Trust, are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

        With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

        The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

        The Bylaws of Mid-State Bancshares and Mid-State Bank & Trust contain provisions substantial identical to the provisions of the CGCL.

  Directors' and Officers' Liability Insurance

        Mid-State Bancshares presently maintains a policy of directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules.

(a)   Exhibits

Exhibit No.	Exhibit
2.1	Agreement to Merge and Plan of Reorganization, dated June 30, 2003, and as amended as of August 27, 2003—Appendix A of Proxy Statement/Prospectus
3.1	Articles of Incorporation, as amended*
3.2	Bylaws*
4.1	Specimen Share Certificate for Common Stock*
5.1	Opinion of Reitner & Stuart
8.1	Tax Opinion of PricewaterhouseCoopers, LLP
10.1	Mid-State Bancshares 1996 Stock Option Plan, form of Stock Option Agreement and form of Substitute Stock Option Agreement, as amended*
10.2	Deferred Compensation Plan, and as further amended on January 9, 2002*
10.3	Profit Sharing and Salary Deferral 401(k) Plan*
10.4	Change in Control Agreement for Carrol R. Pruett, as amended*
10.5	Change in Control Agreement for James G. Stathos*
10.6	Change in Control Agreement for James W. Lokey*
10.7	2001 Deferred Compensation Plan*
10.8	Change in Control Agreement for Harry Sackrider*
10.9	Carpenter & Company Fairness Opinion—Appendix B of Proxy Statement/Prospectus
21.1	Subsidiary of Mid-State Bancshares—Mid-State Bank & Trust is the only subsidiary
23.1	Consent of Carpenter & Company
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Fanning & Karrh
23.4	Consent of Reitner & Stuart (included in Exhibit 5.1)
24	Power of Attorney
99.1	Ojai—form of proxy

*
previously filed by Mid-State Bancshares in other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934

          (b)   Financial Statement Schedules

        All schedules are omitted because the required information is not applicable or is included in the financial statements of Mid-State Bancshares and the related notes.

          (c)   Not applicable.

Item 22. Undertakings.

        (a)   Undertakings required by Item 512 of Regulation S-K

          (1)   The undersigned registrant hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents, by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Mid-State Bancshares has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arroyo Grande, State of California on August 20, 2003.

MID-STATE BANCSHARES

/s/ JAMES W. LOKEY JAMES W. LOKEY President and Chief Executive Officer

/s/ JAMES G. STATHOS JAMES G. STATHOS Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

CARROL R. PRUETT	Chairman of the Board
/s/ JAMES W. LOKEY JAMES W. LOKEY	Director
/s/ GRACIA B. BELLO GRACIA B. BELLO	Director
/s/ TRUDI CAREY TRUDI CAREY	Director
/s/ DARYL L. FLOOD DARYL L. FLOOD	Director
/s/ H. EDWARD HERON H. EDWARD HERON	Director
/s/ ROBERT J. LAGOMARSINO ROBERT J. LAGOMARSINO	Director
/s/ STEPHEN P. MAGUIRE STEPHEN P. MAGUIRE	Director
/s/ GREGORY R. MORRIS GREGORY R. MORRIS	Director
/s/ WILLIAM L. SNELLING WILLIAM L. SNELLING	Director

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement to Merge and Plan of Reorganization, dated June 30, 2003 and as amended as of August 27, 2003—Appendix A of Proxy Statement/Prospectus
5.1	Opinion of Reitner & Stuart
8.1	Tax Opinion of PricewaterhouseCoopers, LLP
10.9	Carpenter & Company Fairness Opinion—Appendix B of Proxy Statement/Prospectus
23.1	Consent of Carpenter & Company
23.2	Consent of PricewaterhouseCoopers, LLP
23.3	Consent of Fanning & Karrh
23.4	Consent of Reitner & Stuart (included in Exhibit 5.1)
24	Power of Attorney
99.1	Ojai—form of proxy

QuickLinks

MID–STATE BANCSHARES PROSPECTUS
A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT
Notice of Special Meeting of Ojai Valley Bank

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED HISTORICAL AND PRO-FORMA FINANCIAL DATA
RISK FACTORS
THE SPECIAL MEETING
PROPOSAL 1: THE MERGER
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Financial Statements As of June 30, 2003 (In thousands, except per share amounts)
Unaudited Pro Forma Combined Statement of Income For the Six Months Ended June 30, 2003 (In thousands, except per share amounts)
Unaudited Pro Forma Combined Statement of Income For the Six Months Ended June 30, 2002 (In thousands, except per share amounts)
Unaudited Pro Forma Combined Statement of Income For the Year Ended December 31, 2002 (In thousands, except per share amounts)
MID-STATE STOCK
COMPARISON OF MID-STATE COMMON STOCK AND OJAI COMMON STOCK
INFORMATION ABOUT MID-STATE AND MID-STATE BANK & TRUST
INFORMATION ABOUT OJAI
OJAI VALLEY BANK—MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
MARKET PRICE AND DIVIDEND INFORMATION
FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
OTHER BUSINESS
INDEX TO FINANCIAL STATEMENTS
FINANCIAL STATEMENTS OF OJAI VALLEY BANK OJAI VALLEY BANK UNAUDITED BALANCE SHEETS JUNE 30, 2003 AND 2002
OJAI VALLEY BANK UNAUDITED STATEMENTS OF INCOME FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2003 AND 2002
OJAI VALLEY BANK UNAUDITED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE SIX MONTH PERIODS ENDING JUNE 30, 2003 AND 2002
OJAI VALLEY BANK UNAUDITED STATEMENTS OF CASH FLOWS FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2003 AND 2002
OJAI VALLEY BANK NOTES TO UNAUDITED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
OJAI VALLEY BANK BALANCE SHEETS DECEMBER 31, 2002 AND 2001
OJAI VALLEY BANK STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
OJAI VALLEY BANK STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDING DECEMBER 31, 2002 AND 2001
OJAI VALLEY BANK STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
OJAI VALLEY BANK NOTES TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
OJAI VALLEY BANK BALANCE SHEETS DECEMBER 31, 2001 AND 2000
OJAI VALLEY BANK STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
OJAI VALLEY BANK STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDING DECEMBER 31, 2001 AND 2000
OJAI VALLEY BANK STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
OJAI VALLEY BANK NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2003 AGREEMENT TO MERGE AND PLAN OF REORGANIZATION
AGREEMENT TO MERGE AND PLAN OF REORGANIZATION
R E C I T A L S
A G R E E M E N T
ARTICLE 1 DEFINITIONS AND DETERMINATIONS
ARTICLE 2 CONSUMMATION OF THE BANK MERGER
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY AND BANK
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE 5 AGREEMENTS WITH RESPECT TO CONDUCT OF COMPANY AND BANK AFTER THE DATE HEREOF
ARTICLE 6 AGREEMENTS WITH RESPECT TO CONDUCT OF SELLER AFTER THE DATE HEREOF
ARTICLE 7 FURTHER COVENANTS OF COMPANY AND SELLER
ARTICLE 8 CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE
ARTICLE 9 EMPLOYEE BENEFITS
ARTICLE 10 TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS
ARTICLE 11 GENERAL
FIRST AMENDMENT TO AGREEMENT TO MERGE AND PLAN OF REORGANIZATION
APPENDIX B
APPENDIX C CALIFORNIA GENERAL CORPORATION LAW CHAPTER 13 DISSENTERS' RIGHTS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX